UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Linde plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Making our world more productive Sustainable Growth Notice of 2022 Annual General Meeting of Shareholders and Proxy Statement

A Message from Our Chairman

Dear fellow shareholders,

On behalf of Linde’s entire Board of Directors, I am honored to write to you as the new Chairman of  Linde plc (“Linde” or the “Company”).  During the past year, there have been several corporate governance and leadership developments that culminated on March 1, 2022, which was effectively the third anniversary of the merger between Praxair and Linde AG.

Senior Executive Leadership Changes

In October 2021, the Board appointed me to succeed Wolfgang Reitzle as the new Chairman, and Sanjiv Lamba to become Linde’s new CEO, each effective March 1, 2022. Sanjiv previously served as the Chief Operating Officer since January 2021. This senior leadership transition was the result of a successful CEO succession planning process that the Board undertook starting in early 2020. I look forward to working with Sanjiv as he builds on the foundation of Linde’s success to drive results for all our stakeholders.

Director Retirements; New Director Recruitment

and Committee Changes

Director Retirements. Effective March 1, 2022, the following five Linde directors retired from the Board as required by the Board’s Director Retirement Policy: Wolfgang Reitzle (the former Chairman of the Board), Clemens Borsig (the former Chairman of the Audit Committee), Nance K. Dicciani, Franz Fehrenbach and Larry D. McVay. I want to thank these directors for their outstanding contributions to Linde’s success,  and particularly to Wolfgang Reitzle for his leadership of the Board as the former Chairman.

New Directors. Beginning in 2020, the Governance and Nomination Committee began a comprehensive process to plan for the anticipated 2022 director retirements and to refresh the Board through the recruitment of new directors. This resulted in Linde adding two highly experienced directors who joined the Board effective November 1, 2021: Joe Kaeser, the former CEO and CFO of Siemens, AG, and Alberto Weisser, the former CEO and CFO of Bunge Limited.

Committee Changes. In connection with the director retirements, the Board reviewed and rotated committee assignments and appointed new committee Chairpersons as disclosed in the proxy statement. In addition, the Board added a new Sustainability Committee to focus on environmental matters and clean energy initiatives.

Board Oversight of Environmental, Social and

Governance Matters

The Board and its committees are actively involved in providing oversight and counsel to management regarding Environmental, Social and Governance (“ESG”) matters as discussed in the “Environmental, Social and Governance Highlights” section of the proxy statement. During 2021, the Board conducted a comprehensive review of its oversight of Linde’s ESG programs and practices and implemented several constructive enhancements, including (1) creating the new Sustainability Committee, (2) expanding the scope of and renaming the “Compensation Committee” to the “Human Capital Committee” and (3) revising the charters of certain committees to specify their oversight of ESG factors more clearly.

Other Key Board Actions

The Board and its committees undertook the other following key actions during the past year:

•

Exercised oversight of the Company’s capital allocation strategy, with a focus on investment for future growth and appropriate shareholder distribution levels. This included a 10% increase in the 2022 cash dividend and a new $10 billion stock repurchase program (each approved in February 2022), and the approval of large capital projects that will provide future revenue streams.

•	Conducted the annual enterprise risk assessment and multiple strategic business reviews throughout the year.

•	Undertook talent reviews and senior management succession planning, and appointed Sanjiv Lamba as the Company’s new Chief Executive Officer.

2022 AGM

I am pleased to invite you to the 2022 Annual General Meeting of Shareholders (“AGM”) of Linde plc. Due to health and safety considerations arising from the Covid-19 pandemic, we held the 2020 and 2021 AGMs primarily through an electronic online format. However, as many Covid-19 restrictions have eased, we are hopeful to return to an in-person meeting in London this year. We will continue to actively monitor ongoing developments, and health and safety protocols. Therefore, we may need to change the date, time and location of the 2022 AGM, including again holding the AGM primarily through electronic means. The accompanying Notice of the AGM and the proxy statement provide more details regarding potential contingencies and alternatives for the in-person AGM in London.

The Board thanks you for your continuing support and confidence in Linde.

Regards,

Stephen F. Angel

Notice of 2022 Annual General Meeting of Shareholders

Dear Shareholder:

The Annual General Meeting (“AGM”) of Shareholders of Linde plc (“Linde” or the “Company”) will be held at 1:00 PM United Kingdom time (8:00 AM Eastern Daylight Time in the U.S.) on Monday, July 25, 2022, at the Corinthia Hotel, Whitehall Place, Westminster, London, SW1A 2BD, U.K., for the following purposes: (please see the notice below regarding possible changes to the meeting as a result of the COVID-19 pandemic)

1.	By separate resolutions, to re-appoint the ten director nominees described in the proxy statement.
2.

To (a) ratify, on an advisory and non-binding basis, the appointment of PricewaterhouseCoopers (“PwC”) as independent auditor of the Company and (b) to authorize the Board, acting through the Audit Committee, to determine PwC’s remuneration.

3.	To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as required under applicable U.S. law and U.S. Securities and Exchange Commission rules.
4.

To approve, on an advisory and non-binding basis, the Directors’ Remuneration Report (excluding the Directors’ Remuneration Policy) as set forth in the Company’s IFRS Annual Report for the financial year ended December 31, 2021, as required under Irish law

5.	To determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law.
6.	To consider and vote on a shareholder proposal regarding supermajority voting requirements in Linde’s Irish Constitution.
7.	To conduct such other business as may properly come before the meeting.

Potential Impact of the COVID-19 Pandemic on the Annual General Meeting

Linde is monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and governments. The health and well-being of Linde’s shareholders is a high priority. If the Company determines that it is not possible or advisable to hold the Annual General Meeting in person, Linde will announce alternative arrangements for the meeting, which may include a change in the date or time of the meeting, a change in the meeting location and/or holding the meeting primarily by means of remote electronic communication. Linde will announce any such change and the details on how to participate by press release, which will be available on Linde’s website at https://www.linde.com/news-media/press-releases and filed with the Securities and Exchange Commission as additional proxy materials. If you are planning to attend the meeting, please check the website prior to the meeting date.

Linde plc  |  1

Shareholders may, by technological means, participate in the 2022 Annual General Meeting in Ireland in accordance with the section 176 of the Irish Companies Act 2014 by attending the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, DO2 T380, Ireland at the time of the meeting.

This Proxy Statement and a form of proxy are being distributed to shareholders on or about April 29, 2022.  Only holders of record of Linde ordinary shares at the close of business on April 28, 2022, will be entitled to notice of the meeting or any adjournment or postponement thereof.  Pursuant to section 1105(2) of the Irish Companies Act 2014, only holders of record of Linde ordinary shares at 1:00 p.m. Irish time on July 23, 2022, will be entitled to attend, speak, ask questions and vote at the meeting in respect of the number of shares registered in their name at that time.

It is important that your shares be represented and voted at the meeting.  Any shareholder entitled to attend, speak, ask questions and vote at the meeting, may exercise his or her right to vote by appointing a proxy or proxies to attend and vote on his or her behalf.  A shareholder may appoint the persons named in the proxy card provided or another person, who need not be a shareholder of the Company, as a proxy, by electronic means or in writing, to vote some or all of their shares.  Appointment of a proxy does not preclude members from attending, speaking and asking questions at the meeting should they subsequently wish to do so.  Please note that proxies may be required to provide identification to attend the meeting.

Whether or not you expect to attend the AGM in person, please promptly provide your proxy either online or by telephone, as further explained in the accompanying proxy statement, or by filling in, signing, dating and promptly mailing a proxy card.  We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Information About the Annual General Meeting and Voting” on page 92 of the proxy statement.

Please be aware that, if you own shares in a brokerage account, you must instruct your broker on how to vote your shares.  Without your instructions, New York Stock Exchange rules do not allow your broker to vote your shares on any of the proposals except those identified herein.  Please exercise your right as a shareholder to vote on all proposals, including the re-appointment of the director nominees, by instructing your broker by proxy.

By Order of The Board of Directors

Stephen F. Angel
Chairman of the Board

April 29, 2022

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Proxy Statement Highlights

Proxy Statement Highlights

This summary highlights selected information in this Proxy Statement.  Please review the entire document before voting.

Annual General Meeting of Shareholders of Linde plc

Date	Time	Location	Admission
Monday, July 25, 2022	1:00 PM UK time (8:00 AM Eastern Daylight Time in the U.S.)	Corinthia Hotel Whitehall Place Westminster London, SW1A 2BD United Kingdom	See “Attending the Annual General Meeting” on page 93 for instructions.

Please see the notice above regarding a potential change to the in-person meeting place and/or the cancellation of holding the in-person meeting format as a result of the COVID-19 pandemic.

Shareholders may, by technological means, participate in the 2022 Annual General Meeting in Ireland in accordance with the section 176 of the Irish Companies Act 2014 by attending the offices of Arthur Cox LLP, Ten Earlsfort Terrace, Dublin 2, DO2 T380, Ireland at the time of the meeting.

Proposals

Proposal		Board Voting Recommendation	Explanation of Proposal and Reason(s) for Board Recommendations	Further Information (page)
1.	By separate resolutions, to appoint the ten director nominees described in the proxy statement	FOR each nominee	Directors must be elected to the Board annually. Linde’s nominees are seasoned leaders who bring a mix of skills and qualifications to the Board.	40
2.	(a) To ratify, on an advisory and non-binding basis, the appointment of PwC as the independent auditor of the Company and (b) to authorize the Board, acting through the Audit Committee, to determine PwC’s remuneration	FOR FOR	Based on its recent evaluation, Linde’s Audit Committee believes that the retention of PricewaterhouseCoopers as the Auditor for 2022 is in the best interests of the Company and its shareholders. The Company requests shareholders’ non-binding ratification of the Auditor’s retention and the authorization for the Audit Committee to determine the Auditor’s remuneration.	45
3.	To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as required under applicable U.S. law and SEC rules	FOR	Shareholders must vote annually on whether to approve the compensation paid to Linde’s five most highly compensated executive officers (“Say-On-Pay” vote). Linde’s executive compensation program reflects its commitment to paying for performance. This vote is required under applicable U.S. law and SEC rules.	81
4.	To approve, on an advisory and non-binding basis, the Directors’ Remuneration Report for the financial year ended December 31, 2021, as required under Irish law	FOR	In accordance with European Union law as implemented in Ireland, Shareholders’ must vote annually on the Directors’ Remuneration Report. Linde’s Directors’ Remuneration Report for the year ended December 31, 2021, is included in the 2021 IFRS Annual Report and in Appendix 1 to this Proxy Statement. This vote is required under Irish law. As this Report applies to Linde Directors only, it is distinguished from our non-binding advisory vote in respect of the compensation for the Company’s named executive officers in voting item 3 as required under U.S. laws and SEC rules.	82

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Proxy Statement Highlights

Proposals

5.	To determine the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law	FOR	The Board has authorized the Company’s share repurchase programs and believes that such programs enhance shareholder value as a means of returning capital to shareholders. Repurchased shares are held as treasury shares until they are either cancelled or used to fund employee and Director stock compensation awards. Irish law requires periodic shareholder approval of the price range at which treasury shares may be re-allotted for these purposes.	83
6.	Shareholder Proposal regarding eliminating supermajority shareholder votes.	AGAINST

The proposal requests that the Board take steps to amend Linde’s Irish Constitution so that any shareholder vote requirement is a simple majority of the votes cast at a shareholder meeting and that any greater vote requirement (a “supermajority vote”) be reduced to a simple majority. The Board has considered the proposal and has concluded that it is not in shareholders’ best interest because of the 10 supermajority vote requirements in the Constitution: (1) five are mandated by Irish law and cannot be reduced, and (2) the other five provide shareholders with various protections under Irish law and the supermajority vote of four of these provisions simply reflect the default voting requirements provided under Irish law.

				84

How to Vote

Your vote is important. You are eligible to vote if you are a shareholder of record at 1:00 p.m. United Kingdom time on July 23, 2022.  Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand.

Your Vote is Important	Online	By Phone	By Mail	In person

	www.proxyvote.com	1-800-690-6903	Fill out your proxy card and submit via mail	Attend in person at the above time and location. Please bring a photo ID.

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Proxy Statement Highlights

2021 Business Performance Highlights

2021 Business Performance Highlights

2021 Year in Review

Linde employees once again demonstrated their steadfast commitment to supply products and services safely and reliably to millions of customers around the globe.  With our dense network and high-performance culture, the company supplied critical industrial gases and engineering for world scale projects.

In 2020, Linde demonstrated the resiliency of the operating model and this year it proved its ability to leverage the economic recovery.  Sales grew 13% to $31 billion, earnings per share grew 30% to $10.69, operating cash flow increased 31% to $9.7 billion and after-tax return on capital rose 430 basis points to 17.7%.  Pricing actions coupled with productivity efforts globally enabled operating margins to expand 200 basis points, or 270 basis points excluding the effects of contractual energy cost pass through.  Linde increased its dividend by another 10%, representing the 28th consecutive year of dividend increase. These results are a testament to Linde’s ability to outperform in any macro-economic environment.

Financial highlights

•	Sales growth of 13%
•	Operating margin expanded by 200 basis points to 23.3%(a)
•	Earnings per share increased by 30%, following a 13% increase in 2020(a)
•	After-tax return on capital increased by 430 basis points to 17.7%(a)
•	Operating cash flow increased 31% to $9.7 billion

Business highlights

•	Record backlog providing a strong growth foundation for the next several years
•	Strong pipeline of new opportunities in Clean Energy, tracking approximately 300 projects with an estimated value of $5B
•	Reduced greenhouse gas intensity by 24%; on track to meet overall 35% reduction goal by 2028(b)(c)
•	Announced more ambitious medium and long-term greenhouse gas emission targets, including 35% absolute emissions reduction by 2035 and climate neutrality by 2050(c)
•	Included in the Dow Jones Sustainability World Index for 19th consecutive year
•	Awarded by CDP ‘A’ rating for Water Stewardship
•	Continued to prioritize diversity and inclusivity; at 28% gender diversity, on track to exceed gender diversity goal of 30% professional female employees by 2030
•	Maintained best in class safety performance, despite challenging environment

(a)

Adjusted operating margin, earnings per share and after-tax return on capital are non-GAAP measures.  Adjusted operating margin and earnings per share amounts are reconciled to reported amounts in the “Non-GAAP Financial Measures” Section in Item 7 of the Linde plc 2021 Form 10-K.  For definition of after-tax return on capital and reconciliation to GAAP please see the “Non-GAAP Measures and Reconciliations” set forth in the financial tables that are included as an appendix to the 4th quarter and full year 2021 earnings press release that was furnished in the Linde plc Form 8-K filed on February 10, 2022.

(b)	Million tons of Co2 equivalent divided by adjusted EBITDA
(c)	GHG emission reduction targets relate to Linde’s Scope 1 and 2 emissions.

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Proxy Statement Highlights

2021 Business Performance Highlights

Returned $6.8 billion to shareholders

•	Dividend increased by 10%
•	Share repurchases, net of issuances, in the amount of $4.6 billion
•	Total shareholder return for 2021 was 33.4%

The graph below compares the most recent five-year cumulative returns of the common stock of Praxair, the Company's predecessor, through October 31, 2018 (the date of the closing of the Praxair-Linde AG Business Combination) and Linde's ordinary shares from October 31, 2018 through December 31, 2021 with those of the Standard & Poor’s 500 Index ("SPX") and the S5 Materials Index ("S5MATR") which covers 28 companies, including Linde. The figures assume an initial investment of $100 on December 31, 2016 and that all dividends have been reinvested.

$350
$300
$250
$200
$150
$100
2016
2017
2018
2019
2020
2021
LIN
SPX
S5MATR

	2016	2017	2018	2019	2020	2021
LIN	$100	$135	$139	$194	$244	$325
SPX	$100	$122	$117	$153	$181	$233
S5MATR	$100	$124	$106	$132	$159	$202

  6  |  Linde plc

Proxy Statement Highlights

Board and Governance Highlights

Board and Governance Highlights

Corporate Governance Highlights

Linde plc has a strong corporate governance structure that compares favorably to that of other large public companies and to the standards of recognized governance organizations.  A summary of the key aspects of Linde plc’s corporate governance structure is set forth below, followed by a more detailed discussion of certain governance matters.

Board and Governance Information
Size of Board	10	Annual Board and Committee Evaluations	Yes
Number of Independent Directors	8 80%	Limits service on other Boards for Directors (4 other public company Boards) Limits service on other Boards for CEO (2 other public company Boards)	Yes Yes
Split Chairman and CEO	Yes	Succession Planning Process	Yes
Lead Independent Director	Yes
Board Committees (Audit, Human Capital, Nomination and Governance, Sustainability and Executive)	5	Board Risk Oversight	Yes
Board Meetings	5	Code of Conduct for Directors, Officers and Employees	Yes
Annual Election of Directors	Yes	Stock Ownership Guidelines for Directors and Executive Officers	Yes
Mandatory Retirement Age	72	Anti-Hedging and Pledging Policies	Yes
Board Diversity – two women, one African American Director	Yes	Clawback Policy	Yes
Average Director Age	63.2	Rights Agreement (Poison Pill)	No
Average Director Tenure (Years)	2.6	Board Sustainability Oversight	Yes
Majority Voting in Director Elections	Yes	Shareholders May Call Special Meetings	Yes
Proxy Access	Yes

Public Company Legal and Regulatory Framework

Linde plc is incorporated in Ireland and is subject to Irish corporate law pursuant to the Irish Companies Act 2014.  In addition, Linde plc ordinary shares are listed and trade on the New York Stock Exchange (“NYSE”) and the Frankfurt Stock Exchange (“FSE”).  Linde plc’s primary governance obligations arise from its designation as a domestic issuer for NYSE purposes and, as such, the Company is subject to the corporate governance rules of the NYSE, requiring it to adopt certain governance policies (which the Company has complied with), and to the reporting and other rules of the United States Securities and Exchange Commission (the “SEC”) requiring it to file Forms 10-K, 10-Q, 8-K, proxy statements and other public company reports.  The Company is also subject to applicable laws of the European Union.

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Proxy Statement Highlights

Board and Governance Highlights

Board of Directors and Nominees

The following ten persons currently serve on the Board of Directors and have been nominated for re‑appointment to serve until the 2023 annual general meeting of shareholders and the election and qualification of their successors.

Name	Age	Director	Background	Independent		Current	Other Current Public
		Since		Yes	No	Committee Memberships (1)	Company Boards
Stephen F. Angel	66	2018	Chairman of the Board of Linde plc; former Chief Executive Officer of Linde plc; former Chief Executive Officer and Chairman of the Board of Praxair, Inc.		X	EX	• General Electric Company • PPG Industries, Inc.
Sanjiv Lamba	57	2022	Chief Executive Officer of Linde plc; former Chief Operating Officer of Linde plc		X	EX
Prof. DDr. Ann-Kristin Achleitner	56	2018	Scientific Co-Director, Center for Entrepreneurial and Finance Studies, Technical University Munich, Germany	X		HC, SC	• Lazard Ltd. • Münchener Rückversicherungs-Gesellschaft AG
Dr. Thomas Enders	63	2018	Former Chief Executive Officer & Member of Executive Committee, Airbus SE	X		Chair of SC, AC, EX	• Knorr-Bremse AG • Lilium B.V. • Lufthansa Group
Edward G. Galante	71	2018	Former Senior Vice President and a member of the Management Committee of ExxonMobil Corporation	X		Chair of HC, NG	• Celanese Corporation • Clean Harbors, Inc. • Marathon Petroleum
Joe Kaeser	64	2021	Former President and Chief Executive Officer of Siemens AG	X		Chair of NG, HC	• Daimler Truck Holding AG • NXP Semiconductors B.V. (until June 1, 2022) • Siemens Energy AG
Dr. Victoria E. Ossadnik	53	2018	Management Board member and Chief Operating Officer – Digital- E. ON SE	X		AC, NG	• E.ON SE
Prof. Dr. Martin H. Richenhagen	69	2018	Former Chief Executive Officer, President and Chairman of the Board of AGCO Corporation	X		Chair of AC, HC	• AXIOS Sustainable Growth Acquisition Corporation • Daimler Truck Holding AG • PPG Industries, Inc.
Alberto Weisser	66	2021	Former Chairman and Chief Executive Officer of Bunge Limited	X		AC, SC	• Bayer AG • PepsiCo
Robert L. Wood	68	2018	Lead Independent Director of Linde Plc; Partner, The McChrystal Group; Former Chairman, President & Chief Executive Officer of Chemtura Corporation	X		HC, SC, EX	• MRC Global Inc. • Univar Inc.

(1)	Committees: AC means Audit Committee; HC means Human Capital Committee; EX means Executive Committee; NG means Nomination and Governance Committee; SC means Sustainability Committee

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Proxy Statement Highlights

Compensation Highlights

Compensation Highlights

Alignment of Executive Compensation Programs with Linde Business Objectives

The Human Capital Committee seeks to achieve its executive compensation objectives by aligning the design of the Company’s executive compensation programs with the Company’s business objectives ensuring a balance between financial and strategic non-financial goals.

FINANCIAL BUSINESS OBJECTIVES: Achieve sustained profitable growth and shareholder return resulting in a robust cash flow to fund capital investment growth opportunities, dividend payments and share repurchases.

•	Annual performance-based variable compensation earned by meeting or exceeding pre-established financial goals.

•	Annual grants of performance share units that vest based upon performance results over three years.

•	Annual grants of stock options, the value of which is directly linked to the growth in the Company’s stock price.

•	Annual grants of restricted stock units with three-year cliff vesting and value based on the Company’s stock price.

STRATEGIC BUSINESS OBJECTIVES: Maintain world-class standards in safety, environmental responsibility, global compliance, strategic positioning, productivity, talent management, and financial controls.

•	Annual payout of variable compensation is impacted by performance in these strategic and non-financial objectives.

Attract and retain executives who thrive in a sustainable performance-driven culture.

•	A competitive compensation and benefits program regularly benchmarked against peer companies of similar size in market capitalization, revenue and other financial metrics and business attributes.

•	Realized compensation that varies with Company performance, with downside risk and upside opportunity.

Annual Performance-Based Variable Compensation Program Design

In January 2022, in recognition of the importance of the Company’s standards for, and impacts from environmental, social and governance (ESG) considerations, the Human Capital Committee approved changes to the non-financial component of the annual variable compensation program, which will continue to be weighted 25% of the total payout.

The non-financial component will now be comprised of three pillars, each with their own weights: 1) reduction in absolute greenhouse gas emissions (weighted 20% of non-financial component), 2) ESG values: safety, health & environment; sustainability (excluding greenhouse gas emissions), compliance & integrity; and human capital (weighted 60%), and 3) the Company’s relative performance and strategic positioning (weighted 20%).

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Proxy Statement Highlights

Compensation Highlights

Best Practices Supporting Executive Compensation Objectives

What We Do:

✓Link a substantial portion of total compensation to Company performance:

✓Annual variable compensation awards based principally upon performance against objective, pre-established financial goals

✓Equity grants consisting largely of PSUs and stock options, focused on longer term shareholder value creation

✓Set compensation within competitive market ranges

✓Require substantial stock ownership and retention requirements for officers

✓Limit perquisites and personal benefits

✓Have a clawback (“recapture”) policy that applies to performance-based cash awards and equity grants, including gains realized through exercise or sale of equity securities

What We Do Not Do:

X Guarantee bonuses for executive officers

X Allow pledging or hedging of Company stock held by officers

X Pay tax “gross-ups” on perquisites and personal benefits unless related to international assignment benefits that are available to employees generally

X Include the same metrics in the short and long-term incentive programs

X Allow backdating or repricing of stock option awards

X Pay or accrue dividends or dividend equivalents on unvested PSU and RSU awards

X Include an excise tax “gross-up” provision in the event of a change-in-control

X Accelerate equity award vesting upon change-in-control

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Proxy Statement Highlights

Environmental, Social and Governance Highlights

Environmental, Social and Governance Highlights

Commitment to Environmental, Social and Governance (“ESG”) Matters

Our core values – Safety, Inclusion, Accountability, Integrity and Community – combined with our mission of Making our World more Productive, underpin our commitment to the environment and social responsibility. From the oversight exercised by Linde’s Board of Directors to the culture of sustainability driven by our mission statement, our commitment to ESG matters is embedded in our company culture and operating rhythm.

Linde’s System of ESG management is focused on four priority pillars: Climate Change; Safety, Health & Environment; People & Community; and Integrity & Compliance. Details on these pillars are provided in our annual Sustainability Report which also describes our approach to ESG, including materiality assessment, determination of priorities, target setting, performance measurement, and continued surveillance and improvement.

Linde has two sets of targets, which coexist: SD 2028 Targets, which cover the period from 2018-2028, and recently announced targets for absolute GHG reduction by 2035 and climate neutrality ambition by 2050.  We regularly review key actions and continue to report on  progress toward the SD 2028 targets annually. Going forward we will include reporting on progress against the most recent climate change commitments.  The Sustainable Development Report and other ESG information are available on our website https://www.linde.com/sustainable-development.

While we continue to work towards meeting or exceeding the goals across these priority pillars set forth in our Sustainable Development Report, the following are key actions undertaken in 2021:

•	We announced our new absolute greenhouse gas reduction target of 35% by 2035 and our ambition to achieve climate neutrality by 2050.

•	We reaffirmed Linde’s commitment to global human rights through the release of our global human rights policy.

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Proxy Statement Highlights

Environmental, Social and Governance Highlights

•	We released Linde’s water position statement, confirming our commitment to water stewardship across the globe.

•	The Board of Directors performed a comprehensive review of and realigned and enhanced its oversight of ESG (see “Board Oversight of ESG Matters” below).

•	We incorporated a greenhouse gas reduction metrics as part of the non-financial factors considered in our Short-Term Incentive Plan compensation, with ESG factors comprising 20% of the payout.

Our leadership and performance on sustainability and ESG received widespread external recognition in 2020-2021.  These are listed on our website at https://www.linde.com/sustainable-development/awards-and-recognition.  Examples include: :

Selected to Dow Jones Sustainability World Index For the 19th consecutive year	Included in S&P Global’s Sustainability Yearbook in recognition of strong sustainability track record	Included as a FTSE4Good Index Series Constituent

Recognized as one of the 2021 World’s Most Ethical Companies by Ethisphere	Received ‘A’ rating for Water Stewardship and ‘A-’ rating for climate change from the Carbon Disclosure Project	Recognized as a Best Employer by Forbes and a Noteworthy Company by DiversityInc

Board Oversight of ESG Matters

Overview; 2021 ESG Review and Changes to Board Structure

The Board’s oversight of ESG risks and opportunities is integral to our business strategy. The Board and its committees actively oversee Linde’s ESG strategy, programs and policies, which in turn are managed on a day-to-day basis by senior executives including the CEO and his direct reports.

In 2021, the Board, through the Nomination and Governance Committee, conducted a comprehensive review of its oversight of Linde’s ESG programs and practices to ensure that the Board or one of its committees has appropriate oversight responsibility.  As a result of this review, the Board (1) created the new Sustainability Committee to focus on environmental matters, including climate change, decarbonization solutions, greenhouse gas emission reduction, and other key programs and initiatives; (2) expanded the scope of and renamed the “Compensation Committee” to the “Human Capital Committee” to reflect that committee's enhanced oversight of policies, practices and goals related to Linde's workforce generally, including diversity and inclusion, safety and community engagement; and (3) revised the charters of certain committees to more clearly specify the ESG programs and practices overseen by these committees. The Nominating and Governance Committee actively monitors the changing ESG landscape and recommends changes to Linde’s governance programs and practices. Below is a summary of the Board’s, its committees’ and senior management’s oversight of key ESG matters

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Proxy Statement Highlights

Environmental, Social and Governance Highlights

Linde plc  |  13

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Corporate Governance and Board Matters

Linde’s Corporate Governance Framework

Linde operates under Corporate Governance Guidelines which are posted at Linde’s public website, www.linde.com in the About Linde/Corporate Governance section.  Consistent with those guidelines, the charters of the various Board committees and Linde’s Constitution, the Board has adopted the following policies and practices, among others:

Director Independence

The Board has adopted independence standards for service on Linde’s Board of Directors which are posted at Linde’s public website referenced above.  The Board has applied these standards to all the directors and has determined that each qualifies as independent except for Mr. Angel, the Company’s Chairman of the Board and former Chief Executive Officer, and Mr. Lamba, the Company’s current Chief Executive Officer.  The Board is not otherwise aware of any relationship with the Company or its management that could potentially impair the independent judgment of these directors.  See also related information in this Proxy Statement under the caption “Certain Relationships and Transactions.”

Board Leadership

In General

Linde’s Corporate Governance Guidelines provide the Board with flexibility to determine the appropriate Board leadership structure from time to time.  The Nomination and Governance Committee (consisting entirely of independent directors) regularly reviews the leadership structure, and considers many factors, including the specific needs of Linde and its businesses, corporate governance best practices, shareholder feedback and succession planning, as different structures may be appropriate in different circumstances. The Corporate Governance Guidelines also provide that the Board: (a) shall select a Chairman of the Board and determine his/her duties and responsibilities; and (b)  If the Chairman of the Board has not been determined to be independent in accordance with the Board’s independence standards and those of the New York Stock Exchange and applicable law, then the Board may appoint a Lead Independent Director who has been determined to be independent under such standards and determine his/her responsibilities.

Given the recent leadership transition discussed below, the Board believes that the best leadership model for Linde at this time is that the position of the Chairman of the Board should continue to be separate from that of the Chief Executive Officer.  In addition to assure effective independence in the Board’s oversight, advice and counsel of management, the Board believes that the appointment of a Lead Independent Director is appropriate.

2022 Leadership Transition and New Structure

Effective March 1, 2022, after the Board’s thorough and thoughtful Chief Executive Officer succession planning process, Sanjiv Lamba was appointed Linde’s new Chief Executive Officer (having served as the Chief Operating Officer since January 2021) and a member of the Board, succeeding Stephen F. Angel who served as CEO since 2018. The Board also elected Mr. Angel as the new Chairman of the Board to succeed Wolfgang Reitzle who retired from the Board. In addition, the Board appointed Robert L. Wood as the Lead Independent Director. The Board believes this new leadership structure is effective and appropriate and in the best interests of Linde and its shareholders. With Mr. Angel as Chairman of the Board, Linde continues to leverage his significant industry expertise, prior CEO experience and effective working relationship with the Board to lead the Board and focus its attention on strategic matters and facilitate effective communication between the Board and management. As the Lead Independent Director

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Linde’s Corporate Governance Framework

with clearly defined responsibilities, Mr. Wood ensures robust independent oversight of the Company by the Board.

Chairman of the Board Responsibilities

The Board believes that while the Chairman and CEO roles should be separate at this time, the Chairman should work collaboratively with the CEO who has the day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board.  The designated responsibilities of the Chairman are set forth in the Board’s Corporate Governance Guidelines and include, among others:

•	Serving as chairman of the meetings of the Board (other than meetings solely of the independent directors);

•	Having the authority to call meetings of the Board;

•	Serving as a liaison between the Board and the CEO;

•	Being available to consult with the CEO about the concerns of the Board;

•	Approving the Board meeting agendas and related information sent to the Board;

•	Approving the Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Being available for consultation and direct communication with major shareholders if requested; and
•	Coordinating an annual performance review of the CEO with input from the Human Capital Committee and the Independent Directors.

Lead Independent Director Responsibilities

The roles and responsibilities of the Lead Independent Director will be determined by the Board periodically and reviewed at least annually. It is the Board’s current policy that such duties include, among others, the following:

•	Providing advice and assistance to the Chairman, as requested;

•	Consulting on and approving, in consultation with the Chairman, the agendas for and the scheduling of meetings of the Board;

•	Chairing meetings of the Board in the absence of the Chairman;

•	Serving as a liaison between the Chairman and the Independent Directors;

•	Calling and chairing executive sessions of the Independent Directors if required;

•	Reviewing in consultation with the Chairman, the quality, quantity, appropriateness, and timeliness of information provided to the Board; and

•	Communicating with shareholders and other stakeholders in consultation with the Chairman and Chief Executive Officer

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Linde’s Corporate Governance Framework

Board Role in Risk Oversight

At least annually, the Board reviews the Company’s risk identification, assessment and management processes and the guidelines and policies by which key risks are managed.  As part of that review, the Board discusses (1) the key enterprise risks that management has identified, (2) management accountability for managing or mitigating each risk, (3) the steps being taken to manage each risk, and (4) which Board Committees will oversee each risk area on an ongoing basis.

The risk factors disclosed in Item 1A of the Company’s Form 10-K and Annual Report illustrate the range of the risks faced by a global industrial company and help explain the need for strong Board Committee oversight of the management of risks in specific subject areas.  Each Committee’s calendar of recurring meeting agenda topics addresses risk areas pertinent to the Committee’s subject-matter responsibilities.  These areas include: financing and currency exchange risks (Audit Committee); compensation risks, and executive development and retention (Human Capital Committee); regular review of the Board’s governance practices (Nomination and Governance Committee); internal controls, investigations, and integrity standards compliance (Audit Committee); and risks related to climate change (Sustainability Committee). Other risk areas are regularly reviewed by the full Board.  These include: safety (covered at each Board meeting), economic, market and competitive risk (part of business operating reports at each Board meeting, and the annual operating and strategic reviews), geopolitical risks, cyber security, and global compliance risks (supplementing reporting within the Audit Committee).  In addition, risk identification and assessment is integrated into Board decision-making with respect to capital projects and acquisitions, entry into new markets, financings, and cash flow analysis, among other matters.  In Committee meetings and full Board deliberations, each director brings his or her particular operating, financial, management development, and other experiences and expertise to bear in assessing management’s response to specific risks and in providing advice and counsel with respect to risk mitigation and management.

Board Oversight of Business Strategy

Each year, the Board conducts a comprehensive long-term strategic review of the Company’s outlook and business plans and provides advice and counsel to management regarding the Company’s strategic issues.  This process involves engagement by all Board members and senior management.  The Board performs a detailed review of management’s proposed strategy for each of the key business units, which is designed to drive profitable growth over the near-and long-term independent of the macro environment and drive long-term shareholder value creation.

Board Effectiveness Assessment

The Board assesses its effectiveness annually under a process determined by the Nomination and Governance Committee.  Typically, this assessment includes each non-management director completing written questionnaires that are used to evaluate the Board’s effectiveness in the areas of Performance of Core Responsibilities, Decision-Making Support, the Quality of Deliberations, Director Performance, and Committee Functions, as well as consideration of additional Board practices and policies recommended as best practices by recognized governance authorities.  Similarly, each Committee annually assesses its effectiveness in meeting its oversight responsibilities under its charter from the Board.  The Nomination and Governance Committee reviews the results of the written assessments, provides the results to all Board members, and the Chairman may conduct a discussion of the results in an executive session of the non-management directors. Subsequently, the Nomination and Governance Committee may recommend certain actions be taken to enhance the operations and effectiveness of the Board and its committees.

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The Nomination and Governance Committee conducted the assessment process in 2021. The results were very favorable, and the Committee concluded that the Board and its committees are functioning properly and efficiently and are performing the core responsibilities of the Board generally and that the committees are meeting their key charter responsibilities.

Governance Practices Review

In addition to leading the annual Board and Committee effectiveness assessment referred to above, the Nomination and Governance Committee annually reviews the Company’s governance practices (which may include an outside expert) and updates those practices as it deems appropriate.  The Committee considers, among other things, the results of the Board and Committee effectiveness assessments, developments in Irish company law, federal laws and regulations promulgated by the SEC, applicable public company and related standards of the European Union (“EU”), and the views and standards of recognized governance authorities and institutional investors.

Succession Planning and Personnel Development

In addition to periodic senior management talent and succession reviews conducted by the Board, the Human Capital Committee conducts an annual Succession Planning and Personnel Development session to which all Board members are invited and at which executives are evaluated with respect to their potential for promotion into senior leadership positions, including that of the CEO.  In addition, a variety of executives are introduced to the Board by way of Board and Committee presentations, and directors have unrestricted access to a broad cross-section of managers and high potential employees.

During 2021, the Board completed a thorough CEO succession planning process that resulted in the selection of Sanjiv Lamba as the Company’s new CEO to replace Stephen F. Angel upon his retirement as CEO effective March 1, 2022.

Mandatory Director Retirement

The Board’s policy is that a director who has attained the age of 72 may not stand for re-election at the next annual shareholders’ meeting.  However, for the three-year period following the closing of the Praxair-Linde AG business combination on October 31, 2018 (the “Integration Phase”), this retirement requirement did not apply to the directors (including their replacements) who began to serve on the Board in October 2018 to ensure continuity.

As required by this policy, the following five directors retired from the Board of Directors in 2022: Prof. Dr. Wolfgang Reitzle, Prof. Dr. Clemens Börsig, Dr. Nance K. Dicciani, Franz Fehrenbach and Larry D. McVay. Therefore, beginning in 2020, the Board, through the Nomination and Governance Committee, began a comprehensive review and planning process for such retirements and commenced new director recruitment (See “Director & Nominee Selection Criteria-Director Retirement and Recruitment” below). This resulted in the appointment of Joe Kaeser and Alberto Weisser as new directors, effective November 1, 2021.

Limits to Service on Other Boards

The Board’s policy is that a non-management director may not serve on more than four additional public company boards, and the CEO may not serve on more than two additional public company boards.

Also, a member of the Audit Committee may not serve on more than two additional public company audit committees unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.  If the Board so determines, it will disclose such determination in the Company’s annual proxy statement.

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Linde’s Corporate Governance Framework

Shareholder Outreach and Communications with the Board

The Company has a robust shareholder outreach program which ensures that the Board and management remain responsive to shareholder concerns.  This includes ongoing interaction between Investor Relations and major institutional investors, as well as an extensive shareholder outreach program that is conducted annually. In addition, the Board has established procedures to enable a shareholder or other interested party to direct a communication to the Board of Directors.  Such communications may be confidential or anonymous and may be communicated by mail, e-mail, or telephone.  Information on how to submit communications, and how they will be handled, is included at www.linde.com in the About Linde/ Corporate Governance section.

Director Attendance at Board and Committee Meetings and the Annual Shareholders Meeting

Absent extenuating circumstances, each member of the Board is expected to attend all meetings of the Board, all meetings of each Committee of which he or she is a member, and the Annual General Meeting of Shareholders.  Director meeting attendance is one of the factors that the Nomination and Governance Committee considers in determining whether to re-nominate an incumbent director for election at the Annual General Meeting.

All members of the Board attended the 2021 AGM.

Business Integrity and Ethics

Linde’s Board of Directors has adopted a Code of Business Integrity that is posted on Linde’s public website, www.linde.com, in the About Linde/Corporate Governance section and is available in print to any shareholder who requests it.  This Code of Business Integrity applies to Linde’s directors and to all employees, including Linde’s CEO, CFO, Chief Accounting Officer and other officers.

Director Election by Majority Vote and Resignation Policy

Linde’s Constitution requires directors to be elected annually and that a director nominee must receive a majority of the votes cast at an annual general meeting in order to be elected (meaning a greater number of “for” votes than “against” votes) in an uncontested election of directors.  The Board’s Tenure and Resignation Policy requires that any director nominee who is then serving as a director must tender his or her resignation if he or she fails to receive this majority vote.  The Nomination and Governance Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken.  The Board would take action on the Committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

Proxy Access

Linde’s Constitution provides that a shareholder, or a group of up to 20 shareholders, who have owned at least 3% of the Company’s outstanding ordinary shares continually for at least three years, may nominate persons for election as directors and have these nominees included in the Company’s proxy statement.  The shareholders or group must meet the requirements in the Company’s Constitution.  The number of nominees is generally limited to the greater of two persons or 20% of the number of directors serving on the Board.

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Shareholder Rights Agreements

The Company does not have a Shareholder Protection Rights Agreement (sometimes referred to as a “Poison Pill”).  It is possible for Linde plc to adopt a shareholder rights agreement in certain circumstances.  As Linde plc is an Irish public company with securities admitted to trading on NYSE and the Frankfurt Stock Exchange, it is subject to the Irish Takeover Panel Act, 1997 Takeover Rules 2013, which govern certain aspects of the manner in which a takeover offer can be made for shares in Linde plc.  If an offer has been made or is deemed to be imminent, Linde plc is prevented from engaging in frustrating action.  The adoption of a shareholder rights agreement would constitute frustrating action, meaning that it could only be adopted on a “clear day” where no such offer is anticipated.

Extraordinary General Meetings of Shareholders

Shareholders of the Company holding not less than 5% of the paid up share capital of the Company may call an extraordinary general meeting of shareholders in accordance with the provisions set forth in Linde’s Constitution.

Director Stock Ownership Guidelines

The Board’s policy is that non-management directors must acquire and hold the Company’s ordinary shares equal in value to at least five times the annual base compensation retainer awarded in the form of equity or equity-based awards.  Directors have five years from their initial election to meet this guideline.  All non-management directors have met this guideline or are within the five-year transition period afforded to them to do so.  See the section titled “Information on Share Ownership” in this Proxy Statement.

Executive Stock Ownership and Shareholding Policy

The Board believes that it is important for executive officers to acquire a substantial ownership position in Linde.  In this way, their interests are more closely aligned with those of shareholders.  Significant stock ownership ensures that executives manage Linde as equity owners.

Accordingly, a stock ownership and shareholding policy has been established for the Company’s executive officers that requires them to own a minimum number of ordinary shares equal or greater in value to a multiple of their base salary, as set forth below.  Individuals must meet the applicable ownership level within five years after first becoming subject to the guidelines by acquiring at least 20% of the required level of stock ownership each year.  Until the stock ownership requirement is met, executive officers (i) may not sell, transfer or otherwise dispose of any of their Linde ordinary shares and (ii) must retain and hold all Linde ordinary shares acquired from all equity incentive awards, net of shares withheld for taxes and option exercise prices, including performance share unit awards, restricted stock unit awards and stock options.

Set forth below is the stock ownership required by the policy expressed as a multiple of base salary for each executive officer position.  As of the date of this Proxy Statement, all covered individuals are in compliance with this policy.  Stock ownership of the Named Executive Officers can be found in the table presented under the section titled “Information on Share Ownership.”

Share ownership as a multiple of base salary
Chief Executive Officer	6X
Chief Financial Officer	3X
Other Executive Officers	3X

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Hedging, Pledging and Similar Transactions Prohibited. The purpose of the Director and Executive Stock Ownership Policies is to ensure that directors and executive leaders will have a meaningful ownership stake in Linde so that their interests will be aligned with shareholder interests. Any investment activities intended to reduce or eliminate the economic risk that ordinarily accompanies such ownership would defeat this purpose. Therefore, directors and executive leaders may not engage in hedging transactions related to Linde’s stock that would have the effect of reducing the economic risk of their holding Linde stock. This prohibition applies to any Linde stock that a director or executive leader beneficially owns, regardless of whether he/she has fulfilled all or any part of the total stock ownership requirement as set forth above.  For example, a director or executive leader may not purchase a “put option” on Linde stock or on certain derivative market instruments of which Linde is a significant component (more than 5%).

Directors and executive leaders also may not pledge or otherwise encumber Linde stock that they own.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Code of Business Integrity (“Ethics Policy”) prohibits employees, officers and Board members from having a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the Company (a “conflict of interest”) and provides that any conflict of interest waiver relating to Board members or executive officers may be made only after review and approval by the Board upon the recommendation of its Audit Committee.  In addition, the Board’s Corporate Governance Guidelines require that any “related party transaction” by an executive officer or director be pre-approved by a committee of independent and disinterested directors.  For this purpose, a “related party transaction” means any transaction or relationship that is reportable under Regulation S-K, Item 404, of the Securities and Exchange Commission (“SEC”) or that, in the case of a non-management director, would violate the Board’s independence standards.

Reporting and review procedures. To implement the foregoing policies, the Audit Committee has adopted a written procedure for the Handling of Potential Conflicts of Interests which specifies a process for the referral of potential conflicts of interests to the Board and standards for the Board’s evaluation of those matters.  This policy applies to any transaction or relationship involving an executive officer, a member of the Board of Directors, a nominee for election as a director of the Company, or a family member of any of the foregoing which (1) could violate the Company’s Ethics Policy provisions regarding conflicts of interest, (2) would be reportable under the SEC’s disclosure rules, or (3) in the case of a non-management director, would violate the Board’s independence standards.

Under this procedure, potential conflicts of interest are reported to the Corporate Secretary for preliminary analysis to determine whether referral to the Audit Committee is appropriate.  Potential conflicts of interest can be self-identified by the director or executive officer or may arise from internal audits, the integrity hotline or other referrals, or through periodic due diligence conducted by the Corporate Secretary’s office.  The Audit Committee then examines the facts and circumstances of each matter referred to it and makes a final determination as to (1) whether the transaction or relationship would (or does) constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, and (2) whether the transaction or relationship should be approved or ratified and the conditions, if any, of such approval or ratification.  In determining whether a transaction or relationship constitutes a violation of the conflicts of interest provisions of the Company’s Ethics Policy, the Audit Committee considers, among other factors, the materiality of the transaction or relationship to the individual’s personal interest, whether the individual’s personal interest is materially adverse to or competitive with the interests of the Company, and whether the transaction or relationship materially interferes with the proper performance of the individual’s duties or loyalty to the Company.  In determining whether to approve or ratify a transaction or relationship, the Audit Committee considers, among other factors, whether the matter would constitute a violation of the conflicts of interest provisions of the Company’s Ethics Policy, whether the matter would violate the NYSE listing standards, the expected practical impact of the transaction or relationship on the individual’s

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independence of judgment or ability to act in the best interests of the Company, the availability, practicality and effectiveness of mitigating controls or safeguards such as recusal, restricted access to information, reassignment etc., and the best interests of the Company and its shareholders generally.

Application of Policies & Procedures. During 2021, no actual or potential conflicts of interest were identified with respect to the executive officers and directors of the Company.

Certain Relationships and Transactions

When determining whether any director or nominee is independent, the Board considers all facts and circumstances and any relationships that a director or nominee may have with the Company, directly or indirectly, other than in the capacity of serving as a director.  To assist the Board in making independence determinations, it also applies the independence standards which are posted at Linde’s public website, www.linde.com in the About Linde/Corporate Governance section.  In February 2022, the Board considered the following circumstances and relationships of those directors and nominees who then had any direct or indirect relationship with the Company.  In the ordinary course of its business, Linde sells industrial gases to, and purchases certain goods or services from E. ON SE, of which Dr. Victoria Ossadnik is an executive officer; The 2021 consolidated revenues for each of Linde and E.ON SE were $31 billion and €77.4 billion, respectively. For the 2019, 2020 and 2021 fiscal years, the dollar value of Linde’s sales to, or purchases from, E.ON SE were $2.3 million, $0.1 million and $0.2 million in sales, respectively and $1.4 million, $2.0 million and $1.0 million of purchases, respectively.  Such sale and purchase transactions were well below the limits set forth in the Board’s independence standards and were significantly less than 1% of the consolidated revenues of Linde or E.ON SE.  Therefore, the Board has determined that such ordinary course business relationships are not material and do not otherwise impair the ability of Dr. Ossadnik to exercise independent judgment as a director.

Delinquent Section 16(a) Reports

Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during 2021 with respect to transactions in the Company’s stock.

Director & Nominee Selection Criteria

The Nomination and Governance Committee will consider any candidate for election to the Board who is timely recommended by a shareholder and whose recommendation otherwise complies with the requirements under Linde’s Constitution.  Recommendations should be sent to the Corporate Secretary of Linde and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in the proxy statement and will serve as a director if elected.  In order for any candidate to be considered by the Nomination and Governance Committee and, if nominated, to be included in the proxy statement, such recommendations must be received by the Corporate Secretary on or before the date specified in this Proxy Statement under the caption “Shareholder Proposals, Director Nominations and Other Business for the 2023 Annual General Meeting.”

The qualities and skills sought in director nominees are governed by the projected needs of the Board at the time the Nomination and Governance Committee considers adding a new director or renominating incumbent directors. Consistent with the Board’s Corporate Governance Guidelines, the Committee seeks to build and maintain a Board that contains a range of experiences, competencies, and perspectives that is well-suited for advice and counsel to, and oversight of, the Company’s business and operations.  In doing so, the Committee takes into account a variety of factors, including:

(1)	the Company’s strategies and its market, geographic and regulatory environments, both current and projected,
(2)	the mix of experiences, competencies, and perspectives (including gender, ethnic and

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cultural diversity) currently represented on the Board,
(3)	the results of the Board’s annual self-assessment process,
(4)	the CEO’s views as to areas in which management would like to have additional advice and counsel from the Board, and
(5)	with respect to the incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Committee also seeks in each director candidate a breadth of experience and background that (a) will allow the director to contribute to the full range of issues confronting a global industrial company and (b) will qualify the director to serve on, and contribute to, any of the Board’s standing committees.  In addition, the Nomination and Governance Committee believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all shareholders of the Company.

When the need to recruit a director arises, the Nomination and Governance Committee will consult the Chairman and other directors, as well as the CEO, and may engage third party recruiting firms to identify potential candidates.  The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s needs at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations that the Nomination and Governance Committee deems appropriate at the time.  Prior to formal consideration by the Nomination and Governance Committee, any candidate who passes such screening would be interviewed by the Nomination and Governance Committee or its Chairman and by the Chairman of the Board and the CEO.

Additional information about the specific skills, qualifications and backgrounds of each of the director nominees is set forth in this Proxy Statement under the caption “Director Nominees.”

Proxy Access Nominees. The foregoing description applies only to the Nomination and Governance Committee’s consideration of director nominees who may be nominated by the Committee itself.  It does not apply to persons nominated by eligible shareholders under the Company’s Proxy Access structure which has separate requirements that are set forth in Linde’s Constitution.

Director Retirement and Recruitment. Under the Board’s Director Retirement Policy, the following five directors retired from the Board effective March 1, 2022: Prof. Dr. Wolfgang Reitzle, Prof. Dr. Clemens Börsig, Dr. Nance K. Dicciani, Franz Fehrenbach and Larry D. McVay. Therefore, during 2020, the Governance and Nomination Committee began a comprehensive process to review the director retirements and to plan for Board refreshment by recruiting new directors to join the Board. The Committee engaged the services of reputable international recruitment firm and directed the search to include the key elements of Board diversity discussed above. This resulted in the recruitment and appointment of Alberto Weisser and Joe Kaeser as new directors, effective November 1, 2021.  The Committee may continue the recruitment process to recruit additional directors if it is desirable.

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Board Committees

Board Committees

The Board currently has five standing committees as described below and each is comprised of only independent directors except for the Executive Committee of which the Chairman of the Board and the CEO are members.  The Charters for each of these committees may be found on Linde’s public website, www.linde.com, in the About Linde/Corporate Governance section.

Board Director	Audit Committee	Human Capital Committee	Executive Committee	Nomination and Governance Committee	Sustainability Committee
Stephen F. Angel (Chairman)			Chair
Sanjiv Lamba (Chief Executive Officer)			•
Prof. DDr. Ann-Kristin Achleitner		•			•
Dr. Thomas Enders	•		•		Chair
Edward G. Galante		Chair		•
Dr. Victoria E. Ossadnik	•			•
Joe Kaeser		•		Chair
Prof. Dr. Martin H. Richenhagen	Chair	•
Alberto Weisser	•				•
Robert L. Wood		•	•		•

Description of Key Committee Functions

Audit Committee
Committee Chair Prof. Dr. Martin H. Richenhagen Current Members: Dr. Thomas Enders Dr. Victoria E. Ossadnik Alberto Weisser Meetings in 2021 6

The Audit Committee assists the Board in its oversight of (a) the independence, qualifications and performance of Linde’s independent auditor, (b) the integrity of Linde’s financial statements, (c) the performance of Linde’s internal audit function, and (d) Linde’s compliance with legal and regulatory requirements.  In furtherance of these responsibilities, the Audit Committee, among other duties:

(1)  appoints the independent auditor to audit Linde’s financial statements, approves the fees and terms of such engagement, approves any non-audit engagements of the independent auditor, and meets regularly with, and receives various reports from, the independent auditor.  The independent auditor reports directly to the Audit Committee;

(2)  reviews Linde’s principal policies for accounting and financial reporting and its disclosure controls and processes, and reviews with management and the independent auditor Linde’s financial statements prior to their publication;

(3)  reviews assessments of Linde’s internal controls, the performance of the Internal Audit function, the performance evaluations of the General Auditor and the Chief Compliance Officer, and the guidelines and policies by which Linde undertakes risk assessment and risk management; and

(4)  reviews the effectiveness of Linde’s compliance with laws, business conduct, integrity and ethics programs.

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Board Committees

Human Capital Committee
Committee Chair Edward G. Galante Current Members: Prof. DDr. Ann-Kristin Achleitner Joe Kaeser Prof. Dr. Martin H. Richenhagen Robert L. Wood Meetings in 2021 4

The Human Capital Committee assists the Board in its oversight of (a) Linde’s compensation and incentive policies and programs, and (b) management development and succession, in both cases particularly as they apply to Linde’s executive officers.  In furtherance of these responsibilities, the Human Capital Committee, among other duties:

(1)  determines Linde’s policies relating to the compensation of executive officers and assesses the competitiveness and appropriateness of their compensation and benefits;

(2)  determines the salaries, performance-based variable compensation, equity awards, terms of employment, retirement or severance, benefits, and perquisites of executive officers;

(3)  establishes the corporate goals relevant to the CEO’s compensation, evaluates the CEO’s performance in light of these goals and sets the CEO’s compensation accordingly;

(4)  reviews management’s long-range planning for executive development and succession, and develops a CEO succession plan;

(5)  assesses the design, administration and risk associated with Linde’s management incentive compensation and equity compensation plans; and

(6)  evaluates periodically the Company’s diversity policies and objectives, and programs to achieve those objectives.

Certain Committee Processes for Determining Executive Compensation

Delegation and CEO Involvement. Except under limited circumstances, the Human Capital Committee may not delegate its executive compensation authority to any other persons.  With respect to the allocation of compensation and awards to employees other than the executive officers, the Human Capital Committee may, and has, delegated authority to the CEO, subject to guidelines established by the Human Capital Committee.  The CEO does not determine the compensation of any of the executive officers, but he does offer for the Human Capital Committee’s consideration his views on relevant matters, as described in more detail in this Proxy Statement in the CD&A section.

Compensation Risk Analysis. The Human Capital Committee considers whether the Company’s compensation policies and practices create incentives for risk-taking that could have a material adverse effect on the Company.  Each year, the Human Capital Committee examines management’s review of the Company’s incentive compensation programs applicable to all employees, including executive officers, in order to evaluate whether they encourage excessive risk-taking through either the design of the executive and management incentive programs, or operational decision-making that could affect compensation payouts.  The Human Capital Committee determines if (1) there exists sufficient operational controls, checks and balances that prevent or constrain compensation-driven decision-making that is inappropriate or excessively risky including, among others, frequent risk discussions with the Board, particularly in connection with capital project or acquisition proposals, (2) the Company uses highly leveraged short-term incentives that would tend to drive high short-term risk decisions or unsustainable gains, and (3) the Company’s executive stock ownership policy and the “recapture” policy described in the CD&A also serve as disincentives for unacceptable risk-taking.

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Board Committees

A more detailed description of how the Human Capital Committee considers and determines executive compensation is described in this Proxy Statement in the CD&A section.

Executive Committee
Committee Chair Stephen F. Angel Current Members: Sanjiv Lamba Dr. Thomas Enders Robert L. Wood

The purpose of the Executive Committee is primarily to act on behalf of the entire Board with respect to certain matters that may arise in between regularly scheduled Board meetings, and act on certain other matters from time to time.  In particular, the Executive Committee duties include, among others:

(1)  evaluating and approving any investments, acquisitions, partnerships or divestments requiring Board approval, that are within value thresholds specified by the Board;

(2)  evaluating and approving any financing or other capital markets transactions requiring Board approval, that are within value thresholds specified by the Board; and

(3)  acting upon any other such matters within the competencies of the Board, that are not reserved solely to the Board, that are within value thresholds specified by the Board and, in the opinion of the Chairman of the Board, should not be postponed until the next regularly scheduled Board meeting.

Nomination and Governance Committee
Committee Chair Joe Kaeser Current Members: Edward G. Galante Dr.Victoria E.Ossadnik Meetings in 2021 5

The Nomination and Governance Committee assists the Board in its oversight of (a) the selection, qualifications, compensation and performance of Linde’s directors, (b) Linde’s governance, including the practices and effectiveness of the Board, and (c) various important public policy concerns that affect the Company.  In furtherance of these responsibilities, the Nomination and Governance Committee, among other duties:

(1)  recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors;

(2)  reviews policies with respect to the composition, compensation, organization and practices of the Board, and developments in corporate governance matters generally; and

(3)  reviews Linde’s policies and responses to broad public policy issues such as social responsibility, corporate citizenship, charitable contributions, legislative issues, and important shareholder issues, including management and shareholder proposals offered for shareholder approval.

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Corporate Governance and Board Matters

Board Committees

Sustainability Committee
Committee Chair Dr. Thomas Enders Current Members: Prof. DDr. Ann-Kristin Achleitner Alberto Weisser Robert L. Wood Meetings in 2021 0 (Committee created in November 2021)

The Sustainability Committee assists the Board with its oversight of the Company’s programs, policies, practices and strategies related to environmental matters generally, including:

(1)  the Company’s decarbonization efforts, including those related to the reduction of greenhouse gas emissions from operations;

(2) the Company’s clean energy efforts, including those related to clean hydrogen as well as technology and innovation for decarbonization solutions;

(3)  sustainable productivity, water conservation and management, energy consumption, product stewardship and zero waste sites; and

(4)   The Company’s environmental sustainability goals, including those related to climate change and greenhouse gas emissions, and the Company’s Sustainability Report.

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Corporate Governance and Board Matters

Director Compensation

Director Compensation

Director Compensation Program

The Board adopted the initial Director Compensation Program based in part on an extensive director compensation study and analysis performed in 2018 by F. W. Cook, a recognized expert compensation consultant.  This study was updated and refreshed by F. W. Cook in 2021. These reports included data, analysis and advice, a report on director compensation trends and benchmarking of director compensation against groups of large U.S. and European public companies.

The Company paid the amounts reported in the 2021 Director Compensation table below pursuant to its Director Compensation Program in effect for 2021.  The Company does not pay any director who is a Company employee (Mr. Angel in 2021 or Mr. Lamba in 2022) for serving as a member of the Board of Directors or any committee of the Board of Directors.  The Nomination and Governance Committee of the Board determines non-management director compensation consistent with the Directors’ Compensation principles set forth in the Corporate Governance Guidelines.  The Director Compensation Program in effect for 2021 is described below but was amended in February 2022 for 2022 compensation as described below.

Cash Compensation

Cash compensation comprises 60% of the entire annual Board compensation, as follows:

•	A $450,000 annual retainer paid quarterly to the Chairman of the Board.
•	A $180,000 annual retainer paid quarterly to all other directors.
•	An additional $100,000 annual retainer paid quarterly to the Chairman of the Audit Committee.
•	An additional $50,000 annual retainer paid quarterly to each chairman of the Human Capital Committee, the Nomination and Governance Committee and the Sustainability Committee.

The two directors, Messrs. Kaeser and Weisser, who joined the Board effective November 1, 2021, were paid for their service on a pro rata basis for the months of November and December.

Equity Compensation

In addition to the cash compensation set forth above, each non-management Director receives an annual equity stock compensation grant equal to 40% of the value of the entire annual Board compensation.  In 2021, an equity grant valued at $300,000 was made to the Chairman of the Board, and an equity grant valued at $120,000 was made to each other director for their services in 2021.

The number of restricted stock units granted to deliver the $300,000 and $120,000 values, respectively, as of the February 22, 2021 grant date was based upon the average of the closing prices of the Company’s Ordinary Shares for the 200 trading days before February 10, 2021.  Because the closing price of the Company’s Ordinary Shares on February 22, 2021 was higher than this 200-day average, the full grant date fair market value of the restricted stock units granted on February 22,2021 and reported in the 2021 Director Compensation Table below was $320,868 for the Chairman of the Board, and $128,297 for each other director.

The Nomination and Governance Committee selected restricted stock units as the sole form of equity for the 2021 grant.  The restricted stock units are fully vested (non-forfeitable) after one-year from the date of grant, but a prorated portion will be paid out if a director’s service on the Board terminates before the one year anniversary of the grant unless the director is removed by the shareholders or is removed for cause, in which case the grant will be forfeited.  Restricted stock units will be paid out as soon as practicable after the vesting in Linde plc ordinary shares on a one-for-one basis.

Expenses

The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending board and committee meetings, the Annual General Meeting and other Company business-related events (including the expenses related to the attendance of spouses if they are specifically invited for appropriate business purposes) and may provide use of Company chartered aircraft.  From time to time, the Company may reimburse a director’s expenses for his or her participation in third party-supplied continuing education related to the director’s board or committee service.

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Corporate Governance and Board Matters

Director Compensation

2022 Director Compensation Program Amendment

In February 2022, the Nomination and Governance Committee reviewed and considered the updated 2021 F.W. Cook director compensation study. In order to continue to maintain the Director Compensation Program to be competitive with the peer group of benchmark companies, the Board amended the Director Compensation Program for 2022 to: (1) increase the annual base retainer paid to all directors (except the Chairman of the Board) to $325,000, and (2) to enhance the Board’s alignment with the interests of shareholders, the mix of compensation was changed to 40% cash and 60% equity from the prior mix of 60% cash and 40% equity. The compensation of the Chairman of the Board and the additional compensation of all committee chairpersons did not change. In addition, the Director Compensation Program was amended to provide for an additional $35,000 annual retainer paid quarterly to the Lead Independent Director.

The table below shows the fees that the Company’s non-management directors earned in 2021.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(2)	Total ($)
Prof. Dr. Wolfgang H. Reitzle (3)	450,000		320,868	0	0	0	0	770,868
Prof. DDr. Ann-Kristin Achleitner	180,000		128,297	0	0	0	0	308,297
Prof. Dr. Clemens A. H. Börsig (3)	280,000		128,297	0	0	0	20,000	428,297
Dr. Nance K. Dicciani (3)	180,000		128,297	0	0	0	15,000	323,297
Dr. Thomas Enders	180,000		128,297	0	0	0	0	308,297
Franz Fehrenbach (3)	180,000		128,297	0	0	0	0	308,297
Edward G. Galante	230,000		128,297	0	0	0	0	358,297
Josef Kaeser	30,165	(4)	0	0	0	0	0	30,165
Larry D. McVay (3)	180,000		128,297	0	0	0	0	308,297
Dr. Victoria E. Ossadnik	180,000		128,297	0	0	0	0	308,297
Prof. Dr. Martin H. Richenhagen	180,000		128,297	0	0	0	0	308,297
Alberto Weisser	30,165	(4)	0	0	0	0	0	30,165
Robert L. Wood	230,000		128,297	0	0	0	0	358,297

(1)	Full grant date fair value of restricted stock units granted to each director on February 22, 2021 as determined under accounting standards related to share-based compensation.

(2)

Amounts in this column represent benefits provided to the directors that exceed $10,000 per director. These amounts are the value of the following benefits provided to the directors by the Company: (a) $15,000 for Ms. Dicciani and Prof. Dr. Börsig as 2021 matching contributions for their eligible personal charitable contributions pursuant to the Company's charitable matching gift program that is available to Company employees and non-management directors on the same basis and that matches personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor, and (b) $5,000 for Prof. Dr. Börsig for fees paid by the Company for the preparation and filing of director's personal tax returns in the United Kingdom with respect to the taxation of directors' compensation in the United Kingdom.

(3) Retired from the Board effective March 1, 2022

(4) Fees paid to Messrs. Kaeser and Weisser for the period November 1-December 31, 2021, as they joined the Board effective November 1, 2021.

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Corporate Governance and Board Matters

Director Nominees

Director Nominees

Experience and Qualifications of
All Nominees

Ten persons have been nominated for election to the Board to serve for a one-year term concluding on the later of (a) the 2023 annual general meeting of shareholders and (b) the election and qualification of his or her successor.  The Nomination and Governance Committee has nominated each current director of the Board for reelection at the Annual General Meeting.  The Nomination and Governance Committee believes that each director nominee has an established record of accomplishment in areas relevant to Linde’s business and objectives and possesses the characteristics identified in Linde’s Corporate Governance Guidelines as essential to a well-functioning and deliberative governing body, including integrity, independence and commitment.

Each of the director nominees listed below has experience as a senior executive of a public company or comparable business organization.  Each nominee also is serving or has served as a director of one or more public companies and on a variety of board committees.  As such, each has executive management and director oversight experience in most, if not all, of the following areas which are critical to the conduct of the Company’s business, including: strategy development and implementation, risk assessment and management, financial accounting and reporting, internal controls, corporate finance, capital project evaluation, the evaluation, compensation, motivation and retention of senior executive talent, public policies as they affect global industrial corporations, compliance, corporate governance, productivity management, safety management, project management, sustainable development and, in most cases, global operations.  Many of the nominees also bring particular insights into specific end-markets and foreign markets that are important to the Company.  These nominees collectively provide a range of perspectives, experiences and competencies well-suited to providing advice and counsel to management and to overseeing the Company’s business and operations.  In addition to these qualifications that are shared by all of the nominees, more specific information about each of their individual experience and qualifications is included below.

The following pages include information about those persons currently serving on Linde’s Board of Directors who have been nominated for reelection to serve for a one-year term concluding on the later of (a) the 2023 annual general meeting of shareholders or (b) the election and qualification of his or her successor.  The graph below shows the number of directors who have certain of the skills, qualifications and experience in key areas that are important for the Board’s oversight of the Company’s business.

DIRECTOR SKILLS MATRIX
(number of directors with relevant skills)

Industry Experience (Industrial gases and/or basic materials)
3
Linde End-Markets Experience
8
Linde Foreign Markets Experience
$ € £ ¥
9
Operations Experience
9
International Business Experience
9
Technology Experience
6
Financial Expertise
3
Risk Management Experience
10
Public Company Board Experience
9

Director Meeting Attendance

During 2021, the Board held five meetings.  The nominees for reelection to the Board collectively attended 100% of all Board meetings and meetings of committees of which they are members.

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Corporate Governance and Board Matters

Director Nominees

Stephen F. Angel
Chairman of the Board of Linde plc

Age Director Since Other Public Company Directorships	66 2018 General Electric Company PPG Industries, Inc.	Qualification Highlights • Industry • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Mr. Stephen Angel became the Chairman of the Board of Linde plc as of March 1, 2022. Prior to that, he served as the Chief Executive Officer of Linde plc from October 2018 to February 2022.  Mr. Angel was Chairman, President and Chief Executive Officer of Praxair, Inc. from 2007 to 2018.  Mr. Angel joined Praxair in 2001 as an Executive Vice President and was named President and Chief Operating Officer in February 2006.  Prior to joining Praxair, Mr. Angel spent 22 years in a variety of management positions with General Electric.

Mr. Angel serves on the board of directors of General Electric Company. He also serves on the board of directors of PPG Industries, where he chairs the Human Capital Management and Compensation Committee and serves on the Nominating and Governance Committee.  He also serves on the board of the Hydrogen Council and is a member of The Business Council.

Experience and Qualifications

As the former Chief Executive Officer of Linde, the former Chairman and Chief Executive Officer of Praxair, and as a former senior operating executive at General Electric, a global diversified manufacturing company, Mr. Angel brings the senior executive experience and skills described above.  He also has a deep insight into the industrial gases industry and the needs, challenges and global opportunities of Linde in particular.  He has deep operating experience and knowledge of the industry and the Company, all of which provide him the skills and background necessary to lead Linde’s Board of Directors.

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Corporate Governance and Board Matters

Director Nominees

Sanjiv Lamba
Chief Executive Officer of Linde plc

Age Director Since Other Public Company Directorships	57 2022	Qualification Highlights • Industry • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management

Biography

Sanjiv Lamba became Chief Executive Officer of Linde plc as of March 1, 2022. Prior to that, Mr. Lamba served as Chief Operating Officer for Linde plc from January 2021 to February 2022. Before his appointment as COO, Mr. Lamba was Executive Vice President, APAC since 2018.

Mr. Lamba started his career in 1989 with BOC India in Finance, was appointed Director of Finance and subsequently Managing Director for the India business in 2001. He has worked in a number of geographies for Linde including India, UK, Singapore and Germany where he served as member of the Executive Board of Linde AG.

Experience and Qualifications

Mr. Lamba brings the senior executive experience and skills described above by virtue of serving as Linde’s Chief Executive Officer, his prior service as the Chief Operating Officer, and his many years of leading Linde’s APAC segment as an Executive Vice President. He has substantial knowledge of the industrial gases and engineering industries. In collaboration with the Chairman, Mr. Lamba facilitates Board discussions and keeps the Board apprised of significant developments in the Company’s business and industry

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Corporate Governance and Board Matters

Director Nominees

Prof. DDr. Ann-Kristin Achleitner
Professor at the Technical University Munich (TUM)

Age Director Since Other Public Company Directorships	56 2018 Lazard Ltd. Münchener Rückversicherungs-Gesellschaft AG	Qualification Highlights • Linde Foreign Markets • International Business • Financial Expertise • Risk Management • Public Company Board

Biography

Prof. DDr. Ann-Kristin Achleitner has served as Scientific Co-Director of the Center for Entrepreneurial and Financial Studies since 2003 and has been Holder of Chair for Entrepreneurial Finance from 2001 to 2020 at Technical University Munich, Germany. She began her career with MS Management Service AG in St. Gallen, Switzerland in 1991.  In 1992, she began as a university lecturer in Finance and External Auditing at the University of St. Gallen (HSG) in Switzerland.  In 1994, she became a consultant at McKinsey & Company, Inc, in Frankfurt, Germany.  In 1995, she was appointed Holder of the Endowed Chair for Banking and Finance and Chair of the Board of the Institute for Financial Management at the European Business School (International University Schloß Reichartshausen) in Oestrich-Winkel, Germany.

Prof. DDr. Achleitner is a member of the Board of Directors of Lazard Ltd., where she is a member of the Audit Committee and the Nominating & Governance Committee. She is also a member of the Supervisory Board of Münchener Rückversicherungs-Gesellschaft (Munich Re) AG in Munich, Germany, where she is the Chairperson of the Compensation Committee and a member of the Audit and Nomination Committees. Prof. DDr. Achleitner is a member of the Advisory Board of Luxembourg Investment 261 S.à.r.L. (Techem GmbH), where she is the Chairperson of the Nomination & Compensation Committee and a member of the Audit Committee.

Prof. DDr. Achleitner was a member of the Supervisory Board of Deutsche Börse AG in Frankfurt am Main, Germany, until May 2019 and a member of the Board of Directors of ENGIE SA in Paris, France, until May 2019. She was a member of the Supervisory Board of Linde AG from 2011-2019 where she was also member of the Audit Committee and the Nomination Committee.  She also served as a member of the Supervisory Board of Metro AG in Düsseldorf, Germany, until February 2017, and as a member of the Board of Directors of Vontobel Holding AG and Vontobel Bank AG in Zurich, Switzerland until April 2013.

Experience and Qualifications

Prof. DDr. Achleitner is a Doctor of Business Administration and a Doctor of Law.  Her educational background, along with her research and studies in the area of entrepreneurial finance, provides the Board with substantial financial expertise.  She brings experience in international public company boards, audit, ethics, environment and sustainable development committees.  Her years as a member of the Supervisory Board of Linde AG and service on the audit and nomination committees of Linde AG provides her with substantial experience and insight into the business segments of Linde and the financial performance of the Company.

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Corporate Governance and Board Matters

Director Nominees

Dr. Thomas Enders
Former Chief Executive Officer of Airbus SE

Age Director Since Other Public Company Directorships	63 2018 Knorr-Bremse AG Lilium B.V. Lufthansa Group	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Dr. Thomas Enders served on the Executive Committee and the Board of Directors of EADS NV and its successor Airbus SE in various functions from 2000 to 2019. Between 2005 and 2019 he served as Chief Executive Officer of EADS/Airbus.

He joined the aerospace industry in 1991. Before that he worked in the German Bundestag, the German Ministry of Defense and in various foreign policy think tanks.

Dr. Enders is a member of the Supervisory Board of Knorr-Bremse AG since June 2020. In September 2021, he became the Chairman of the Board of Directors of Lilium N.V. and was previously a member of the Advisory Board of Lilium GmbH in Weßling, Germany from January 2021 to September 2021. Dr. Enders also serves on the Supervisory Board of Lufthansa Group since May 2020, where he is a member of the Presidium and the Nomination Committee. Dr. Enders was a member of the Supervisory Board of Linde AG from 2017 until 2019, where he was a member of the Standing Committee. He is also President (non-executive) of the German Council on Foreign Relations (DGAP) in Berlin.

Experience and Qualifications

As the former Chief Executive Officer and member of the Executive Committee of Airbus SE, one of the largest aerospace companies in the world and a large international manufacturer, Dr. Enders contributes the senior executive experience and skills described above.  In particular, his background includes extensive international, operational and manufacturing experience.  As Airbus SE operates in many of the foreign markets in which the Company operates, Dr. Enders also brings his understanding of these large markets where the Company has a significant presence.

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Corporate Governance and Board Matters

Director Nominees

Edward G. Galante
Former Senior Vice President of ExxonMobil Corporation

Age Director Since Other Public Company Directorships	71 2018 Celanese Corporation Clean Harbors, Inc. Marathon Petroleum	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Mr. Edward Galante is a former Senior Vice President and was member of the Management Committee of ExxonMobil Corporation from 2001 until his retirement in 2006.  His principal responsibilities included the worldwide downstream business: refining & supply, fuels marketing, lubricants and specialties, and research and engineering.  Immediately prior to that, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company.

Mr. Galante is a director of Celanese Corporation, where he serves as Chairman of the Compensation and Management Development Committee and is a member of the Environmental, Health, Safety, Quality and Public Policy Committee. He is also a director of Clean Harbors, Inc., where he is Chairman of the Environmental, Safety and Health Committee and serves on the Governance Committee and the Compensation Committee.  He is also a director of Marathon Petroleum Corporation, where he Chairs the Compensation and Organizational Committee and is a member of the Sustainability Committee.

During the past five years, Mr. Galante served as a director of Praxair, Inc. from 2007 until the Business Combination of Praxair, Inc. and Linde AG in October 2018.  Immediately prior to the Business Combination he was the Chairman of the Compensation & Management Development Committee of the Board of Directors of Praxair, Inc.  Mr. Galante was also a director of Foster Wheeler Ltd., where he served on the Audit Committee and was the Chairman of the Compensation and Executive Development Committee.  He was a member of the Board of Directors of Andeavor Corporation (formerly Tesoro Corporation), where he served on the Compensation Committee and the Environmental, Health and Safety Committee until the company merged into Marathon Petroleum in October 2018.

Mr. Galante sits on the Board of Artis-Naples, the United Way Foundation of Metropolitan Dallas, and is the Vice Chairman of the Board of Trustees of Northeastern University.

Experience and Qualifications

As a former senior operating executive at ExxonMobil, one of the largest global energy companies, Mr. Galante brings the senior executive experience and skills described above and has significant experience in the operations and management of a large, global business.  He has substantial experience in the oil, gas, refining and chemical sectors of the energy industry, all of which are important end-markets for the Company.  He also has an in-depth understanding of engineering management, operations and technology, which are important in the execution of many of the Company’s large capital projects.

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Corporate Governance and Board Matters

Director Nominees

Joe Kaeser
Former Chief Executive Officer of Siemens AG

Age Director Since Other Public Company Directorships	64 2021 Daimler Truck Holding AG NXP Semiconductors N.V. (Until June 1, 2022) Siemens Energy AG	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Technology • Financial Expertise • Risk Management • Public Company Board

Biography

Joe Kaeser was the Chief Executive Officer of Siemens AG from August 2013 until February 2021. From May 2006 to August 2013, he was Chief Financial Officer of Siemens AG. Prior to this, Mr. Kaeser served as Chief Strategy Officer for Siemens AG from 2004 to 2006 and as the Chief Financial Officer for the mobile communications group from 2001 to 2004. Mr. Kaeser additionally held various positions within the Siemens group since he joined Siemens in 1980.

Mr. Kaeser is the Chairman of the Supervisory Board of Daimler Truck Holding AG, where he also chairs the Presidential Committee and the Nomination Committee. He is Vice Chairman of the Board of NXP Semiconductors N.V. and a member of its Nominating and Governance Committee when he will retire from the NXP Semiconductors Board. Mr. Kaeser is the Chairman of the Supervisory Board of Siemens Energy AG. He also served as a member of the Supervisory Board of Daimler AG until October 1, 2021.

Experience and Qualifications

As the former Chief Executive Officer of Siemens AG, a large global industrial manufacturing, technology and services company, Mr. Kaeser contributes the senior executive experience and skills described above. He has substantial operating experience and knowledge of numerous end markets and industries that are important to Linde’s business. Having also served as the Chief Financial Officer at Siemens, Mr. Kaeser also brings substantial financial expertise to Linde’s Board.

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Corporate Governance and Board Matters

Director Nominees

Dr. Victoria E. Ossadnik
Management Board Member of E.ON SE

Age Director Since Other Public Company Directorships	53 2018 E.ON SE	Qualification Highlights • Linde Foreign Markets • Operations • International Business • Technology • Risk Management • Public Company Board

Biography

Dr. Victoria Ossadnik became a Member of the Board of Management of E.ON SE and Chief Operating Officer - Digital of E.ON SE in Essen, Germany effective April 1, 2021. Prior to that, she served as Chief Executive Officer of E.ON Energie Deutschland GmbH and E.ON Energie Deutschland Holding GmbH from April 2018 – April 2021.  Prior to this, in 2011, she joined Microsoft Deutschland GmbH and was appointed as a member of the Board of Management from 2011 to 2016. She served as Vice President, Enterprise Services Delivery from 2016 to 2018.

Dr. Ossadnik began her career with SCANLAB GmbH, Germany, in 1996.  From 1999 to 2003, she served as CEO of the CSC Ploenzke AG, Germany, joint venture CSC/Dachser.  In 2003, she joined Oracle Deutschland GmbH, serving as Head of Technology Consulting (Northern Europe) and, in 2007, was appointed a member of the Board of Management.

Dr. Ossadnik served as a member of the Supervisory Board of Commerzbank AG until May 2021 where she served on the Committee for Digitalization and Technology. She was a member of the Supervisory Board of Linde AG from 2016 until 2019. From 2019 until 2020, she was also a member of Supervisory Board of innogy SE.

Experience and Qualifications

As a member of the Management Board of E.ON SE, one of the world's largest investor-owned electric utility service providers and as the former Chief Executive Officer of E.ON Energie, the largest electricity supply company in Germany, Dr. Ossadnik brings the senior executive experience and skills described above. In addition, given her substantial senior management experience as the Chief Operating Officer – Digital at E.ON SE and previously at both Microsoft and Oracle in Germany, she contributes key insights and counsel as to Linde’s use of technology and further development of digitization in its business operations.

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Corporate Governance and Board Matters

Director Nominees

Prof. Dr. Martin H. Richenhagen
Former Chairman, President and Chief Executive Officer of AGCO Corporation

Age Director Since Other Public Company Directorships	69 2018 AXIOS Sustainable Growth Acquisition Corporation Daimler Truck Holding AG PPG Industries, Inc.	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Risk Management • Public Company Board

Biography

Prof. Dr. Martin Richenhagen served as the Chairman, President and Chief Executive Officer of AGCO Corporation, a global manufacturer and distributor of agricultural equipment, from 2004 until his retirement in 2020.  From 2003 until 2004, Prof. Dr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material company headquartered in Switzerland.  He also served as Group President for CLAAS KGaA mbH, a global agricultural equipment manufacturer and distributor headquartered in Germany, from 1998 until 2002.  Prof. Dr. Richenhagen was the Senior Executive Vice President for Schindler Deutschland Holdings GmbH, Germany, a worldwide manufacturer and distributor of elevators and escalators, from 1995 until 1998.

Prof. Dr. Richenhagen is the Chairman of the Board of AXIOS Sustainable Growth Acquisition Corporation. He also serves as a member of the Supervisory Board of Daimler Truck Holding AG. Prof. Dr. Richenhagen is also a director of PPG Industries, where he serves on the Human Capital Management and Compensation Committee as well as on the Sustainability and Innovation Committee. He is a member of the Advisory Board of Stihl Holding AG and Co.KG. Prof. Dr. Richenhagen was Chairman of AGCO Corporation until his retirement in 2020. He also served as a director of Praxair, Inc. from 2015 until 2018.

Prof. Dr. Richenhagen was the Chairman of the German American Chambers of Commerce of the United States, and he was a member of the U.S. Chamber of Commerce Board of Directors. He also served as Chairman of the Board of the Association of Equipment Manufacturers (AEM) and is a Life Honorary Director of AEM. He is currently Chairman of the Board of Trustees of the American Institute for Contemporary German Studies at Johns Hopkins University (AICGS).

Experience and Qualifications

As the former Chairman, President and Chief Executive Officer of AGCO Corporation, a large international manufacturer and distributor of agricultural equipment, Prof. Dr. Richenhagen brings the senior executive experience and skills described above.  In particular, his background includes extensive international, operational and manufacturing experience.  In addition, AGCO Corporation operates in many of the markets in which Linde operates, including Europe and South America, and Prof. Dr. Richenhagen adds his understanding of these large markets where the Company has a significant presence.

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Corporate Governance and Board Matters

Director Nominees

Alberto Weisser
Former Chairman and Chief Executive Officer of Bunge Limited

Age Director Since Other Public Company Directorships	66 2021 Bayer AG PepsiCo	Qualification Highlights • Linde End-Markets • Linde Foreign Markets • Operations • International Business • Financial Expertise • Risk Management • Public Company Board

Biography

Alberto Weisser served as Chairman and Chief Executive Officer of Bunge Limited, a global food, commodity and agribusiness company, from 1999 until June 2013, and as Executive Chairman until December 2013. Mr. Weisser previously served as Bunge’s Chief Financial Officer from 1993 to 1999. Prior to his tenure at Bunge, Mr. Weisser worked at BASF Group, a chemical company, in various finance-related positions. He also served as a Senior Advisor at Lazard Ltd. from 2015 until August 2018.

Mr. Weisser serves as a member of the Supervisory Board of Bayer AG. He is also a member of the Board of Directors of PepsiCo, where he has been a member of the Audit Committee since 2011 and Chairman of the Audit Committee since 2016. He also serves on the Americas Advisory Panel of Temasek International Pte. Ltd., a Singapore-based investment company.

Experience and Qualifications

As the former Chief Executive Officer of Bunge Limited, a global food, commodity and agribusiness company, Mr. Weisser contributes the senior executive experience and skills described above. He has substantial operating experience and knowledge of numerous end markets where Linde operates.  Having also served as the Chief Financial Officer at Bunge, Mr. Weisser also brings substantial financial expertise to Linde’s Board and to the Audit Committee.

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Corporate Governance and Board Matters

Director Nominees

Robert L. Wood
Lead Independent Director, Linde plc Former Chairman, President & Chief Executive Officer of Chemtura Corporation

Age Director Since Other Public Company Directorships	68 2018 MRC Global Inc. Univar Inc.	Qualification Highlights • Industry • Linde End-Markets • Operations • Risk Management • Public Company Board

Biography

Robert Wood is a Partner in the consulting firm The McChrystal Group, specializing in leadership development for business organizations.  He was the Chairman, President & Chief Executive Officer of Chemtura Corporation, a specialty chemicals company, from 2004 until 2008.  Prior to joining Chemtura, Mr. Wood served in various senior management positions at Dow Chemical Company, most recently as business group president for Thermosets and Dow Automotive from November 2000.

Mr. Wood is Linde’s Lead Independent Director. He is also a director of MRC Global Inc., where he is Chairman of the Compensation Committee and a member of the Governance Committee. He is a director of Univar Inc., where he chairs the Compensation Committee and sits on the Audit Committee.  Mr. Wood was a director of Praxair, Inc. from 2004 until 2018 and was the Lead Director and the Chairman of the Nomination and Governance Committee.  He also was a director of Jarden Corporation, where he was a member of the Nominating and Policies Committee and Chairman of the Audit Committee.

Mr. Wood was Chairman of the American Plastics Council and the American Chemistry Council and is a member of the United States Olympic Committee.

Experience and Qualifications

As a former Chief Executive Officer of Chemtura Corporation, a global specialty chemicals company, and a former senior executive of Dow, a global chemicals company, Mr. Wood brings the senior executive experience and skills described above.  He also has a deep understanding of the specific challenges and opportunities facing a global basic materials company.  Mr. Wood’s knowledge of the chemicals industry, an important end-market for the Company, provides valuable insight to the Board and management.

Linde plc  |  39

Proposal 1: Appointment of Directors

Proposal 1: Appointment of Directors

Ten director nominees have been nominated for appointment to serve for a one-year term concluding on the later of (a) the 2023 annual general meeting of shareholders and (b) the election and qualification of their respective successors.  The Nomination and Governance Committee has recommended to the Board, and the Board has approved and recommends, that Stephen F. Angel, Sanjiv Lamba, Prof. DDr. Ann-Kristin Achleitner, Dr. Thomas Enders, Edward G. Galante, Joe Kaeser, Dr. Victoria E. Ossadnik, Prof. Dr. Martin H. Richenhagen, Alberto Weisser and Robert L. Wood, each be appointed to serve for a one-year term concluding on the later of (a) the 2023 annual general meeting of shareholders and (b) the election and qualification of their respective successors.  Each nominee has agreed to be named in this Proxy Statement and to serve if elected.  Qualifications and biographical data for each of these nominees is presented above.  If one or more of the nominees becomes unavailable for election or service as a director, the proxy holders will vote your shares for one or more substitutes designated by the Board of Directors, or the size of the Board of Directors will be reduced.

As required under Irish law, the resolution in respect of Proposal 1 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee (meaning that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee).

The text of the resolution in respect of Proposal 1 is as follows:

“By separate resolutions, to appoint the following ten directors: Stephen F. Angel, Sanjiv Lamba, Prof. DDr. Ann-Kristin Achleitner, Dr. Thomas Enders, Edward G. Galante, Joe Kaeser, Dr. Victoria E. Ossadnik, Prof. Dr. Martin H. Richenhagen, Alberto Weisser and Robert L. Wood,”

The Board recommends you vote “FOR” the re-appointment of each of the Board’s director nominees listed above.

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Audit Matters

Oversight of Independent Auditors

Audit Matters

Oversight of Independent Auditors

The Audit Committee is directly responsible for the appointment, compensation (including approval of audit and non-audit fees), retention and oversight of the independent registered public accounting firm that audits Linde plc’s financial statements and its internal control over financial reporting.  The Audit Committee has selected PricewaterhouseCoopers (“PwC”) as Linde plc’s independent auditor for 2022.  PwC has served as Linde plc’s independent auditor since 2019.  Representatives of PwC are expected to be present at the Annual General Meeting to be available to respond to appropriate questions and to make a statement if they desire.

During 2019, the Audit Committee conducted a comprehensive, competitive formal tender process to consider, and ultimately to recommend to the Board, the selection of an independent auditor for the Company in accordance with applicable rules of the European Union.  The Audit Committee considered and evaluated internationally recognized independent registered public accounting firms, including PwC, based upon a thorough set of criteria that the Audit Committee adopted.  After conducting this process, the Audit Committee selected PwC as the independent auditor.

The Audit Committee will annually review the independence and performance of any potential independent auditor in deciding whether to select any given firm as the independent auditor.  The Audit Committee considers, among other things, a firm’s:

•     Recent performance on the Linde audit, if applicable;

•     Capability and expertise in providing audit and related services to companies with the breadth and complexity of Linde’s worldwide operations;

•     An analysis of the firm’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•     External data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on the firm and its peer firms;

•     The appropriateness of the firm’s proposed fees for audit and non-audit services;

•     the firm’s independence (discussed below); and

•     if applicable, the firm’s tenure as Linde’s independent auditor, including the benefits of having a tenured auditor and controls and processes that help ensure the firm’s independence.

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Audit Matters

Auditor Independence

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented below, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.  The Audit Committee has adopted the policies and procedures discussed below that are designed to ensure that PwC is independent.

Based on this evaluation and representations from PwC, the Audit Committee believes that PwC is independent and that it is in the best interest of Linde and its shareholders to have PwC as the Company’s independent auditor for 2022.

Non-Audit Engagement Services Pre-Approval Policy

The Audit Committee has utilized PwC (along with other accounting firms) to provide non-audit services in 2021.  Linde understands the need for PwC to maintain objectivity and independence as the auditor of the Company’s financial statements and its internal control over financial reporting.  Accordingly, the Audit Committee has established a policy whereby all non-audit fees of the independent auditor must be approved in advance by the Audit Committee or its Chairman, and has adopted a guideline that, absent special circumstances, the aggregate cost of non-audit engagements in a year should not exceed the audit fees for that year.  The non-audit fees that are incurred are typically far less than this limit and, as noted below in the report on independent auditor fees, such non-audit fees were approximately 2% of total fees in 2021.  All the Audit-Related Fees, Tax Fees and All Other Fees disclosed below were approved by the Audit Committee.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy and applicable regulations require that the lead audit engagement partner of the independent auditor must rotate off the Company’s account at least every five years.  Under Irish and EU law, as a “public interest entity,” Linde plc is required to replace its audit firm at least once every ten years and is required to conduct an audit tender procedure in accordance with such applicable laws to identify the replacement auditor and submit its choice to shareholders at a general meeting.  Apart from these requirements, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor.  Continuity and the resulting in-depth knowledge of the Company strengthens the audit.  Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described above, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship.  As provided in the Audit Committee’s Charter and as further described above, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services in order to ensure that the Audit Committee and the Company’s shareholders are receiving the best audit services available.

Hiring Policy – Auditor Employees

The Audit Committee has established a policy whereby no former employee of the independent auditor may be elected or appointed as an officer of the Company earlier than two years after termination of the engagement or employment.

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Audit Matters

Fees Paid to the Independent Auditor

Fees Paid to the Independent Auditor

The Audit Committee authorizes and oversees the fees paid to PwC for audit and non-audit services.  The aggregate fees billed by PwC in 2021 and 2020 for its services are set forth in the table below, followed by a description of the fees.

Types of Fees

	Audit	Audit - Related	Tax	All Other	Total
2021	19,810,000	190,000	120,000	20,000	20,140,000
2020	24,400,000	60,000	740,000	10,000	25,210,000

Audit Fees.  These are fees paid for the audit of Linde plc’s annual U.S. GAAP and IFRS financial statements, the reviews of the financial statements included in Linde plc’s reports on Form 10-Q, the half-year IFRS report, the opinion regarding Linde plc’s internal controls over financial reporting as required by §404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditor in connection with statutory audits in foreign jurisdictions and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.  These are fees paid for assurance and related services rendered that are reasonably related to the performance of the audit or review of Linde plc’s financial statements other than the fees disclosed in the foregoing paragraph

Tax Fees.  These are fees paid for professional services rendered primarily for preparation of expatriate employee tax returns, preparation of tax returns in non-U.S. jurisdictions and assistance with tax audits.

All Other Fees.  These are fees paid for services rendered other than those described in the foregoing paragraphs.  These services related primarily to online research tools and subscriptions.

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Audit Matters

Audit Committee Report

Audit Committee Report

As set forth in the Audit Committee’s Charter, the management of the Company is responsible for: (1) the preparation, presentation and integrity of the Company’s financial statements; (2) the Company’s accounting and financial reporting principles; and (3) internal controls and procedures designed to ensure compliance with applicable laws, regulations, and standards, including internal control over financial reporting.  The independent auditor is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

A principal role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process.  In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditor.  The Audit Committee has also discussed with the independent auditor the matters that are required to be discussed in accordance with Public Company Accounting Oversight Board (PCAOB) standards relating to communications with audit committees.

The Audit Committee has discussed with the independent auditor its independence from the Company and its management.  The Audit Committee has received the written disclosures and the letters from the independent auditor required by applicable requirements of the PCAOB.  The Audit Committee has also received written communications from management with respect to non-audit services provided to the Company by the independent auditor in calendar year 2021 and those planned for 2022.  The Audit Committee has further considered whether the provision of such non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent auditor.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent auditor is, in fact, independent.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K and Annual Report for the year ended December 31, 2021 filed with the SEC.

The Audit Committee

Martin H. Richenhagen, Chairman

Dr. Thomas Enders

Dr. Victoria E. Ossadnik

Alberto Weisser

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Proposal 2a: Non-Binding Ratification of the Appointment of the Independent Auditor

Proposal 2b: Authorization of the Board to Determine the Auditor’s Remuneration

Proposal 2a: Non-Binding Ratification of the Appointment of the Independent Auditor

Proposal 2b: Authorization of the Board to Determine the Auditor’s Remuneration

Under New York Stock Exchange (“NYSE”) and SEC rules, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee.  The Board has determined, however, to seek shareholder ratification of that selection as a good practice in order to provide shareholders an avenue to express their views on this important matter.  If shareholders fail to ratify the selection, the Audit Committee may reconsider the appointment.  Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent auditor at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Information concerning the independent auditor may be found under the caption “Audit Matters” above.  The Audit Committee believes the selection of PwC as the Company’s independent auditor for 2022 is in the best interest of the Company and its shareholders.

In addition, Irish law provides that the remuneration of the Company’s statutory auditor may be determined by shareholders at the AGM.  At its February 2022 meeting, the Audit Committee approved PwC’s remuneration, subject to receiving the necessary shareholder approval at the 2022 AGM.

As required under Irish law, the resolutions in respect of Proposals 2a and 2b are ordinary resolutions that require the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of Proposal 2a is as follows:

“To ratify, in a non-binding vote, the appointment of PricewaterhouseCoopers as independent auditor of the Company.”

The text of the resolution in respect of Proposal 2b is as follows:

“To authorize, in a binding vote, the Board, acting through the Audit Committee, to determine the remuneration of PricewaterhouseCoopers.”

The Board recommends that you vote “FOR” the ratification, on an advisory and non-binding basis, of the appointment of PricewaterhouseCoopers as independent auditor and “FOR” the authorization of the Board, acting through the Audit Committee, to determine the remuneration of PricewaterhouseCoopers.

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Executive Compensation Matters

Compensation Discussion and Analysis

Executive Compensation Matters

Report of the Human Capital Committee

The Company’s Human Capital Committee (“HC Committee”) reviewed and discussed with management the “Compensation Discussion and Analysis” and recommended to the Board that it be included herein.  The HC Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” discloses the HC Committee’s deliberations and thinking in making executive compensation policies and decisions, it is accurate and materially complete.

The Human Capital Committee

Edward G. Galante, Chairman

Prof. DDr. Ann-Kristin Achleitner

Joe Kaeser

Prof. Dr. Martin H. Richenhagen

Robert L. Wood

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides context for the policies and decisions underlying the 2021 compensation reported in the executive compensation tables included herein for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers who had the highest total compensation for 2021, as set forth in the “Summary Compensation Table” (these five executive officers are collectively referred to as the “Named Executive Officers” or the “NEOs”).  The HC Committee is responsible for policies and decisions regarding the compensation and benefits for the Company’s NEOs.

Executive Summary

2021 Company Performance Highlights

In 2021, Linde achieved strong financial results and, through the efforts of its employees, supplied products and services to its customers on a reliable and cost-effective basis.  The Company grew revenue by 13% year-over-year to $30.8 billion, and achieved adjusted operating profit of $7.2 billion, 24% above 2020.(a)  Linde delivered value to its shareholders by distributing $6.8 billion in the form of dividends and stock repurchases, while growing adjusted diluted earnings per share to $10.69, up 30% versus 2020.  Furthermore, the Company ended 2021 with a record backlog in contractually secured projects and has committed almost $500 million to clean energy initiatives in order to ensure robust and sustainable performance into the future.

(a)

Adjusted operating margin, earnings per share and after-tax return on capital are non-GAAP measures.  Adjusted operating margin and earnings per share amounts are reconciled to reported amounts in the “Non-GAAP Financial Measures” Section in Item 7 of the Linde plc 2021 Form 10-K.  For definition of after-tax return on capital and reconciliation to GAAP please see the “Non-GAAP Measures and Reconciliations” set forth in the financial tables that are included as an appendix to the 4th quarter and full year 2021 earnings press release that was furnished in the Linde plc Form 8-K filed on February 10, 2022.

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Executive Compensation Matters

Compensation Discussion and Analysis

Year-Over-Year Performance in Key Financial Measures

Comparison of Cumulative Total Shareholder Return Since Merger ($100 Initial Investment)

2021 Compensation Highlights

As a result of the Company’s strong performance, the annual variable compensation program’s 2021 Corporate payout factor was 185% of target.  The performance share units (PSUs) granted in 2019 under the Company’s long-term incentive program also achieved above-target payouts against the challenging goals that were established at the beginning of their three-year performance period.  The Company exceeded the maximum performance levels that were established for both the Return on Capital (ROC) and relative Total Shareholder Return (TSR) PSUs, resulting in a payout of 200% of target for each award.

Alignment of Executive Compensation with Company Performance

The HC Committee seeks to achieve its executive compensation objectives by aligning the design of the Company’s executive compensation programs with the Company’s business objectives, ensuring a balance between financial and strategic non-financial goals.

FINANCIAL BUSINESS OBJECTIVES: Achieve sustained growth in profitability and shareholder return resulting in a robust cash flow to fund capital investment growth opportunities, dividend payments and share repurchases.

•	Annual performance-based variable compensation earned by meeting or exceeding pre-established financial goals.
•	Annual grants of PSUs that vest based upon performance results over three years.
•	Annual grants of stock options, the value of which is directly linked to the growth in the Company’s stock price.

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Executive Compensation Matters

Compensation Discussion and Analysis

•	Annual grants of restricted stock units (RSUs) with three-year cliff vesting and value based on the Company’s stock price.

STRATEGIC BUSINESS OBJECTIVES: Maintain world-class standards in safety, environmental responsibility, global compliance, strategic positioning, productivity, talent management, and financial controls.

•	Annual payout of variable compensation is impacted by performance in these strategic and non-financial objectives.

Attract and retain executives who thrive in a sustainable performance-driven culture.

•	A competitive compensation and benefits program regularly benchmarked against peer companies of similar size in market cap, revenue and other financial metrics and business attributes.
•	Realized compensation that varies with Company performance, with downside risk and upside opportunity.

Overview of Executive Compensation Program

Executive Compensation Philosophy

The HC Committee established its compensation philosophy to serve as the basis for designing executive compensation programs.

Key Objectives

•	Attract and retain talented executives.
•	Motivate executives to deliver strong business results in line with shareholder expectations.
•	Build and support a performance-driven culture.
•	Encourage executives to earn and own Company stock, aligning their interests with those of shareholders.

Other Main Principles

•	Comparator groups should reflect talent markets, customer segments, and investment markets, and will be adjusted to meet changes in these elements.
•	Target total direct compensation will include a fixed base pay component plus variable short- and long-term incentives.
•	Total target direct compensation will be focused at the median (50th percentile) of the competitive market.
•

Challenging but achievable performance goals to be established with performance levels defined as “maximum” representing truly exceptional, outstanding performance and a carefully and objectively established threshold level of performance, below which no incentives will be earned.

•	Long-term incentives should mainly be in the form of equity, which focuses executives on total Company performance in the eyes of shareholders and rewards executives when shareholders are rewarded.

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Executive Compensation Matters

Compensation Discussion and Analysis

Best Practices Supporting Executive Compensation Objectives

What We Do:

✓Link a substantial portion of total compensation to Company performance:

✓Annual variable compensation awards based principally upon performance against objective, pre-established financial goals

✓Equity grants consisting largely of PSUs and stock options, focused on longer term shareholder value creation

✓Set compensation within competitive market ranges

✓Require substantial stock ownership and stock retention requirements for officers

✓Limit perquisites and personal benefits

✓Have a clawback (“recapture”) policy that applies to performance-based cash awards and equity grants, including gains realized through exercise or sale of equity securities

What We Do Not Do:

X Guarantee bonuses for executive officers

X Allow pledging or hedging of Company stock held by officers

X Pay tax “gross-ups” on perquisites and personal benefits unless related to international assignment benefits that are available to employees generally

X Include the same metrics in the short- and long-term incentive programs

X Allow backdating or repricing of stock option awards

X Pay or accrue dividends or dividend equivalents on unvested PSU and RSU awards

X Include an excise tax “gross-up” provision in the event of a change-in-control

X Accelerate equity award vesting upon change-in-control

Elements of Executive Compensation

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Executive Compensation Matters

Compensation Discussion and Analysis

The following table describes the elements of our executive compensation program and the form of each element.

Element	Form
Base Salary	• Cash (salary increases, if applicable, are typically made effective on April 1st of each year).
Annual Variable Compensation	• Cash (based on achievement against financial, strategic non-financial, and individual objectives during the year).
Equity Awards

•     Stock Options (each representing the right to purchase a share of Company stock at an exercise price equal to the closing market price on the date of grant).

•     PSUs (each representing one share of Company stock which vests only if threshold achievement against pre-established goals is met or exceeded).

•     RSUs (each representing one share of Company stock with a time-based vesting requirement).

Perquisites and Personal Benefits

In addition to the compensation elements described above, the Company offers certain perquisites and personal benefits to the NEOs on a limited basis.  For 2021, the HC Committee reviewed and approved items that could be construed as perquisites or personal benefits for each NEO to ensure they are consistent with local country market practice or otherwise are provided for limited and specifically defined business purposes.  Some items that must be classified as perquisites relate to support provided to certain NEOs while on international assignment.  The international assignment benefits are fundamentally the same as available to other employees who are on similar international assignments.  International assignment compensation is tax equalized and no “tax gross-up” is permitted for any executive officer unless such gross-up is available to employees generally.

Pay Mix

For 2021, between 73% and 79% of the NEOs’ target total direct compensation opportunity was in the form of performance-based variable compensation and equity grants, motivating them to deliver strong business performance and drive shareholder value.

The performance-based compensation is “at risk” and dependent upon the Company’s achievement of pre-established financial and other business goals set by the HC Committee and, for equity incentives, also the Company’s stock price performance.  The annual variable compensation payout and the ultimate value of the performance-based equity compensation awards could be zero if the Company does not perform.

CEO Pay Mix

Restricted Stock Units 14%
Salary 7%
Annual Variable Compensation 23%
Stock Options 22%
Performance Share Units 34%
"At Risk" 79%

Performance-based equity compensation is valued at the “grant-date fair value” of each award as determined under accounting standards related to share-based compensation.

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Executive Compensation Matters

Compensation Discussion and Analysis

How Compensation Decisions Are Made

Shareholder Engagement

The Company maintains a robust outreach program whereby management regularly discusses executive compensation design and other relevant matters with shareholders.

At the July 2021 Annual General Meeting of Shareholders, approximately 93.1% of the votes cast were in favor of the Company’s Advisory Vote on NEO Compensation.  When making compensation program decisions, the HC Committee considered these results as well as shareholder feedback received during outreach sessions.

Role of the Human Capital Committee

The HC Committee reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance relative to those goals, and determines and approves the CEO’s compensation. The HC Committee also reviews the performance of the other NEOs against the goals and objectives relevant to their compensation, and reviews and approves the compensation of the other NEOs.

Role of the Compensation Consultant

The HC Committee engages a third-party compensation consultant to assist in analysis to inform and support the HC Committee’s decisions on executive compensation.  For its consideration of 2021 executive compensation, the HC Committee engaged Pearl Meyer LLC (“Pearl Meyer”) as its compensation consultant.

In February 2021, as part of the HC Committee’s standard practice to conduct such a review on an annual basis, the HC Committee assessed the independence of the compensation consultant. After considering the six independence factors specified in the NYSE listing standards, the HC Committee determined that Pearl Meyer met the criteria for independence.

The scope of Pearl Meyer’s engagement includes:

•	Review of compensation programs and preparation and presentation to the HC Committee of reports on executive compensation trends and other various materials.
•	Review of the peer group analysis and compensation benchmarking studies prepared by management and review of other independent compensation data.
•	Advice on the determination of NEO’s compensation, the consultant’s view of the CEO’s recommendations for other NEO compensation, as well as input on the CEO’s compensation.
•	Review of and advice on compensation program design proposals presented by management for the HC Committee’s consideration.

Compensation Peer Group

The HC Committee established a Compensation Peer Group to be used to assess competitive market compensation ranges for its top officers.  Elements considered by the HC Committee when choosing companies for peers included market capitalization, revenue, net income, industry, global operations, location of headquarters, and stock markets where publicly traded.  The HC Committee reviews the peer group on an annual basis, though will only make changes when appropriate as it values year-over-year consistency.  Below are the companies comprising the Compensation Peer Group that was used for making pay decisions for calendar year 2021.

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Executive Compensation Matters

Compensation Discussion and Analysis

Risk Considerations

The HC Committee reviews the design of the Company’s incentive compensation plans on an annual basis to confirm that the incentive programs do not encourage excessive risk taking.  During the HC Committee’s review in January 2021, sufficient controls to incentive plan design were identified including payout caps, a blend of multiple financial and non-financial factors, and the significant weight given to rewarding long-term performance through equity awards.

Based on this review, management and the HC Committee do not believe that the Company’s incentive compensation plans create risks that are reasonably likely to have a material adverse effect on the Company.

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Executive Compensation Matters

Compensation Discussion and Analysis

2021 Executive Compensation Design and Decisions

Aggregate Compensation

In establishing the 2021 compensation for each NEO, the HC Committee considered whether the value of each NEO’s aggregate compensation package was consistent with its objectives for Linde’s executive compensation program.  It evaluated the following factors when determining compensation levels for NEOs:

•	market median data of international companies traded on the U.S. stock exchanges.
•	expected contribution to results, and exhibition of values, competencies and behaviors critical to the success of the Company.
•	internal equity: respective role, responsibilities and reporting relationships.
•	experience and time in similar roles.
•	retention objectives.

The HC Committee did not have a set formula for determining target compensation opportunity; however, it referred to the median benchmark data during its review.  Additionally, the HC Committee acknowledged that its general practice will be to establish compensation levels toward the lower end of a competitive market range for an executive officer who is newer to his or her role.  Conversely, a longer tenured executive officer with a history of strong performance will have target compensation levels set higher in the competitive range.

Direct Compensation for Executive Officers

Salary

The salary level for each NEO was established by the HC Committee after its consideration of multiple factors including positioning to market, CEO input (other than for himself) and advice from Pearl Meyer. Salary adjustments, if any, are typically effective April 1 of each year. Williams Thermo Fisher United Technologies

Annual Performance-Based Variable Compensation

The HC Committee established an annual performance-based variable compensation program for the 2021 calendar year that focuses executives on the key objectives that position Linde for sustained growth and the creation of shareholder value without compromising long-term business objectives or encouraging excessive risk-taking.  The HC Committee decided not to make any changes to the general design of the annual variable compensation program for the 2021 calendar year compared to 2020.

The annual variable compensation program is comprised of three main components: financial performance, strategic and non-financial performance and individual performance.  This program is designed to deliver pay commensurate with performance wherein results that are greater than target goals are rewarded with above target payout levels and performance not meeting minimum threshold expectations reduces the payout to zero.

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Executive Compensation Matters

Compensation Discussion and Analysis

Business Performance

Financial
0% to 150%
payout potential
Strategic &
Non-financial
0% to 50%
payout potential
25%
Sales
50%
Net income
25%
Cash Flow
X
Individual
Performance
Factor
0.0 to 1.25

Financial Performance Goals

Awards under the annual variable compensation program are determined based on Company performance against challenging, pre-established financial goals.  This component is weighted 75% of the total financial and non-financial payout and payouts related to this component can range from zero to 200% of target variable compensation (for up to 150 percentage points).  Top line sales growth is important to the Company and 25% of the financial performance goal is based on sales.  Recognizing the importance of profitability and cash flow to the Company, 50% of the financial performance goal is based on net income, and the remaining 25% on operating cash flow.

To establish the goals related to the financial component of the program, the HC Committee considers many factors including the degree of control senior management may have over certain factors that affect financial performance.  Goals are established with the expectation that executives will be rewarded with higher payouts if actual performance exceeds targets.  Factors considered in setting the threshold, target and maximum financial performance goals for each financial measure include:

•	management’s operating plan, including expected year-over-year challenges in performance,
•	macro-economic trends and outlooks in each of the countries in which the Company operates,
•	foreign exchange rate trends and outlook,
•	expected industrial gases industry peer performance and that of the broader S&P 500 and leading European companies,
•	shifts in key customer markets, and
•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Strategic and Non-Financial Performance Goals

In alignment with the Company’s compensation philosophy, the design of the annual variable compensation program balances the need for management to deliver annual results with the desire to meet multi-year growth expectations.  Selected key strategic and non-financial performance objectives are included to recognize these critical measures of the Company’s health and potential for future success.

When establishing the 2021 program design, the HC Committee identified the strategic and non-financial elements that were considered most important to long-term sustainable success and established annual goals with respect to those elements.  Most of the strategic and non-financial goals are linked to quantitative and measurable objectives, although the HC Committee uses its judgment when determining the value awarded for goal achievement after a rigorous review of the results.  This component is weighted 25% of the total financial and non-financial payout, and payouts related to this component can range from zero to 200% of target variable compensation (for up to 50 percentage points). The 2021 strategic and non-financial performance goals are as follows:

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Executive Compensation Matters

Compensation Discussion and Analysis

GOAL	ADDITIONAL DETAIL

Values: Safety, Compliance, Sustainability and Inclusion

•     Zero fatalities with fatality potential event reduction

•     No significant process safety or environmental events

•     Best in class recordable injury, lost workday case and vehicle accident rates

•     Continue to manage COVID-19 risks and protocols

•     Achieve world class performance in sustainability and continue progress toward greenhouse gas intensity reduction goals

•     A strong global compliance program and culture focusing on policies, procedures, training, reporting, accountability and verification via audit

•     Strengthen leadership pipeline, including globally diverse talent, through a single succession planning and performance management approach across the enterprise

•    Providing employees with a safe operating environment through investing in state of the art technology and by driving a culture in which safety is a top priority

•    Rigorous processes and procedures to ensure compliance with all applicable environmental regulations, to meet sustainable development performance targets and to continuously reduce the environmental impact of the Company’s operations in the communities in which it operates

•    Create and maintain a strong ethical culture in every country where Linde operates

•    All employees accountable for ensuring that business results are achieved in compliance with local laws and regulations and the Company’s Code of Business Integrity

•    Attraction, retention and development of a diverse and engaged workforce through a robust succession planning process

•    Employee value proposition includes providing strong, dynamic leadership, a challenging work environment, industry-leading performance, competitive pay and benefits, and rewards and recognition for outstanding performance

Strategy:

•     Position the business for long-term performance

•     Operationalize the decarbonization strategy

•     Deliver profitable growth by commercializing new applications, new end-use markets and new business models.

•     Ensure robust backlog execution and positioning for mega projects

•     Leverage digitalization to support growth, productivity, and automation with demonstrable bottom line impact.

•     Enhance organizational capabilities in productivity tools, processes and practices

•    Deliver excellent results in the short-term and over a longer, sustainable period of time

•    Rigorously assess the quality and future impact of actions taken, as benefits may not be recognized for several years

•    Monitor the “health” of the organization through pulse surveys

•    Focus on meeting schedules and cost estimates, starting-up plants reliably and efficiently, and supporting plant availability

•    Deliver value through continuous innovation to help Linde’s customers enhance their product quality, service, reliability, productivity, safety, and environmental performance

•    Work across disciplines, industries and sectors, with employees, customers, suppliers and a range of other stakeholders to get more output utilizing fewer resources and with less environmental impact

Relative Performance: • Strong performance relative to peer companies

•    Continue to be the best performing industrial gases company in the world

•    Assess how well we anticipate and manage adversity to optimize results

•    Determine if management’s actions appear more or less effective than those of Linde’s peers

•    Appropriately respond to macroeconomic or other external factors unknown at the time financial goals were established

Individual Performance

To reinforce a culture where pay is directly linked to performance and to recognize the contributions of individuals to overall Company results, an individual performance component is included in the annual variable compensation design.  Excluding the CEO, the HC Committee may make a positive, negative, or no adjustment to each NEO’s performance-based variable compensation based on its evaluation of his individual performance.  For the CEO, the HC Committee may make a negative or no adjustment to his annual variable compensation payment to reflect his performance.

In evaluating if an individual performance adjustment was appropriate, the HC Committee will consider various qualitative factors, such as the NEO’s:

•	performance in his principal area of responsibility,
•	degree of success in leading the Company to meet its strategic objectives, and
•

driving the Company’s key values (including sustainable development, safety, health & environment, diversity & inclusion, community engagement, and integrity & compliance) and competencies that are important to the success of the Company.

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Compensation Discussion and Analysis

Annual Performance-Based Variable Compensation Opportunity for 2021

The HC Committee established the 2021 variable compensation target for each NEO (expressed as a percent of salary that would be earned for 100% achievement of the performance goals).  The target level for each NEO ranged from 85% to 180% of base salary.

2022 ANNUAL VARIABLE COMPENSATION DESIGN: In January 2022, the HC Committee approved the design and goals for the Company’s annual performance-based variable compensation program in 2022.

In recognition of the importance of net income to shareholders, the HC Committee approved adjustments to the weights within the financial component of the program, to 20% for sales (from 25%) and 55% for net income (from 50%), while maintaining the 25% weighting for operating cash flow.

In recognition of the importance of the Company’s standards for, and impacts from, environmental, social, and governance (ESG) considerations, the HC Committee also approved changes to the non-financial component of the program, which continues to be weighted 25% of the total financial and non-financial payout.  The non-financial component will now be comprised of three pillars, each with their own weights: 1) reduction in absolute greenhouse gas emissions (weighted 20% of non-financial component), 2) ESG values: safety, health & environment; sustainability (excluding greenhouse gas emissions), compliance & integrity; and human capital (weighted 60%), and 3) the Company’s relative performance and strategic positioning (weighted 20%).

2021 Annual Performance-Based Variable Compensation Results and Payout

Financial Business Results

As noted above, financial goals are set considering multiple factors with the recognition that there are some items that cannot be easily predicted and over which management has less control, such as foreign exchange rates and certain raw materials price changes.  As part of the variable compensation plan design, certain pre-determined adjustments may be made by the HC Committee to actual financial results in order to account for these elements.  The HC Committee may also conclude that additional adjustments are appropriate based upon unforeseen factors it deems extraordinary, non-recurring, or otherwise material.

The chart below shows for each financial performance measure, the 2021 Corporate financial targets set by the HC Committee and the actual performance achieved. The overall Corporate payout factor for financial performance was 200% of target variable compensation.

The payouts for Messrs. Angel, Lamba and White are based on Linde plc Corporate results. However, the financial payout factors for Messrs. Durbin and Panikar are based on a blend of the business segment results for their respective business segment (weighted 75%) and Corporate results (weighted 25%). The overall weighted average payout factors for financial performance for Messrs. Durbin and Panikar were 200% and 192.9%, respectively.

Financial Measure	Target ($ millions)	Actual ($ millions)	Weight	Achievement	Payout
Sales*	27,654	29,978	25%	200%	50%
Net Income*	4,775	5,537	50%	200%	100%
Operating Cash Flow	7,671	9,725	25%	200%	50%

* For the annual variable compensation program, sales and net income are measured in accordance with GAAP subject to certain adjustments that the HC Committee approves.

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Compensation Discussion and Analysis

STRATEGIC NON-FINANCIAL BUSINESS RESULTS

Coupled with its assessment of performance related to financial goals, the HC Committee reviewed the strategic actions taken by management that focused on long term sustainable success.  After the end of the year, management presented to the HC Committee the degree of achievement in meeting each goal, and for each element, provided its view of the relative degree of importance to long term success.

Based on the results, the HC Committee determined that the Company’s performance with respect to the strategic and non-financial goals was favorable and set the Corporate strategic and non-financial payout factor at 140% of target variable compensation (relative to a 200% maximum).  The HC Committee noted the following as examples of actions that support the Company’s strategic objectives in determining 2021 variable compensation payouts:

•	Exemplary support for patients through supplies of medical oxygen to hospitals during the global pandemic. Lincare was able to service critical oxygen needs of 165,000 patients at home.
•	Reliably and cost effectively delivered products and services to customers, despite the challenges posed by the pandemic and global supply chain issues.
•

Environmental Sustainability efforts made good progress with reduction in greenhouse gas intensity, which was down -24% by year-end and on track to achieving -35% by 2028. In addition, Linde announced new absolute greenhouse gas emission reduction targets of 35% by 2035 and climate neutrality by 2050 (GHG emission reduction targets relate to Linde’s Scope 1 and 2 emissions).

•	Dedicated Clean Energy team set up to develop and pursue opportunities for low carbon intensity Hydrogen in mobility, energy and industrial end markets.
•

Significant increase in number of sites participating in Zero Waste program, up to 700 sites from 500 sites in the previous year. Also reduced 500 million gallons of water in operations through sustainable productivity initiatives.

•	250,000 people benefited from nearly 400 global employee community engagement projects.
•	Delivered efficiency improvement of 5.5% through the organization.
•

Launched “Strengthening the Pipeline” program providing employee sponsorship and development for a diverse group of more than 200 high performers as part of efforts towards meeting “30 by 30” gender representation goal.

•	Received Public Recognition:
•	Dow Jones Sustainability World Index: only chemical company recognized for 19 consecutive years.
•	Maintained MSCI ESG Rating of “A.”
•	Received “A-“ rating for climate change and “A” rating for water security from the Carbon Disclosure Project.
•	Consistently listed on major Diversity and Inclusion indices: Bloomberg’s Gender Equality Index and Forbes Best Employer for Diversity.
•	Achieved a score of 90 percent on the 2021 Human Rights Campaign’s Corporate Equality Index.
•	Recognized as Top Noteworthy Company by DiversityInc.

Individual Performance Adjustments

Excluding the CEO, the HC Committee may make a positive, negative or no adjustment to each NEO’s performance-based variable compensation based on its evaluation of individual performance.  In evaluating if an individual performance adjustment was appropriate, the HC Committee considered various qualitative factors, such as the NEO’s:

•	performance in his principal area of responsibility,
•	championing of the values and competencies that are important to the success of the Company.

Adjustments were made to the payouts of each NEO (other than the CEO) based upon individual performance in 2021.  When considering the individual performance, the HC Committee considered the factors above including sustainable development, safety, health & environment, diversity & inclusion, community engagement, and integrity & compliance. None of the adjustments made were material to annual performance-based variable compensation payments.

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Compensation Discussion and Analysis

Set forth below is the calculation of the CEO’s 2021 variable compensation payout determined in accordance with the criteria described above.

2021 Equity Awards Design

Equity awards are the largest portion of each NEO’s target compensation.  This weighting helps ensure a strong alignment of NEOs’ and shareholders’ long-term interests.  Annual grants of equity awards are made to incent and reward sustained performance.

Equity awards are granted as a mix of stock options, PSUs, and RSUs.  The mix and type of equity awards granted to the CEO and other NEOs is the same as those granted to all eligible executives of the Company.  Fully aligning the leadership team, from mid-management to officers, helps sustain the Company’s pay for performance culture by incenting and rewarding all participants with the same goals and performance results.

Equity Awards Mix

"At Risk" 80%
PSUs; TSR 20%
Options 30%
PSUs; ROC 30%
RSUs 20%
Time Based 20%

Performance Share Units (50% of award target value)

The HC Committee includes PSUs in its award mix as this vehicle focuses executives on the Company’s mid-term performance objectives.  A three-year performance period is believed to be an appropriate balance between the one-year performance-based variable compensation goals and the longer-term stock option share price growth goals.  Additionally, the overlapping three-year performance periods that result from regular annual grants promote retention and encourage management to focus on sustainable growth and shareholder returns.  Key features of the PSUs include:

•	Vest if pre-established multi-year performance goals are attained and forfeited if threshold goals are not met.
•	Pay no dividends nor accrue dividend equivalents prior to vesting.
•	Require NEOs to hold all after-tax shares derived from vested awards until their respective stock ownership requirement is met.

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Compensation Discussion and Analysis

The HC Committee determined that using a Return on Capital (ROC) performance goal would be appropriate as it encourages and rewards the executive team for focusing decisions and taking actions that drive long term ROC performance.

A relative Total Shareholder Return (TSR) goal was also considered appropriate as this portion of the equity award will further strengthen alignment of management payouts with shareholder returns.  In order to align with the Company’s global shareholder base, it was determined that TSR performance would be measured against a blended group of companies that is comprised of those that are listed on the S&P 500, excluding the Financial sector, plus those that are designated as Eurofirst 300 at January 1, 2021.

Stock Options (30% of award target value)

The HC Committee believes that stock options present an appropriate balance of risk and reward in that the options have no value unless the Company’s stock price increases above the option exercise price and that the opportunity to realize value from growth in shareholder value over the ten-year grant term encourages long term decision-making.  The HC Committee notes that the Company’s executives place a high value on stock options as a compensation vehicle.  Key features of the stock options include:

•	Exercise price is fixed at 100% of the closing market price on date of grant.
•	Vest in equal annual tranches over three years and expire after ten years.
•	No repricing without shareholder approval.
•	Require NEOs to hold all shares obtained from exercise, net of taxes and exercise price, until their respective stock ownership requirement is met.

Restricted Stock Units (20% of award target value)

The HC Committee recognizes that RSUs can provide appropriate rewards to executives through alignment with the Company’s stock price.  The RSUs are the smallest component of the equity award mix, and cliff vest three years after their grant date to aid NEO retention.  RSUs can also mitigate some of the impact of an economic downturn on the PSU and stock option components of the annual awards.  Key features of the RSUs include:

•	Pay no dividends nor accrue dividend equivalents prior to vesting.
•	Require NEOs to hold all after-tax shares derived from vested awards until their respective stock ownership requirement is met.

2021 Equity Award Grants

The HC Committee established the target dollar value of 2021 equity awards for each NEO.  The HC Committee examined relative responsibility of the NEOs and each NEO’s position to market with consideration of how long he had been in the current role. Particular emphasis was placed on the importance of providing NEOs incentive and appropriate reward for taking high quality actions to support sustainable long-term growth.

ROC-measured PSUs

The ROC goal for the PSU awards covering fiscal years 2021 - 2023 was determined after the HC Committee examined prior-year ROC results, industry ROC averages, capital expenditure projections and the Company’s weighted average cost of capital. The payout schedule was set with the intent of encouraging and rewarding the executive team for taking actions that result in industry-leading ROC performance.

The March 2021 awards are measured against the following ROC goals:

2021-2023	Average Annual ROC	Payout*
Below Threshold	<13.5%	0%
Threshold	13.5%	50%
Target	15.0%	100%
Maximum	≥17.0%	200%

*Interpolated for results between threshold and maximum.

ROC is the Company’s after-tax return on capital as reported in its quarterly and annual Consolidated Financial Statements, adjusted to eliminate the after-tax effect of any acquisition occurring during the Performance Period that was not known at the time the goals were set.

Relative TSR-measured PSUs

The March 2021 relative TSR awards are measured against a blended group of companies that is comprised of those that are listed on the S&P 500, excluding the Financial sector, plus those that are designated as Eurofirst 300 at January 1, 2021, and payouts will be determined based on the following schedule:

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Compensation Discussion and Analysis

2021-2023	TSR Rank	Payout*
Below Threshold	<25%ile	0%
Threshold	25%ile	25%
Target	50%ile	100%
Maximum	≥75%ile	200%

*Interpolated for results between threshold and maximum.

2022 EQUITY AWARD DESIGN: The HC Committee has determined to maintain the same design of the Company’s equity award program in 2022.

2019-21 Performance Share Unit Payouts

In March 2022, the grants of the ROC- and relative TSR-measured PSUs that met the pre-established performance criteria at the end of 2021 vested and were settled in Company shares.

The Company achieved an industry-leading average annual ROC over the three-year performance period of 14.2%, which exceeded the pre-established goal for maximum performance of 12.5%.  The HC Committee certified the vesting at 200% of the target number of ROC PSUs granted.

The Company’s relative TSR over the three-year performance period ended in the 82nd percentile of the pre-established peer group comprised of companies that were listed on the S&P 500, excluding the Financial sector, plus companies that were designated as Eurofirst 300 at January 1, 2019.  This exceeded the goal for maximum performance of the 75th percentile, and the HC Committee certified the vesting at 200% of the target number of relative TSR PSUs granted.

PSU Measure	Threshold Goal	Target Goal	Maximum Goal	2019-21 Actual	Payout
ROC	10.2%	11.5%	12.5%	14.2%	200%
Relative TSR	25th %ile	50th %ile	75th %ile	82nd %ile	200%

Health, Welfare and Retirement Benefits

Competitive benefits are provided to attract executive talent, promote employee health and well-being, provide opportunity for retirement income accumulation, encourage long-term service, and where allowed, to include opportunities to “invest in” Company stock.

Generally, the Company makes available to NEOs benefits that are similar to those provided to other employees based upon the location of their employer and provides perquisites and personal benefits consistent with local market practices.

U.S. Tax-Qualified Pension Plan

•	The Company maintains a tax-qualified pension plan for eligible U.S. employees, including eligible NEOs.

U.S. Supplemental Retirement Income Plan

•

The plan is maintained for the primary purpose of providing retirement benefits that would otherwise be paid to eligible employees under the U.S. tax-qualified pension plan but for certain limitations under federal tax law.

•	Incremental benefits paid are calculated in the same manner as the underlying U.S. tax-qualified pension plan.
•	Only base salary and annual variable compensation awards are considered in pension calculations.

Pension Commitments for Mr. Lamba

•

Mr. Lamba became a U.S. employee eligible for the Company’s U.S. benefits programs on January 1, 2022.  He retains pension entitlements that accrued in connection with his earlier employment with a Company affiliate under an individual pension agreement.   Additional information is included below under the heading “Additional Information Regarding 2021 Pension Benefits Table.”

U.S. 401(k) Plan

•	Eligible U.S. employees, including NEOs, may make voluntary contributions to the plan that are invested in various funds, including a

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Compensation Discussion and Analysis

Company stock fund, as directed by the NEO.

U.S. Deferred Compensation

•	U.S. employees eligible to participate in the Variable Compensation Plan, including NEOs, may participate in the plan.
•	Contributions to the plan are voluntary and represent compensation already earned by the participants.
•	No above-market earnings are payable.

Other Plans

•	Medical and dental plans, disability, life insurance, relocation and vacation programs are provided.

Other Compensation Policies and Considerations

International Assignment Benefits

The Company provides certain benefits to employees who relocate to another country at the Company’s request, as part of its global mobility program.  These benefits include relocation expenses, host country housing and transportation, allowances for goods and services, tax preparation services, and income tax equalization.  The goal of these benefits is to ensure that employees are not financially advantaged or disadvantaged as a result of their relocation or international assignment, including related taxes.  Messrs. Lamba, Durbin and Panikar received mobility benefits in connection with their international assignments during 2021 that are detailed in footnote 5 of the Summary Compensation table.  As of January 1, 2022, Mr. Lamba became a U.S. employee and is no longer eligible to receive further mobility benefits.

Generally, while on an international assignment, NEO’s continue to receive pay and health, welfare and retirement benefits from their home countries.

Severance Benefits

The Company provides severance benefits to eligible employees, including NEOs, consistent with the terms of its severance programs, applicable local law, and local practices.

During 2021, Mr. Lamba was party to an agreement with a Company affiliate that provided severance entitlements in the event his employment ended under specified circumstances.  The Company and Mr. Lamba mutually agreed to cancel that agreement as of December 31, 2021 and thereafter, Mr. Lamba became a U.S. employee eligible for severance benefits generally applicable to the Company’s other U.S. employees.

Additional information about the Company’s severance arrangements applicable to each NEO is included in the section below entitled “Severance and Other Change-In-Control Benefits.”

Mr. Angel retired from employment with the Company in March 2022 and assumed the role of Chairman of the Board.  Additional information regarding his separation from employment is included in the section below entitled “Severance and other Change-in-Control Benefits – Subsequent Development.”

Stock Ownership, Retention Requirements, Hedging, and Pledging

In order to align executives’ interests with shareholder interests, the HC Committee has established a stock ownership policy for NEOs (see disclosure on details of this policy in the “Executive Stock Ownership and Shareholding Policy” section above).  NEOs may comply with this policy by acquiring Company stock or stock-equivalent units through equity incentive grants, as well as, if eligible, through the Company’s Compensation Deferral Program, 401(k) Plan, Dividend Reinvestment and Stock Purchase Plan and through other personal investments.  Under the Company’s Stock Ownership Policy, unless the stock ownership level is met, an executive officer may not sell any of his or her holdings of Company stock and must hold all shares acquired

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Compensation Discussion and Analysis

after tax upon vesting of PSUs or RSUs and shares acquired upon an option exercise net of shares used to pay taxes and/or the option exercise price.  An executive officer may not engage in hedging transactions related to Company stock that would have the effect of reducing or eliminating the economic risk of holding Company stock.  In addition, no executive officer may pledge or otherwise encumber any of his or her Company stock.

Recapture Clawback Policy

The Board has adopted a policy for the recapture of annual performance-based variable compensation payouts, equity grants and certain equity gains in the event of a later restatement of financial results.  Specifically, if the Board, or an appropriate committee thereof, has determined that any fraud by any Section 16 officer of the Company materially contributed to the Company having to restate all or a portion of its financial statements, the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity.  Among those remedies, to the extent permitted by applicable law and not withstanding anything to the contrary in any Company equity or other compensation plan, award agreement or contract, the Board or its committee may require cancellation, forfeiture or reimbursement of any performance-based cash, stock or equity-based award paid or granted to, or gains realized by (such as through the exercise of stock options, payment or settlement of awards or sale of equity securities) any Section 16 officer of the Company, if and to the extent that:

•

the amount of such cash, stock or equity-based award was calculated based upon, or realized gain can reasonably be attributed to, certain financial results that were subsequently reduced due to a restatement, and

•	the amount of the cash, stock or equity-based award, or gain that would have been paid or granted or realized, would have been lower than the amount actually paid or granted or realized.

Tax and Accounting

The accounting treatment of the compensation program was reviewed by the HC Committee but did not impact the selection and design of the annual variable compensation program or equity compensation for 2021, although all of the equity awards to the NEOs were made in such a manner as to not require liability accounting treatment.

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Executive Compensation Tables

Executive Compensation Tables

The tables below present compensation information for the Company’s NEOs and include footnotes and other narrative explanations important for understanding of the compensation information in each table.  The Summary Compensation Table summarizes key components of NEO compensation for 2019, 2020 and 2021.

The tables following the Summary Compensation Table provide more detailed information about the various types of NEO compensation for 2021, some of which are included in the Summary Compensation Table.  The final table provides information regarding compensation that NEOs would receive if their employment with the Company terminates under various circumstances or in connection with a change-in-control.  Note that all 2021 amounts reported for Mr. Lamba have been converted from Euro to U.S. Dollars using an exchange rate of 1.13042.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen F. Angel,	2021	1,586,250	10,764,948	5,044,977	5,282,213	8,450,000	297,644	31,426,032
Chief Executive Officer (6)	2020	1,545,000	7,880,305	2,950,344	3,441,874	2,474,000	265,378	18,556,901
	2019	1,520,833	9,121,847	4,152,405	3,726,422	3,596,000	358,371	22,475,878
Sanjiv Lamba,	2021	949,440	3,308,931	1,549,611	2,120,930	2,292,626	2,616,140	12,837,678
Executive Vice President &	2020	757,868	1,746,550	653,631	1,096,320	863,442	30,385	5,148,195
Chief Operating Officer	2019	740,177	2,285,998	2,027,369	1,418,403	949,383	34,679	7,456,009
Matthew J. White,	2021	788,750	2,770,247	1,297,296	1,926,128	99,000	35,375	6,916,796
Executive Vice President &	2020	755,000	2,031,029	760,293	1,160,546	95,000	33,938	4,835,805
Chief Financial Officer	2019	742,500	2,415,358	1,099,328	1,273,517	68000	37,656	5,636,359
John M. Panikar	2021	650,000	1,538,022	720,846	1,076,933	3,376,000	2,070,647	9,432,448
Executive Vice President, APAC (7)

Sean F. Durbin	2021	616,667	1,538,022	720,846	1,115,165	51,000	827,456	4,869,156
Executive Vice President, EMEA (7)

(1)	Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates, if applicable.
(2)

These amounts were not paid in the respective year but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation.  The Stock Awards amounts are the values for the PSU grants made in each year valued at the target number of shares granted and the values of RSU grants made to each NEO in each year.  The Option Awards amounts are the values for options granted in each year.  The assumptions used in computing the Option Awards and Stock Awards amounts are included in Note 15 to the Company’s 2021 financial statements in the 2021 Form 10-K and Annual Report.  The amounts shown in the Stock Awards and Option Awards columns are subject to vesting conditions that may or may not result in actual payouts in future years.  In addition, a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option).  If a NEO exercises an in-the-money option, the NEO would then realize an actual gain.  Any gain realized for options exercised in 2021 and the value realized in connection with RSUs that vested in 2021, are reported in the “2021 Option Exercises and Stock Vested” table.

(3)

Each NEO was paid a performance-based variable compensation payment in 2022 based upon the Company’s 2021 performance, in 2021 based upon the Company’s 2020 performance, and in 2020 based upon the Company’s 2019 performance. These amounts are reported as “Non-equity Incentive Plan Compensation.”  See the detailed description of the 2021 awards and the Company’s Variable Compensation Plan in the CD&A under the section “Annual Performance-Based Variable Compensation.”

(4)

Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company’s Pension Program or for Mr. Lamba, his pension agreement.  These amounts were not actually paid to any NEO. The total pension present value accrued for each NEO through 2021 is disclosed in the 2021 Pension Benefits table. See the detailed description of the pension benefits under “Additional Information Regarding 2021 Pension Benefits Table” below for further information.

No amounts accumulated under the Company’s Compensation Deferral Program earn above market or “preferential” interest or other earnings; therefore, no earnings are included in this column.

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Executive Compensation Tables

(5)

This column includes any perquisites or personal benefits that exceeded $10,000 for any NEO during 2021, valued at incremental costs.  NEOs were not reimbursed for any taxes due based on the imputed value of Company-provided perquisites or personal benefits not generally available to all employees.  Such perquisites or personal benefits were:

Name	Matching Contribution	Personal Use of Company Aircraft	Executive Insurance	International Assignment Benefits	Financial Planning	Other
Stephen F. Angel	58,397	224,462	0	0	13,785	1,000
Sanjiv Lamba	0	0	5,277	2,607,407	0	3,456
Matthew J. White	34,375	0	0	0	0	1,000
John M. Panikar	22,211	0	0	2,048,437	0	0
Sean F. Durbin	29,563	0	0	797,893	0	0

Matching Contribution for Messrs. Angel, White, Panikar and Durbin includes Company contributions to the Company’s U.S. 401(k) Plan and Company contributions to the U.S. Compensation Deferral Program described under the “2021 Nonqualified Deferred Compensation” table below.

For reasons of security and time management, the Board requires the CEO to use the Company’s corporate aircraft for personal use as well as business travel.  The aircraft is available for the Company’s use through a time-share arrangement with a fixed time-share charge for the right to use the aircraft and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel’s personal use as the full amount of those per-trip charges attributable to his personal use.  The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel.

The amounts shown for Executive Insurance equal the premiums paid by the Company on behalf of each NEO with respect to his personal director & officer, liability, accident, travel health, luggage and life insurance coverages.

Other perquisites include U.S. Health Savings Account contributions for Messrs. Angel and White and the cost of Mr. Lamba’s executive annual physical.

International Assignment Benefits include the expenses paid pursuant to the Company’s standard global mobility program in connection with Mr. Lamba’s assignment to the U.S. as Chief Operating Officer, Mr. Panikar’s assignment to Singapore as Executive Vice President, APAC, and Mr. Durbin’s assignment to Germany as Executive Vice President, EMEA. These costs were primarily associated with housing and tax equalization expenses.

(6)

Mr. Angel retired from employment with the Company in March 2022 and assumed the role of Chairman of the Board. Additional information regarding his separation from employment is included in the section below entitled “Severance and other Change-in-Control Benefits – Subsequent Development.”

(7)	Because Messrs. Panikar and Durbin were not NEOs in 2019 or 2020, only 2021 compensation is provided for them.

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Executive Compensation Tables

2021 Grants of Plan-Based Awards

Below is information regarding the 2021 Non-Equity Incentive Plan Compensation, Stock Awards and the Option Awards reported in the Summary Compensation Table above.  The 2021 option grants, performance share unit (PSU) and restricted stock unit (RSU) awards reported in the table below were made under the Amended and Restated 2009 Linde Long Term Incentive Plan, which was subsequently closed to new grants upon approval by shareholders of the 2021 Linde plc Long Term Incentive Plan on July 26, 2021. The awards granted to NEOs were made on substantially the same terms as the 2021 grants that were made to all other eligible employees.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Compen- sation Committee Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Stephen F. Angel
Variable Cash (2)			0	2,855,250	5,710,500
Stock Options (3)	3/8/2021	2/22/2021								133,465	253.68	5,044,977
RSUs (4)	3/8/2021	2/22/2021							12,670			3,054,737
ROC PSUs (5)	3/8/2021	2/22/2021				0	19,000	38,000				4,580,900
TSR PSUs (5)	3/8/2021	2/22/2021				0	10,395	20,790				3,129,311
Sanjiv Lamba
Variable Cash (2)			0	1,091,856	2,729,639
Stock Options (3)	3/8/2021	2/22/2021								40,995	253.68	1,549,611
RSUs (4)	3/8/2021	2/22/2021							3,895			939,085
ROC PSUs (5)	3/8/2021	2/22/2021				0	5,840	11,680				1,408,024
TSR PSUs (5)	3/8/2021	2/22/2021				0	3,195	6,390				961,823
Matthew J. White
Variable Cash (2)			0	867,625	2,169,063
Stock Options (3)	3/8/2021	2/22/2021								34,320	253.68	1,297,296
RSUs (4)	3/8/2021	2/22/2021							3,260			785,986
ROC PSUs (5)	3/8/2021	2/22/2021				0	4,890	9,780				1,178,979
TSR PSUs (5)	3/8/2021	2/22/2021				0	2,675	5,350				805,282
John M. Panikar
Variable Cash (2)			0	552,500	1,381,250
Stock Options (3)	3/8/2021	2/22/2021								19,070	253.68	720,846
RSUs (4)	3/8/2021	2/22/2021							1,810			436,391
ROC PSUs (5)	3/8/2021	2/22/2021				0	2,715	5,430				654,587
TSR PSUs (5)	3/8/2021	2/22/2021				0	1,485	2,970				447,044
Sean F. Durbin
Variable Cash (2)			0	524,167	1,310,417
Stock Options (3)	3/8/2021	2/22/2021								19,070	253.68	720,846
RSUs (4)	3/8/2021	2/22/2021							1,810			436,391
ROC PSUs (5)	3/8/2021	2/22/2021				0	2,715	5,430				654,587
TSR PSUs (5)	3/8/2021	2/22/2021				0	1,485	2,970				447,044
(1)

On February 22, 2021, the HC Committee approved the stock options, PSUs and RSUs to be granted to NEOs.  It set March 8, 2021 as the actual grant date for all award types.  For a more detailed description of equity grant practices, see the CD&A under the caption “2021 Equity Award Grants.”

(2)

The actual amount of performance-based variable compensation paid for 2021 performance is shown in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.”  The amounts shown in these columns in the table above are the range of potential 2021 payments that could have been made.  For more information, see the descriptions in the CD&A under the caption “Annual Performance-Based Variable Compensation.”

(3)	These are the number of shares underlying stock option grants made in March 2021. See the explanation set forth in the CD&A under the caption “2021 Equity Award Grants” for more information.
(4)	This is the number of RSUs granted in March 2021. See the explanation set forth in the CD&A under the caption “2021 Equity Award Grants” for more information.
(5)

These are the threshold, target and maximum number of shares that may be earned under PSU awards made in March 2021. See the explanation set forth in the CD&A under the caption “2021 Equity Award Grants” for more information.

(6)

The amounts are the full grant date fair values of the RSU awards, PSU awards, and the stock option grants made in 2021, calculated in accordance with accounting standards related to share-based compensation.  The values for the PSU awards are based on the target number of units granted.  These amounts are neither paid to any NEO nor equal to the amounts recognized by the Company as compensation expense in 2021.

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2021 Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards at the end of 2021.  The material terms of the awards are described under the caption “2021 Equity Award Grants” in the CD&A and in the footnotes to the table below.  Treatment of equity awards upon termination of employment is described in the “Severance and Other Change-in-Control Benefits” section under the caption “Equity Awards.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Stephen F. Angel	416,355	0	102.22	2/23/2016	2/23/2026	42,360	14,674,775	132,135	45,775,528
	435,850	0	118.71	2/28/2017	2/26/2027
	318,780	0	154.00	2/27/2018	2/25/2028
	118,403	59,202	176.63	3/20/2019	3/20/2029
	56,520	113,040	173.13	3/9/2020	3/8/2030
	0	133,465	253.68	3/8/2021	3/7/2031
Sanjiv Lamba	26,980	13,490	176.63	3/20/2019	3/20/2029	10,575	3,663,497	32,250	11,172,368
	2,840	0	1.92	4/24/2019	6/7/2022
	12,521	25,044	173.13	3/9/2020	3/8/2030
	0	40,995	253.68	3/8/2021	3/7/2031
Matthew J. White	40,865	0	128.38	2/24/2015	2/24/2025	11,020	3,817,659	34,545	11,967,424
	85,205	0	102.22	2/23/2016	2/23/2026
	72,795	0	118.71	2/28/2017	2/26/2027
	64,665	0	154.00	2/27/2018	2/25/2028
	31,346	15,674	176.63	3/20/2019	3/20/2029
	14,565	29,130	173.13	3/9/2020	3/8/2030
	0	34,320	253.68	3/8/2021	3/7/2031
John M. Panikar	0	3,899	176.63	3/20/2019	3/20/2029	3,690	1,278,327	10,795	3,739,712
	3,391	6,784	173.13	3/9/2020	3/8/2030
	0	19,070	253.68	3/8/2021	3/7/2031
Sean F. Durbin	5,945	0	118.71	2/28/2017	2/26/2027	3,085	1,068,737	8,650	2,996,620
	16,170	0	154.00	2/27/2018	2/25/2028
	5,196	2,599	176.63	3/20/2019	3/20/2029
	2,348	4,697	173.13	3/9/2020	3/8/2030
	0	19,070	253.68	3/8/2021	3/7/2031

(1)

For all stock option awards except those granted to Mr. Lamba on April 24, 2019, each stock option vests in three consecutive equal annual installments beginning on the first anniversary of the grant date.

The stock option award granted on April 24, 2019 to Mr. Lamba represents the Linde plc option awards that were granted in replacement of certain Linde AG awards (“Replacement Awards”) pursuant to the 2018 Business Combination Agreement between Praxair, Inc. and Linde AG (“Business Combination Agreement”).  This stock option will vest in full one year before its expiration date, which corresponds to the remaining qualifying period for the cancelled Linde AG equity awards that it replaced.

(2)

The exercise price for all stock options is generally the closing price on the NYSE on the date of grant.  However, as dictated by the Business Combination Agreement, the Replacement Awards granted to Mr. Lamba have an exercise price that corresponds to the exercise price that applied to the terminated Linde AG stock options (i.e. €2.56 per share) adjusted to reflect the exchange ratio and an exchange rate of 1.1407 (from the time the exchange offer was completed), as the options, once vested, are exercisable in U.S. dollars on the NYSE.

(3)

This column includes the number of shares underlying the RSU awards granted to the NEOs in March 2019, 2020 and 2021.  Additional information is discussed in the CD&A under the caption “2021 Equity Award Grants.”

(4)

The market value reported in this column is the number of unvested restricted stock units multiplied by the $346.43 December 31, 2021 closing price of the Company’s common stock as reported on the NYSE.

(5)	Where applicable under U.S. tax law, the Company collects from NEOs and pays Federal Insurance Contributions Act (FICA) taxes on awards.
(6)

This column includes the actual number of shares paid in settlement of the PSUs granted in May 2019, plus the target number of PSUs granted in March 2020 and 2021. The PSUs granted in 2019 vested at 200% of their respective targets and were paid out in March 2022.  See “2019-21 Performance Share Unit Payouts” in the CD&A section of this Proxy Statement for more information.

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2021 Option Exercises and Stock Vested

This table provides information about any stock options that were exercised and restricted stock units that vested during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Stephen F. Angel	261,075	51,679,796	38,270 (3)	9,348,213 (3)
Sanjiv Lamba	3,052	916,394	686	200,024
Matthew J. White	0	0	7,765	1,896,757
John M. Panikar	16,203	2,628,009	3,030	740,138
Sean F. Durbin	0	0	1,945	475,105

(1)

The option exercise value realized for 2021 equals the (i) NYSE market price of the Company’s common stock at the time of the option exercise minus the option exercise price, multiplied by (ii) the number of option shares exercised.  All amounts reported are before taxes.

(2)

For Messrs. Angel, White, Panikar and Durbin, the values represent shares acquired pursuant to the vesting and payout in February 2021 of Company RSU awards that replaced the Praxair 2018 RSU awards outstanding at the time of the Business Combination.

For Mr. Lamba, the values represent shares acquired pursuant to the vesting and payout in June 2021 of Company RSU awards granted in April 2019 to replace the unpaid portion of the 2017 Linde AG matching share rights that were cancelled in connection with the Business Combination.

In all cases, the value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE closing price of the Company’s common stock on the applicable vesting date.

(3)

The amounts reported for Mr. Angel were not paid to him in 2021 because he previously made a voluntary election to defer payment of shares in settlement of his vested RSU award until a future date. See the “2021 Nonqualified Deferred Compensation” table and the narrative description in the “Material Terms of PSU and/or RSU Deferral Elections” section for more information.

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2021 Pension Benefits

The table below shows certain retirement benefit information under the Company’s Pension Programs and agreements.

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Stephen F. Angel (3)	Linde U.S. Pension Plan	21	1,185,000	0
	Supplemental Retirement Income Plan	42	16,638,000	0
Sanjiv Lamba	Linde Pension Obligation	11	6,643,327	0
Matthew J. White	Linde U.S. Pension Plan	17	197,000	0
	Supplemental Retirement Income Plan	17	448,000	0
John M. Panikar	Linde U.S. Pension Plan	30	2,490,000	0
	Supplemental Retirement Income Plan	30	6,069,000	0
Sean F. Durbin	Linde U.S. Pension Plan	30	225,000	0
	Supplemental Retirement Income Plan	30	124,000	0

(1)

Messrs. Angel and Panikar participate in the Linde U.S. Pension Program’s Traditional Design component and Messrs. White and Durbin participate in the Linde U.S. Pension Program’s Account-Based Design Component.  Mr. Lamba’s pension entitlements for his service through the end of 2021 are set out in an individual contract.  For benefits accruing for service completed after 2021, Mr. Lamba will participate in the Linde U.S. Pension Program’s Account-Based Design Component.  Further details of the Company’s pension obligations for each NEO are included under “Additional Information Regarding 2021 Pension Benefit Table” below.

(2)	See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.
(3)	The Linde U.S. Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company.

The Supplemental Retirement Income Plan credited years of service adds the recognition of Mr. Angel’s 21.64 years of prior General Electric service.  In connection with Mr. Angel’s recruitment to the Company in 2001 and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with credit under the Linde Inc. Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) to recognize his years of service with his prior employer, General Electric.  The receipt of this additional credited service was subject to time-based vesting requirements which were satisfied in 2016.  The Company has recognized as an accrued pension liability, the additional years of service credit that Mr. Angel received under the SRIP over the course of his anticipated years of service, and no future accruals are expected as the liability has been fully accrued and the years of service credit fully vested.

Mr. Angel retired from employment with the Company in March 2022 and assumed the role of Chairman of the Board.  Following his retirement, Mr. Angel will receive retirement benefits under the Pension Program based on his Company service plus the additional years of recognized General Electric service, less offsets for the benefits paid pursuant to the SRIP in connection with the 2018 Business Combination of Linde AG and Praxair, Inc. (see the detailed description of the Pension Program below) and the benefits he receives under the General Electric retirement plans.  The values shown above include the effect of these offsets.

Additional information regarding his separation from employment is included in the section below entitled “Severance and other Change-in-Control Benefits – Subsequent Development.”

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Additional Information Regarding 2021 Pension Benefits Table

Present Value of Accumulated Benefit

The 2021 Pension Benefits table includes a “Present Value of Accumulated Benefit.”  This is the value in today’s dollars of the total expected future retirement benefits that each NEO may receive under the Pension Program or his contract, as applicable, and these are accrued amounts as of the end of 2021.  For any given year, there will be a change in the accumulated benefit.  For example, from one year to the next, the accumulated benefit may increase because a NEO has worked for an additional year and received credit for that or his pensionable earnings have increased.  The accumulated benefit may also increase or decrease based on the interest rate used to calculate the present value of the NEO’s retirement payments compared to the prior year.  The annual change in accumulated benefit is disclosed in the “Summary Compensation Table” in the “Change in Pension Value” column.

The Company recognizes these amounts as a future pension liability on its financial statements.  The Company calculates these amounts using complex actuarial valuations and assumptions.  These assumptions are described in Note 16 to the Company’s 2021 financial statements in the 2021 Form 10-K and Annual Report.  However, as required by SEC rules, the 2021 Pension Benefits table assumes that each NEO will retire at the earliest retirement age that would provide full (unreduced) benefits.  The value in today’s dollars of the total retirement benefits that each NEO eventually receives may be more or less than the amount shown in the 2021 Pension Benefits table.

General Terms of the Linde U.S. Pension Program

Messrs. Angel, White, Panikar and Durbin participate in the same pension program maintained for other eligible U.S. employees of the Company (the “Pension Program”).  The Company has an obligation to pay pension benefits according to formulas described below.  The Pension Program does not include the Company’s U.S. 401(k) Plan.  The 401(k) Plan is funded by employee and Company contributions, but the Company does not promise any given retirement benefit.  Instead, any retirement payments will depend on employee and Company contributions and the investment return on those contributions.

As it applies to Messrs. Angel, White, Panikar and Durbin and other eligible U.S. employees, the Pension Program has the following two parts:

1. The Linde U.S. Pension Plan (the “Pension Plan”) is intended to meet Federal tax law rules so that it will be considered a “tax-qualified” defined benefit retirement plan.  Applicable laws require the Company to periodically set aside funds to meet its obligations under this plan.  The rules also limit the amount of benefits that can be paid and do not allow using pay above certain levels to calculate retirement benefits. One or more of these limitations apply to Messrs. Angel, White, Panikar and Durbin and to certain other employees.  Therefore, the

Company also maintains “non-qualified” supplemental plans.

2. The Linde Inc. Equalization Benefit and Supplemental Retirement Income Plans (collectively referred to as the “SRIP”) are non-qualified deferred compensation plans under U.S. tax rules.  Therefore, the Company does not set aside funds to meet these plan obligations.  Instead, SRIP participants have only the Company’s promise to pay the amounts due following their termination of employment with the Company.  The terms of the SRIP are largely the same as those of the Pension Plan except that: (i) benefits payable under the SRIP are not limited by the Federal tax law limits, (ii) in order to comply with Federal tax law governing non-qualified deferred compensation plans, benefits accrued under the SRIP are payable at different times and in different forms than those payable under the Pension Plan, and (iii) NEOs may have additional benefits paid under the SRIP that are not the same as the standard benefits of the Pension Plan (see Note 3 following the  “2021 Pension Benefits” table regarding Mr. Angel’s service crediting agreement).

Benefits under the Pension Program are calculated under one of the following two basic designs:

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Traditional Design (Applicable to Messrs. Angel and Panikar)

•

The Traditional Design program is applicable only to eligible U.S. employees who were hired by legacy Praxair, Inc. prior to May 1, 2002.  This benefit formula considers an employee’s final average pay and years of service with the Company.  For this purpose, the employee’s “final average pay” is generally equal to the employee’s highest three years of salary plus annual variable compensation out of his or her last ten years of service.

•

Generally, an employee’s annual pension benefit is determined using a formula of 1.5% times the employee’s years of service with the Company times the employee’s final average pay.  This is subject to several reductions, including offsets for the employee’s projected Social Security benefits and certain pension benefits payable under pension programs maintained by the Company’s subsidiaries or affiliates.

•

Unreduced pension benefits are generally payable from the Pension Plan in an annuity beginning following the employee’s separation from service after the earliest of (i) the employee’s reaching age 65, (ii) the employee’s reaching age 62 and completing at least 10 years of service with the Company, or (iii) when the sum of the employee’s age plus years of service with the Company equals at least 85.  Mr. Angel retired from the Company in March 2022 and was eligible to commence an unreduced benefit at that time.  Mr. Panikar is currently eligible to immediately commence a reduced pension benefit following his separation from service and is expected to become eligible to commence an unreduced benefit later in 2022.

•

Traditional Design benefits under the SRIP are generally payable in a lump sum following the employee’s separation from service with the Company with the lump sum payment being actuarially equivalent to the employee’s accrued benefit under the SRIP determined using actuarial factors set forth in the Pension Program.  Following his retirement, Mr. Angel will receive payment of his accrued SRIP benefit in accordance with the program’s terms.

•

Traditional Design SRIP benefits become immediately vested and payable in a lump sum upon the occurrence of a change-in-control of the Company (as defined in the SRIP) unless the NEO has made a valid election to waive the right to receive an accelerated payment of his or her SRIP benefit in connection with a change-in-control and to instead receive such payment in the ordinary course.

Account-Based Design (Applicable to Messrs. Lamba, White and Durbin)

•

This is a “cash balance” pension design that applies to eligible U.S. employees of the Company who are not covered under the Traditional Design program.  The Company makes an annual notional “contribution” for each participant equal to 4% of eligible pay (salary plus annual variable compensation) and credits each participant’s account with interest annually based on the 30-year Treasury Bond rate in effect during the preceding October.

•

Benefits vest upon the employee’s completion of three years of service and are generally payable in an annuity form or, if elected by the participant, in a lump sum, beginning any time after the participant’s termination of employment.

•

Account-based benefits under the SRIP are payable in a single lump sum following the employee’s separation from service and become immediately vested and payable upon the occurrence of a change-in-control of the Company (as defined in the SRIP) unless the NEO has made a valid election to waive the right to receive an accelerated payment of his or her SRIP benefit in connection with a change-in-control and to instead receive such payment in the ordinary course.

•Mr. Lamba became a U.S. employee in 2022 and will accrue pension benefits in connection with his service completed from January 1, 2022 and on under the Pension Program’s Account-Based Design.

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Linde Pension Commitments Applicable to Mr. Lamba for Service Prior to 2022

Pension benefits for Mr. Lamba for his service with Linde completed prior to 2022 are provided pursuant to an agreement between him and an affiliate of the Company.  Following his retirement from service with the Company upon or after attaining age 65, Mr. Lamba is eligible to receive a monthly benefit for life equal to €20,227, subject to an annual adjustment to reflect changes in the consumer price index.  In the event Mr. Lamba terminates employment with the Company prior to attaining age 65, including on account of his disability, he is eligible to commence payment of a reduced benefit.

In the event of Mr. Lamba’s death, a benefit equal to 60% of the benefit he was receiving or, in the event his death prior to his commencement, the amount he would have received, is payable to his surviving spouse, and an additional benefit is payable to each of his of children until they attain age 18 or for as long as the child remains a student, through age 26.  The benefit payable to each child is either 10% or 25% of Mr. Lamba’s benefit depending upon whether the child’s other parent remains alive.  The collective benefit payable to all of Mr. Lamba’s children may not exceed 50% of his benefit and the aggregate benefits payable to his surviving spouse and children collectively, may not exceed 100% of his benefit.

Mr. Lamba ceased accruing additional benefits under this agreement as of December 31, 2021. For his service completed thereafter, he is accruing pension benefits under the U.S. Pension Program’s Account-Based Design.

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2021 Nonqualified Deferred Compensation

This table shows information regarding compensation amounts that (i) the NEOs decided not to receive in cash but elected to defer to a later date under the U.S. Linde Compensation Deferral Program, (ii) are Company contributions to the Compensation Deferral Program, or (iii) are shares payable in settlement of a vested PSU or RSU award that the NEO elected to defer to a later date pursuant to the terms of the applicable Linde Long Term Incentive Plan and award agreements.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Stephen F. Angel	14,630,426	48,609	28,049,122	0	117,897,212
Sanjiv Lamba (4)	0	0	0	0	0
Matthew J. White	0	24,938	97,539	0	385,938
John M. Panikar	0	13,500	8,609	0	33,371
Sean F. Durbin	0	16,333	11,683	0	45,682

(1)

These amounts are voluntary deferrals elected by Mr. Angel under Linde’s U.S. Compensation Deferral Program of his variable compensation for 2021 paid in March 2022 under the Company’s Variable Compensation Plan.  This amount is included in the “Non-equity Incentive Plan Compensation” in the “Summary Compensation Table” above.  The amount shown also includes the value of the Company shares that would have been paid to Mr. Angel in settlement of the RSU award that vested in March 2021 in the absence of his prior election to defer the payment of these shares until a later date.

(2)

These amounts are the Company contributions for eligible NEOs made in 2022 for 2021.  These amounts are included in “All Other Compensation” in the “Summary Compensation Table.” Also, see the further explanation below under the caption “Material Terms of the U.S. Compensation Deferral Program.”

(3)

Balances are net of prior payouts and otherwise are the total of (i) all compensation that NEOs previously elected to defer, (ii) Company contributions made to the U.S. Compensation Deferral Program on behalf of each NEO, and (iii) any notional investment earnings on these amounts.  The balances were not amounts paid in 2021.

(4)	Mr. Lamba was not eligible to participate in U.S. Linde Compensation Deferral Program in 2021.

Material Terms of the U.S. Compensation Deferral Program

Deferral Elections; Company Contributions

Eligible senior employees, including NEOs, on the Company’s U.S. payroll may elect to defer receipt of all or a portion of their annual variable compensation payments and/or base salaries, subject to limitations to ensure that sufficient un-deferred pay remains available to cover applicable withholding taxes and benefit premiums.

In addition, the Company makes a notional contribution to the Compensation Deferral Program on behalf of each eligible NEO equal to the matching contributions that would have been made under the Linde 401(k) plan on behalf of the NEO but for the application of certain U.S. Federal tax law limits under that plan.

The Company does not fund or segregate any monies from its general funds, create any trusts, or make any special deposits for payment of benefits under the Compensation Deferral Program.  A participant’s right to receive a payment under the Compensation Deferral Program is no greater than the right of an unsecured general creditor of the Company.

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Deferral Investments

Participants may invest their deferred compensation into either (1) the Linde plc stock-unit equivalent account whose value tracks the market value of Linde common stock, including reinvestment of dividends into additional Linde stock-equivalent units, or (2) a fixed income account whose interest rate is fixed annually and is equal to the 1-year U.S. Treasury Bond rate as of the end of the immediately preceding year, plus 50 basis points.  All Company contributions are made into the Linde plc stock-unit equivalent account.  No preferential earnings are paid to participants, including NEOs.

Deferral Payouts

When a deferral election is made, a participant elects to receive payment in either a lump sum or substantially equal installments over ten years following termination of employment or in a specified later year.  Payment is accelerated in the case of the participant’s death. Company contributions are paid out in a lump sum upon retirement or termination of employment.

Mr. Angel will receive payment of his deferred amounts following his retirement in accordance with the program’s terms and his prior elections.

If a change-in-control of the Company (as defined in the U.S. Compensation Deferral Program) occurs, all previously deferred amounts will be paid unless elected otherwise by the NEO.

Material Terms of PSU and/or RSU Deferral Elections

Deferral Elections and Payouts

Within 30 days immediately following the grant of an RSU and/or PSU award, eligible U.S. employees, including NEOs, may voluntarily elect to defer the payment of any shares due upon the vesting of the award to a future date.

Payments in respect to a deferred award will be made in shares in either a lump sum, payable in March of any future year that is between four and 13 years after the grant date, or in substantially equal installments over ten years beginning in March of any year that is between four and eight years after the grant date, as elected by the employee.

During the period after the underlying RSU and/or PSU award vests and before payment, the award will accrue dividend equivalents at the same rate paid to shareholders.

Mr. Angel will receive payment of his deferred awards following his retirement in accordance with their terms and his prior elections.

Payment is accelerated in the case of the employee’s death, permanent disability, or termination by the Company without “cause” or by the employee for “good reason” within 24 months following a change-in-control.

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Severance and Other Change-In-Control Benefits

The severance and other change-in-control benefits available to each of the NEOs are described below.  The benefits applicable to each NEO depend on the programs in which he participates and the contractual obligations between Linde and the NEO, if any.

The Company has not entered into any individual agreements with Messrs. Angel, White, Panikar or Durbin that would obligate it to pay post-employment severance benefits, including in connection with a change-in-control of the Company.  Rather, the Company maintains a U.S. severance plan that provides certain benefits to all eligible U.S. employees, including Messrs. Angel, White, Panikar and Durbin, in connection with certain Company-initiated terminations.

Under the U.S. Severance Plan and other programs:

•	No severance payout and forfeiture of unvested equity awards are required upon a for-cause termination.
•

Upon a without-cause termination, the maximum severance benefit is generally limited to 26 weeks of base pay, dependent upon length of service at time of termination, and is conditioned upon the employee’s general release of all claims against the Company.

•	The Company retains discretion to pay additional severance.

In addition, as described further below, the Company, through its affiliates, entered into an employment agreement with Mr. Lamba  that governed the terms of his employment, including his severance entitlements, prior to 2022.  The Company and Mr. Lamba mutually agreed to cancel this agreement as of December 31, 2021, and thereafter, Mr. Lamba became a U.S. employee, subject to the same terms and conditions of employment applicable to other U.S. employees of the Company, including eligibility to participate in the Company’s U.S. severance plan.

General Assumptions

The table below shows the estimated payments and/or benefits in connection with the following events based upon the following assumptions.

“Voluntary Termination,” which includes a NEO’s voluntary resignation, before or after meeting specified age and service requirements, and “Involuntary-for-Cause Termination,” which includes, for Messrs. Angel, White, Panikar and Durbin, the Company’s termination of their employment for reasons such as violation of certain Company policies or for certain performance-related issues, and the Company’s termination of its employment relationship with Mr. Lamba for “good cause” within the meaning of the German Civil Code.

For purposes of this section, the specified “age and service” requirements are generally satisfied if a NEO terminates employment with the Company other than for cause after either attaining age 65 or attaining age 55 and completing at least 10 years of service.  For equity awards made prior to 2019, the age and service requirements generally are met if a NEO terminates employment other than for cause after attaining age 65, attaining age 62 and completing at least 10 years of service, or accumulating 85 points, where each year of the NEO’s age and each year of service with the Company, count as one point.

“Involuntary Termination,” which includes a termination other than for cause, but not including a termination related to a change-in-control of the Company.  Terminations due to death or disability result in substantially the same treatment as an Involuntary Termination, except as otherwise described.

A “Change-in-Control” of the Company, as defined under the plans and agreements described below.

Generally, under these plans and agreements, a “change-in-control” means, (1) any consolidation or merger in which the Company is not the continuing or surviving corporation; (2) the liquidation of the Company or the sale of all or

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Executive Compensation Tables

substantially all of the assets of the Company; (3) an acquisition by a person or group of more than 20% of the Company’s outstanding shares; or (4) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change.
Set forth below after the table are narrative descriptions of payments and/or benefits that would have been provided, if any, related to each employment termination event or a change-in-control, as of December 31, 2021.  Also discussed is the basis upon which the payments and/or benefits were calculated.  Except as noted, these amounts are the incremental or enhanced amounts that a NEO would have received that are greater than those that the Company would have provided to employees generally under the same circumstances.  They are estimates only and are based on various assumptions.  The actual amounts that would be paid or the benefits that would be provided can be determined only at the time that each event occurs.

The table and the narrative discussion assume that (i) each NEO’s employment terminated on

December 31, 2021 due in turn to each termination event; (ii) a change-in-control occurred on December 31, 2021 under the terms of various plans and agreements, regardless of a termination of employment, and (iii) values related to outstanding stock awards reflect the market value of the Company’s common stock of $346.43 per share, which was the closing price on the NYSE as of December 31, 2021.

As noted below in the section entitled “Severance and other Change-in-Control Benefits – Subsequent Development,” Mr. Angel retired from employment with the Company in March 2022 and assumed the role of Chairman of the Board.  While the table and narrative discussion below describe hypothetical benefits that Mr. Angel would have been entitled to had his employment with the Company terminated or a change-in-control occurred on December 31, 2021, his actual entitlements following his March retirement are discussed in the “Subsequent Development” section below.

2021 Amounts Potentially Payable Upon Termination

Name	Termination Event	Severance Benefits ($)	Other Post- Termination Benefits ($)	Deferred Compensation Payout ($)	Performance- Based Variable Compensation Payments ($)	Equity Awards ($)	Retirement Benefit Enhancements ($)	Reduction of Payments ($)	Total for Each Termination Event
Stephen F. Angel	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	83,314,973	0	0	83,314,973
	Change-in-Control	0	0	0	0	102,471,513	0	0	102,471,513
Sanjiv Lamba	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	1,898,880	0	0	4,241,860	20,098,757	626,727	0	26,866,224
	Change-in-Control	1,898,880	0	0	4,241,860	25,268,878	626,727	0	32,036,345
Matthew J. White	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	21,728,145	0	0	21,728,145
	Change-in-Control	0	0	0	0	26,677,938	0	0	26,677,938
John M. Panikar	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	6,580,215	0	0	6,580,215
	Change-in-Control	0	0	0	0	8,624,499	0	0	8,624,499
Sean F. Durbin	Voluntary or Involuntary for Cause	0	0	0	0	0	0	0	0
	Involuntary	0	0	0	0	5,211,055	0	0	5,211,055
	Change-in-Control	0	0	0	0	7,089,399	0	0	7,089,399

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Severance Benefits

Involuntary Termination. Messrs. Angel, White, Panikar and Durbin are eligible for severance benefits which are determined in the same manner as for all other eligible U.S. employees of the Company, as described above.

If Mr. Lamba is involuntarily terminated without “good cause,” or due to death or disability, the Company will provide him severance benefits in accordance with the applicable terms of his employment agreement based upon the termination reason.  The value in the table for Mr. Lamba shows the severance benefits payable to him in connection with an involuntary without “good cause” termination as this value is greater than the values that would be provided in the case of a termination due to his death or disability.

Mr. Lamba’s employment agreement also includes a two-year noncompete obligation that applies following the termination of his employment for any reason other than death.  The Company retains the discretion to waive the noncompete obligation if Mr. Lamba’s employment is terminated other than by his actions.  In exchange for his commitment not to compete with the Company following the termination of his employment, the Company is obligated to make monthly payments to Mr. Lamba for the duration of the noncompete period equal to 50% of his monthly rate of base salary in effect prior to his termination, subject to an offset for other compensation earned by him during the noncompete period pursuant to German law.  There is no value calculated for this obligation as it is assumed that Mr. Lamba’s compensation earned from future employment would exceed the payment required from the Company.

Change-in-Control. Messrs. Angel, White, Panikar and Durbin are not entitled to any additional severance benefits on account of their termination of employment in connection with a change-in-control.

While Mr. Lamba’s employment agreement does not include additional severance or other entitlements triggered by the occurrence of a change-in-control, if his employment is terminated without “good cause” following a change-in-control and during the term of the employment agreement, he is entitled to the general severance protections provided under his agreement.

Other Post-Termination Benefits

The Company currently makes retiree medical benefits available to eligible U.S. employees who participate in the Pension Program’s Traditional Design, including Messrs. Angel and Panikar, provided that they meet certain requirements at the time of their termination.  There are no other post-termination benefits to be provided to Messrs. Lamba, White or Durbin.

Deferred Compensation Payout

Each NEO’s accrued balance in his U.S. Linde Compensation Deferral Program account, if any, is payable in accordance with his payout election and program terms, as described under the “Nonqualified Deferred Compensation” table.

Change-in-Control. Under the U.S. Linde Compensation Deferral Program, the payout of deferred balances is accelerated upon a change-in-control unless the NEO has previously made a valid election to waive rights to receive an accelerated payment in connection with the change-in-control, and instead, to receive payment in accordance with his previous election.

In addition, the payment of the shares previously deferred by Mr. Angel in connection with the RSU awards that vested in 2019, 2020 and 2021 is accelerated upon his qualifying termination within 24 months immediately following a change-in-control.

There is no value calculated for any acceleration as a NEO would simply receive payments sooner than the time he or she had originally elected the payment of the amount of compensation already earned but deferred.

As noted above, Mr. Lamba was not eligible to participate in the Compensation Deferral Program in 2021.

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Annual Performance-Based Variable Compensation Payments

Annual performance-based variable compensation awards that NEOs may receive are entirely at the discretion of the HC Committee.  It is speculative whether the HC Committee would have made such awards for 2021 if a NEO’s employment terminated.

If an award had been made for the 2021 calendar year, it would have been fully earned at December 31, 2021.

Involuntary Termination. If Mr. Lamba’s employment agreement is terminated before the end of its agreed term, and the termination is not for “good cause,” he would receive a payment per his Agreement.  This amount is shown in the table based on the formulas set forth in the Agreement.  As noted above, the Company and Mr. Lamba mutually agreed to cancel the Agreement, effective as of December 31, 2021, and thereafter, Mr. Lamba became a U.S. employee, subject to the same terms and conditions of employment applicable to other U.S. employees, including eligibility to participate in the Company’s U.S. severance plan in the event of certain Company-initiated termination events.

Equity Awards

The following table summarizes the treatment of unvested equity awards in the event of a Voluntary Termination, Involuntary Termination, or a Change-in-Control.

	Voluntary	For Cause	Death	Disability	Change-in-Control
Stock options granted to Mr. Lamba on April 24, 2019 (the “Rollover Award”)	Immediately forfeited unless NEO meets stated retirement criteria, then continue to vest in the ordinary course	Immediately forfeited	Cash payment made to heirs equal to the outstanding value (based on average closing price of Company’s shares on NYSE for preceding 10 trading days) at the time of death	Continue to vest and pay out as scheduled	The Company has various treatment choices, including full acceleration, as outlined in the Long-Term Incentive Plan 2018 of Linde plc
Stock options (non-Rollover Award)

Immediately forfeited but will continue to vest in the ordinary course if NEO terminates after the first anniversary of the grant date and satisfied the specified age and service requirements prior to termination

		Immediately forfeited	Immediately vest in full	Immediately vest in full

No accelerated vesting unless the NEO’s employment is terminated by the acquirer without cause or by the NEO for good reason, in either case within two years following the Change-in-Control (“Double Trigger”)

RSUs

Immediately forfeited but will immediately vest with settlement on the third anniversary of the grant date if NEO terminates after the first anniversary of the grant date and satisfied the specified age and service requirements prior to termination

		Immediately forfeited	Pro rata portion vests immediately	Pro rata portion vests immediately	No accelerated vesting unless Double Trigger occurs

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PSUs

Immediately forfeited but will continue to vest in the ordinary course, subject to satisfaction of the applicable performance criteria if NEO terminates after the first anniversary of the grant date and satisfied the specified age and service requirements prior to termination

	Immediately forfeited	Pro rata portion (based on target number of shares granted) vests immediately	Pro rata portion (based on target number of shares granted) vests immediately

Awards convert to RSUs based on the higher of the target number of shares granted and the number of shares determined from actual performance up to the Change-in-Control; no accelerated vesting unless Double Trigger occurs

For purposes of this disclosure, values are attributed solely to the acceleration of vesting of outstanding awards.  To the extent that accelerated vesting occurs as described above, the option acceleration value shown in the above table is determined by the difference between the exercise price of the accelerated options and the per share price of the Company’s common stock times the number of the accelerated option shares.  The acceleration values of the RSU and PSU awards is determined as the per share price of the Company’s common stock times the number of shares subject to the award (target number of shares for PSUs).

Retirement Benefit Enhancements

The Pension Program and contractual pension entitlements for each NEO are discussed as part of the “2021 Pension Benefits” table above.  Except as discussed below, no enhanced pension benefits would be payable to any NEO that are not otherwise included in the 2021 Pension Benefits table.

Voluntary Termination, Involuntary-for-Cause Termination, and Involuntary Termination. Messrs. Angel, White, Panikar and Durbin would not be entitled to any additional or enhanced benefit under these termination events, but any vested benefit would be preserved and would become payable under the Pension Program at such time as the NEOs would otherwise become eligible for pension payments.

Pursuant to his employment agreement, in the event that Mr. Lamba terminates employment due to death, disability, or his involuntary termination other than for cause, he or his beneficiary, as applicable, is entitled to certain retirement benefit enhancements.  The amounts shown in the table, reflect the values of these benefit enhancements.

Change-in-Control.

Benefits under the SRIP become immediately vested and payable in a lump sum upon the occurrence of a change in control unless the NEO has previously made a valid election to waive rights to receive such payment in connection with the change-in-control and to instead receive such payment in the ordinary course.  There is no value calculated for any acceleration as each NEO is already fully vested in his or her SRIP benefit and would simply receive payment sooner than if a change in control had not occurred.

Mr. Lamba is not entitled to any additional retirement benefit enhancements in connection with a change-in-control.  However, if his employment was terminated following a change-in-control, the enhanced retirement benefits due under his employment agreement in connection with his termination other than for cause would apply.  This value is shown in the table.

No Excise Tax Gross-Up Payments

The Company has no agreements in place that require it to reimburse any NEO for excise or other taxes they may owe under Section 4999 of the Internal Revenue Code or otherwise due to their receipt of excess “parachute” payments in connection with a change-in-control.

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Subsequent Development

Mr. Angel retired from employment with the Company in March 2022 and assumed the role of Chairman of the Board.  Mr. Angel did not receive any severance benefits in connection with his retirement and the treatment of his retirement benefits, equity awards and other post-retirement benefits from the Company will be consistent with the terms of the applicable programs and service crediting agreement as described herein.

Mr. Angel remains subject to an agreement under which he is obligated not to (a) disclose Company confidential information, (b) solicit the Company’s customers and employees for a period of two years following his retirement, and (c) engage in any activities that compete with those of the Company for a period of two years following his retirement.

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Executive Compensation Matters

CEO Pay Ratio

CEO Pay Ratio

The Company calculated the ratio of the annual total compensation of its CEO to that of its median employee as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules.

As permitted by Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, the Company calculated the Pay Ratio using the same median employee who was first identified as the median employee for the 2019 Pay Ratio disclosure.  Consistent with the applicable SEC rule, which allows for the identification of the median employee once every three years as long as there were no changes to the employee population or employee compensation arrangements that the Company reasonably believes would create a significant change to the prior year’s Pay Ratio disclosure, the Company calculated the 2021 annual compensation for the median employee who was first identified in 2019.  The Company reviewed changes in the employee population and compensation arrangements and determined that there were no material changes that would require the identification of a new median employee for 2021.  The same median employee who was used for the 2019 and 2020 Pay Ratio disclosures was used again for 2021.

The Company calculated 2021 annual total compensation for both the median employee and the CEO in accordance with SEC rules to arrive at the Pay Ratio.  The median employee’s 2021 annual total compensation was $40,659 and the CEO’s 2021 annual total compensation was $31,426,032 resulting in a 2021 Pay Ratio of 773:1.

When first identifying the median employee for the 2019 Pay Ratio disclosure, the Company gathered information for its entire employee population as of December 31, 2019.  The Company then chose a consistently applied compensation measure (“CACM”) of ‘base pay’ to determine its median employee. Base pay is made up of base salary, base wages, and scheduled overtime pay.  For the analysis, each employee’s scheduled work hours were used as a reasonable estimate for actual hours worked during 2019 and applied to his or her base pay rate, therein capturing part-time and non-standard work arrangements.  The results were converted to U.S. dollars at the average exchange rate from January 1 through December 31.  Base pay was annualized only for those who began work with the Company during 2019.

The Company excluded all its employees in certain countries under the “De Minimis

Exemption” as permitted by SEC rules.  This excluded population of employees, detailed in the table below, totaled 4,078 of the Company’s entire employee population (as defined by the Pay Ratio rule) of 88,617 as of December 31, 2019, or approximately 4.6%.

SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, exclusions, assumptions and reasonable estimates.  As a result, the pay ratios reported above may not be comparable to the pay ratio disclosures made by other companies.

Countries Excluded Under “De Minimis Exemption”

Country	Number of Employees	Country	Number of Employees	Country	Number of Employees
Algeria	612	Kazakhstan	33	Solomon Islands	11
Bangladesh	296	Malawi	52	Sri Lanka	76
Botswana	49	Namibia	79	Swaziland	32
Bulgaria	42	Nigeria	84	Tunisia	49
Colombia	379	Panama	42	Ukraine	130
Costa Rica	128	Pap. New Guinea	109	Vietnam	32
Czech Republic	1,022	Paraguay	73	Zambia	93
Dominican Rep.	41	Philippines	286	Zimbabwe	122
Indonesia	145	Serbia	61

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Proposal 3: Advisory and Non-Binding Vote on Named Executive Officer Compensation

Proposal 3: Advisory and Non-Binding Vote on Named Executive Officer Compensation

This proposal is an advisory and non-binding shareholder vote on the compensation of the named executive officers (“NEOs”) required under U.S. laws and SEC rules.  This advisory vote, commonly known as “Say-on-Pay,” provides the Company’s shareholders an opportunity to express their views on the overall compensation of the NEOs and the Company’s related compensation philosophy, policies and practices.

Unless the Board determines otherwise, this advisory vote will be held annually and, therefore, you are asked to vote upon this proposal that will be presented at the 2022 Annual General Meeting:

This proposal is not intended to address any specific NEO compensation item or issue. However, the Board of Directors and its Compensation Committee value shareholders’ opinions on this matter and, if there is any significant vote against this proposal, will seek to understand why such a vote was cast, and will consider shareholders’ concerns in evaluating whether any actions are appropriate to address those concerns.  The Board recommends that you approve this proposal because the Company’s executive compensation program focuses on motivating performance to effectively build shareholder value.  The Board believes that the executive compensation program will continue to be instrumental in driving the Company’s strong business results.

The Compensation Committee has established the following objectives for Linde’s executive compensation program:

•	attract and retain executive talent;
•	motivate executives to deliver strong business results in line with shareholder expectations;
•	build and support a sustainable performance-driven culture; and
•	encourage executives to own stock, aligning their interests with those of shareholders.

As required under Irish law, the resolution in respect of Proposal 3 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of Proposal 3 is as follows:

“Resolved, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual General Meeting of Shareholders, including the compensation tables, the Compensation Discussion and Analysis and any related narrative disclosures, is hereby approved.”

The Board recommends that you vote “FOR” the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

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Proposal 4: Advisory and Non-Binding Vote on Board and CEO Renumeration Report

Proposal 4: Advisory and Non-Binding Vote on Board and CEO Renumeration Report

This proposal is an advisory and non-binding shareholder vote on the Directors’ Remuneration Report for the year ended December 31, 2021 that is included in the Company’s 2021 IFRS Annual Report and attached as Appendix 1 to this Proxy Statement.  As now required under Irish law, the Company must submit its Directors’ Remuneration Report to the shareholders on an annual basis. As such, we are asking our shareholders to approve, on an advisory and non-binding basis, the Directors’ Remuneration Report for the year ended December 31, 2021, which reports our 2021 directors’ compensation (including that of the CEO).

As this Directors’ Renumeration Report applies to Linde directors only, it may be distinguished from our advisory and non-binding vote in respect of the compensation for the Company’s named executive officers which is the subject of a separate advisory and non-binding vote required by U.S. laws and SEC rules in Proposal 3.

As required under Irish law, the resolution in respect of Proposal 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

The text of the resolution in respect of Proposal 4 is as follows:

“Resolved, that the Directors’ Remuneration Report for the year ended December 31, 2021 (excluding the Directors’ Remuneration Policy) is hereby approved.”

The Board recommends that you vote “FOR” the approval, on an advisory and non-binding basis, of the Directors’ Remuneration Report for the year ended December 31,2021.

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Proposal 5: Determination of Price Range for Re-allotment of Treasury Shares

Proposal 5: Determination of Price Range for
Re-allotment of Treasury Shares

The Company’s open-market share repurchases and other share buyback activities result in some of its ordinary shares being returned and held as treasury shares.  These treasury shares are used, in part, to issue shares in connection with director and employee stock grants, such as stock options, performance share units, restricted stock and the like.

Under Irish law, the shareholders must authorise the price range at which Linde plc may re-allot any shares held in treasury as newly re-allotted shares of Linde plc.  In this proposal, that price range is expressed as a percentage of the minimum and maximum of the closing market price on the day preceding the day on which the relevant share is re-allotted.  Irish law requires that this authorisation be renewed by Linde’s shareholders every 18 months, and therefore this will continue to be proposed at subsequent annual general meetings.

The authority being sought from the shareholders provides that the minimum and maximum prices at which a treasury share may be re-allotted are 95% (or nominal value where the re-allotment of treasury shares is required to satisfy an obligation under any compensation program (including any share scheme or option scheme)) and 120%, respectively, of the closing market price of the ordinary shares on either the New York Stock Exchange or the Frankfurt Stock Exchange (whichever closing market price is the higher in the case of the maximum price and whichever closing market price is the lower in the case of the minimum price) the day preceding the day on which the relevant share is re-allotted, except as described below.  Any re-allotment of treasury shares will only be at price levels that the Company considers to be in the best interests of its shareholders.

As required under Irish law, the resolution in respect of Proposal 5 is a special resolution that requires the affirmative vote of at least 75% of the votes cast.  The text of the resolution in respect of Proposal 5 is as follows:

“As a special resolution, that, for the purposes of section 1078 of the Irish Companies Act 2014 (the “Act”), the re-allotment price range at which any treasury shares (as defined by section 106 of the Act) (“treasury shares”) for the time being held by Linde plc may be re-allotted shall be as follows:

(a)

the maximum price at which a treasury share may be re-allotted shall not be more than 120% of the closing price on either the New York Stock Exchange or the Frankfurt Stock Exchange (whichever is the higher) for shares of that class on the day preceding the day on which the relevant share is re-allotted by Linde plc;

(b)

the minimum price at which a treasury share may be re-allotted shall be the nominal value of the share where such a share is required to satisfy an obligation under any compensation program (including any share scheme or option scheme) operated by Linde plc or, in all other cases, not less than 95% of the closing price on either the New York Stock Exchange or the Frankfurt Stock Exchange (whichever is the lower) for shares of that class on the day preceding the day on which the relevant share is re-allotted by Linde plc;

(c)

the re-allotment price range as determined by paragraphs (a) and (b) shall expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 109 and/or 1078 of the Irish Companies Act 2014.”

The Board recommends that you vote “FOR” the determination of the price range at which the Company can re-allot shares that it acquires as treasury shares under Irish law.

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Proposal 6: Shareholder Proposal Regarding Supermajority Voting Requirements

Proposal 6: Shareholder Proposal Regarding Supermajority Voting Requirements

John Chevedden, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has submitted the shareholder proposal and supporting statement below (the “Proposal”), and the Proposal will be voted on if it is properly presented at the Annual General Meeting. Mr. Chevedden has advised the Company that, as of December 15, 2021, he has beneficially owned at least 40 ordinary shares of the Company since November 1, 2018. The Board’s statement in opposition to this proposal is set forth immediately after the proposal. The text of the Proposal and supporting statement are as follows:

Proposal 6-Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.

If necessary, this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that result from default to state law and can be subject to replacement.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in                             Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block proposals supported by most shareholders but opposed by a status quo management.

It makes no sense to have an 80% supermajority vote requirement from all shares outstanding                                                        when only 80% of shares typically cast ballots at the annual meeting.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included Ray T. Chevedden and William Steiner. The votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice.

Church & Dwight shareholders gave 99% support to a 2020 proposal on this same topic. This proposal topic also won 99%-support at the 2021 ConocoPhillips annual meeting.

.

Please vote yes:

Simple Majority Vote – Proposal 6

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Proposal 6: Shareholder Proposal Regarding Supermajority Voting Requirements

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

The Board has considered the above proposal (the “Proposal”), believes that it is not in the best interests of the shareholders and, therefore, recommends that shareholders vote AGAINST this Item 6 as it would dilute shareholder protections provided by Irish Law and for the other reasons discussed below.

Summary

The Proposal requests that the Board take steps to amend Linde’s governing documents (the Linde Irish Memorandum and Articles of Association or “Constitution”) so that any shareholder vote requirement is a simple majority of the votes cast at a shareholder meeting and that any greater vote requirement (a “Supermajority Vote”) be reduced to a simple majority. The Board has considered the Proposal and has concluded that it is not in shareholders’ best interest because of the ten Supermajority Vote requirements in the Constitution: (1) five are mandated by Irish law and cannot be reduced to a lesser vote, and (2) the other five provide shareholders with various protections under Irish law and the Supermajority Vote provisions of four of these requirements simply reflect the default votes provided under Irish law.

Irish Corporate Law Background

Linde is incorporated in Ireland and thus subject to the Irish corporate laws set forth in the Irish Companies Act 2014 (the “Act”) which, among other things, defines the corporate law rights of Irish companies’ shareholders.  Section 191 of the Act provides the following two thresholds for matters requiring shareholder approval at a general meeting of a company duly called and convened:

(1) an “Ordinary Resolution” may be passed by a simple majority of the votes cast at a shareholder meeting by such members of a company as, being entitled to do so, vote in person or by proxy (not by a majority of the shares outstanding); and

(2) a “Special Resolution” may be passed by not less than 75% of the votes cast at a shareholder meeting by such members of a company as, being entitled to do so, vote in person or by proxy (not by 75% of the shares outstanding);

Matters approved by Ordinary Resolution equate to the simple majority voting threshold requested in the Proposal - matters approved by Special Resolution do not. The Constitution may also include a greater vote threshold than the Special Resolution threshold.

Summary of Current Supermajority Vote Requirements and Board Recommendations

Linde’s principal corporate governance rules are set forth in both the Act and in Linde’s Irish Constitution. In general, the Act requires shareholder action by the Ordinary Resolution simple majority of the votes cast at a meeting standard.  However, as to certain matters, the Act requires or defaults to the Special Resolution (i.e., at least 75% of the votes cast at a meeting standard). Linde’s Constitution generally follows these provisions of the Act. Many of the Supermajority Vote requirements in the Constitution are mandated by Irish law and cannot be changed, while others simply reflect the default vote requirement set by Irish law but could be lowered to a simple majority vote requirement.  One Supermajority Vote provision requires the vote of two-thirds (2/3) of the outstanding shares but could be lowered to a simple majority vote.

There are nine shareholder actions in the Constitution that require Special Resolution approval (75 % of the votes cast at a meeting), and one that requires the vote of two-thirds (2/3) of the outstanding shares.  The table on the next page identifies those articles in Linde’s Constitution that require action by a Supermajority Vote and the Board’s recommendation with respect to each voting threshold. A more detailed discussion of these requirements follows the table. The Board made these recommendations based in part upon the legal advice provided to the Board by the Company’s Irish legal counsel, Arthur Cox LLP, Dublin, Ireland, included as Appendix 2 to this Proxy Statement.

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Proposal 6: Shareholder Proposal Regarding Supermajority Voting Requirements

Article	Description	Current Vote Requirement	Proposed Vote Modification
2.22 55.2	Amendments to the Constitution	75% of Votes Cast-Mandatory	None-Mandatory Vote
109.2	Reducing prior notice period for an Extraordinary General Meeting of Shareholders from 21 days to 14 days.	75% of Votes Cast-Mandatory	None- Mandatory Vote
176.3	Adopting regulations/directions as to how the Board may oversee the management of the company.	75% of Votes Cast-Mandatory	None- Mandatory Vote
254	Upon liquidation and winding up of the company, authorizing the liquidator to divide and distribute assets.	75% of Votes Cast-Mandatory	None- Mandatory Vote
15	Varying/amending the rights of any specific class of shares	75% of Votes Cast-Default Vote that could be lowered	None-protects Shareholder class rights
38	If shares of capital stock are issued but have not been fully paid for, the unpaid amount may be waived/forgiven except in a liquidation/winding up.	75% of Votes Cast-Default Vote that could be lowered	None-protects shareholders from dilution due to non-payment for issued stock
55.1	Issued shares of capital stock may be converted to redeemable shares.	75% of Votes Cast-Default Vote that could be lowered	None-Unnecessary. Company Buy Back shares are already deemed to be redeemable
56.3	If share capital is reduced, the reduction amount is treated as a realized profit as a default accounting matter unless the shareholders' Special Resolution approving the reduction provides otherwise.	75% of Votes Cast-Default Vote that could be lowered	None-protects shareholders by preserving potential distribution of reduced capital and the mandatory Special Resolution is already required to approve any capital reduction.
255	A merger or similar transaction with a party that acquired 10% or more of shares and that may have hostile intentions	Two-Thirds of outstanding shares must approve a transaction-could be lowered	None-protects shareholders from hostile, undervalued offers

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PROPOSAL 6: Shareholder Proposal Regarding Supermajority Voting Requirements

Current Supermajority Vote Requirements Detailed Discussion

Mandatory Special Resolutions

1.

Five actions (articles 2.22, 55.2, 109.2, 176.3 and 254) replicate mandatory provisions of Irish law which require a Special Resolution vote to approve. No amendment can be made to the voting threshold for those actions.

Special Resolutions by Default to Irish Law

2.

Four actions (articles 15, 38, 55.1 and 56.3) replicate the default provisions of Irish law. To reduce the voting requirement for any of these to an Ordinary Resolution (a simple majority of the votes cast at a meeting) would itself require an amendment to the Company’s Constitution which amendment would require a Special Resolution (75% of the votes cast at a meeting). However, the Board believes it is in the best interests of shareholders to maintain the Special Resolution (75% of the votes cast at a meeting) threshold for each of these four actions as they are protective of shareholder interests as discussed below.

•

Article 15-Class Rights Protections. Article 15 provides that where the shares of the company are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if a Special Resolution (75% of the votes cast at a meeting) is passed at a separate general meeting of the holders of that class. Article 15 protects shareholder rights as a variation or abrogation of shareholder class rights may well be adverse to a particular class. Therefore, lowering the approval requirement from the current Special Resolution (75% of the votes cast at a meeting) to an Ordinary Resolution (a simple majority of votes cast at a meeting) is not in the best interests of shareholders as it would permit a lower threshold than that recommended by the Act to adversely amend or vary the rights attaching to class shares.

•

Article 38 – Unpaid Capital. Article 38 provides that where shares have been issued, other than as fully paid, the Company may by Special Resolution (75% of the votes cast at a meeting) waive the requirement of shareholders to pay the uncalled amount except in the case of a winding up of the Company. It is a basic principle of Irish law that shares, when issued, are either fully paid on issue or can be part paid on issue with an ability for the directors to call on the unpaid amount.  The uncalled amount is share capital and therefore forms part of the equity of the Company (available to all shareholders) and remains a debt of the shareholder to the company until it is paid. Accordingly, the practical implication of Article 38 is to allow shareholders to approve the forgiveness, in respect of a particular shareholder, to pay that uncalled amount until there is a winding up of the Company. The Board does not believe it is in shareholders’ best interests to reduce the threshold from a Special Resolution to an Ordinary Resolution to approve  such potential forgiveness on any unpaid capital until there is a winding up of the company. This would make it easier to allow a particular shareholder or shareholders to contribute less to the equity of the Company than other shareholders while still retaining the full benefits of equity. In addition, even if such a proposal were approved, it would be open to dissenting shareholders to challenge this on the grounds that the action is oppressive to their interests by employing a statutory provision to seek court relief.

•

Article 55 – Converting Shares into Redeemable Shares. Article 55 allows the Company, acting by a shareholder Special Resolution, to convert its shares into redeemable shares (those outstanding shares that the Company may acquire from shareholders). Shares may only be redeemed if they are redeemable shares. Article 9 of the Constitution provides that any share which the Company has agreed to acquire (e.g. through a buyback programme) is automatically deemed to be a redeemable share and no shareholder resolution is required for that purpose.  Accordingly, any Company “buy back” automatically makes a share redeemable. Article 9 further provides that no resolution of the shareholders is required to deem any Company share a redeemable share. As such, Article 9 effectively renders Article 55 moot and not necessary such that the Company can conduct its share buy back programs without an Article 55 shareholder vote and therefore there is no need to lower the Special Resolution default vote to an Ordinary Resolution simple majority vote.

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Proposal 6: Shareholder Proposal Regarding Supermajority Voting Requirements

•

Article 56 – Reserve Arising on Reduction of Capital.  Article 56 provides that where the Company reduces its share capital, the reserve created will be treated as a realised profit (and thereby positive to distributable reserves) as an accounting matter unless a shareholder Special Resolution approving the reduction provides otherwise. A reduction of share capital itself requires approval by a Special Resolution and this threshold may not be amended to a lower threshold. This Article merely permits a change to the accounting treatment of a capital reduction if the terms of the Special Resolution provide for that. Therefore, the Board believes that this article protects shareholder rights and lowering the shareholder approval threshold to an Ordinary Resolution as to the accounting treatment of a reduction of capital is not necessary because a Special Resolution is required to reduce share capital in the first place.

Hostile Takeover Protection Provision

3.

Article 255 relates to a takeover protection. It requires a merger or similar transaction with a party that acquired 10% or more of the Company’s shares (an “Interested Party) to be approved by a shareholder vote of not less than two-thirds (2/3) of the outstanding shares, excluding the shares of the Interested Person. This may assist the Board in defending against an unsolicited hostile takeover approach that the Board believes is opportunistic and undervalues the Company or where it does not believe such approach represents the best interests of the Company and its shareholders. Nonetheless, this provision should not prevent an unsolicited offer from being made directly to shareholders pursuant to Irish law, and the Board may itself waive this provision in connection with any offer. Therefore, the Board believes that it is in the best interests of shareholders to maintain this Supermajority Vote requirement for this action.

FOR ALL OF THE FOREGOING REASONS, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL

As required under Irish law, the resolution in respect of Proposal 6 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

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Information on Share Ownership

Information on Share Ownership

Principal Holders

To the Company’s knowledge, the only beneficial owners of more than 5% of Linde’s Ordinary Shares are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding(c)
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	45,664,381(a)	9.07%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	30,710,686(b)	6.10%
The Capital Group Companies, Inc., Los Angeles, CA	30,536,373(c)	6.06%

(a)

Holdings as of December 31, 2021, as reported in SEC Schedules 13G filed by the Vanguard Group. According to its Schedule 13G, Vanguard and certain of its affiliates had no sole voting power, shared voting power as to 736,093 shares, shared dispositive power as to 1,996,352 shares, and sole dispositive power as to 43,668,029 shares.

(b)

According to the Form TR-1 provided to the Company on February 11, 2022, pursuant to the Irish Transparency Regulations 2007, as amended, BlackRock, Inc. and certain of its affiliates had voting power as to 30,710,686 shares as of February 10, 2022. According to the Form TR-1 provided to the Company on February 24, 2022, pursuant to the Irish Transparency Regulations 2007, as amended, The Capital Group Companies, Inc. and certain of its subsidiaries had voting power as to 30,536,373 shares as of February 23, 2022.

(c)	Based on 503,452,576 total shares outstanding on April 1, 2022 excluding shares held for the account of Linde.

Executive Officers and Directors

The table below sets forth the beneficial ownership of Linde’s Ordinary Shares as of April 1, 2022, by each director and certain executive officers.  No director or executive officer of Linde beneficially owned more than 1% of Linde’s ordinary shares, and directors and executive officers of Linde as a group (18 persons) beneficially owned approximately 0.7% of the outstanding shares as of that date.

		Shares Beneficially Owned and Other Equity Interests
Name	Position	Ordinary Shares	Stock Units(1)	Total	Stock Options(2)
Stephen F. Angel	Chairman of the Board	583,696	370,989	954,685	1,506,118
Sanjiv Lamba	Chief Executive Officer	44,244	13,320	57,564	82,018
Matthew J. White	Executive Vice President - Chief Financial Officer	49,711	10,643	60,354	351,120
Sean Durbin	Executive Vice President - EMEA	10,432	4,004	14,436	40,962
John Panikar	Executive Vice President - APAC	20,328	4,219	24,547	17,038
Prof. DDr. Ann-Kristin Achleitner	Director	2,852	602	3,454	0
Dr. Thomas Enders	Director	11,587	602	12,189	0
Edward G. Galante	Director	13,062	21,668	34,730	0
Joe Kaeser	Director	1,000	602	1,602	0
Dr. Victoria E. Ossadnik	Director	1,795	602	2,397	0
Prof. Dr. Martin H. Richenhagen	Director	5,951	602	6,553	0
Alberto Weisser	Director	0	602	602	0
Robert L. Wood	Director	15,803	2,867	18,670	0
Total		760,461	431,322	1,191,783	1,997,256
Directors, Nominees and Executive Officers as a group	18 persons	820,341	451,789	1,272,130	2,294,599

(1)

Includes Deferred Stock Units and/or Restricted Stock Units held.  Deferred Stock Units are stock price-based units into which deferred compensation has been invested pursuant to the deferred compensation plans for management and for non-employee directors. Restricted Stock Units are stock price-based units granted as long term incentive awards to management and as equity compensation to non-employee directors.  Holders have no voting rights with respect to either Deferred Stock Units or Restricted Stock Units.  The value of Deferred Stock Units and Restricted Stock Units varies with the price of Linde’s ordinary shares and, at the end of the deferral period or the restriction period, the units are payable in Linde ordinary shares on a one-for-one basis.

(2)	Represent shares that may be acquired upon exercise of options exercisable within 60 days of April 1, 2022.

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Information About the Annual General Meeting and Voting

General Information

Information About the Annual General Meeting and Voting

This Proxy Statement is furnished to shareholders of Linde plc in connection with the solicitation of proxies for the Annual General Meeting (“AGM”) of Shareholders to be held at the Corinthia Hotel, Whitehall Place, Westminster, London, SW1A 2BD, U.K. on July 25, 2022, at 1:00 PM local time (8:00 AM Eastern Daylight Time in the U.S.) or any adjournment or postponement thereof.

Shareholders may, by technological means, participate in the 2022 Annual General Meeting in Ireland in accordance with section 176 of the Irish Companies Act 2014 by attending the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland at the time of the meeting. This Proxy Statement and a form of proxy are being distributed to shareholders on or about April 29,

2022. Proxies are being solicited on behalf of the Board of Directors of Linde.

Potential Impact of the COVID-19 Pandemic on the Annual General Meeting

Linde is monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and governments. The health and well-being of the Company’s shareholders is a high priority. If the Company determines that it is not possible or advisable to hold the Annual General Meeting in person in the usual way, Linde will announce alternative arrangements for the meeting, which may include a change in the date or time of the meeting, a change in the meeting location and/or holding the meeting primarily by means of remote electronic communication. Linde will announce any such change and the details on how to participate by press release, which will be available on Linde’s website at https://www.linde.com/news-media/press-releases and filed with the Securities and Exchange Commission as additional proxy materials. If you are planning to attend the meeting, please check the website prior to the meeting date.

General Information

Availability of Annual Report and Proxy Statement On-Line

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 25, 2022:

This 2022 Notice of Annual General Meeting and Proxy Statement, the 2021 Form 10-K and Annual Report and the 2021 IFRS Annual Report, together with copies of any other documentation relating to the 2022 Annual General Meeting, including forms of proxy, are available on the Linde website, www.linde.com as set forth below:

2022 Notice of Annual General Meeting and Proxy Statement: https://investors.linde.com/proxystatement

2021 Form 10-K and Annual Report to Shareholders:

https://investors.linde.com/annual report

2021 IFRS Annual Report: https://investors.linde.com/ifrsreport

As allowed by SEC and NYSE rules, Linde is sending to most shareholders by mail a notice informing them that they can access and download this 2022 Proxy Statement, the 2021 Form 10-K and Annual Report and the 2021 IFRS Annual Report on the internet at the websites noted above, rather than sending printed copies.  If you have received printed copies in the mail, rather than the notice of internet availability, it is

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General Information

likely that this occurred because either: (1) you have specifically requested printed copies this year or previously, or (2) Linde has voluntarily sent you printed copies.

If you are receiving printed copies, you can save Linde future postage and printing expense by consenting to receive future annual reports, meeting notices, and proxy statements on-line on the internet.  Most shareholders can elect to view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail.  This will help with Linde’s overall sustainability efforts by reducing paper usage.  You will be given the opportunity to consent to future internet delivery when you vote your proxy.  For some shareholders, this option is only available if they vote by internet.  If you are not given an opportunity to consent to internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of that option for you.

If you consent, your account will be so noted and, when Linde’s 2022 Form 10-K and Annual Report, meeting notice, and the proxy statement for the 2023 annual general meeting of shareholders become available, you will be notified on how to access them on the internet.  Any prior consent you have given will remain in effect until specifically revoked by you in the manner specified by the bank or broker that manages your account.  If you do consent to receive your Linde materials via the internet, you can still request paper copies by contacting the bank or broker that manages your account or, if you are a shareholder of record, you may contact the Company through its stock transfer agent, Computershare Investor Services (“Computershare”) 462 South 4th Street, Suite 1600, Louisville, KY, 40202 USA.  Computershare can also be reached by telephone Toll Free at 1-866-201-5090 (U.S., Canada and Puerto Rico) or 1-781-575-2553 outside the United States or online at www.computershare.com/investor.

Shareholders Sharing an Address

If you share an address with another shareholder, you may receive only one notice of internet availability, or one set of printed proxy materials (including this Proxy Statement and the 2021 Form 10-K and Annual Report to shareholders) unless you have provided contrary instructions.  If you wish to receive a separate notice of internet availability or set of proxy materials now or in the future, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact Computershare at the address cited above.  Similarly, if you share an address with another shareholder and have received multiple copies of the notice of internet availability or proxy materials, you may contact the bank or broker that manages your account or, if you are a shareholder of record, you may contact Computershare at the above address to request delivery of only a single copy of these materials to your household.

Proxy and Voting Procedures

Who are the Shareholders Entitled to Vote at this Meeting?

Shareholders of record at 1:00 p.m. Irish time on July 23, 2022, will be entitled to attend, speak, ask questions and vote at the Annual General Meeting.  As of the close of business on April 28, 2022 (the record date for notice of the Annual General Meeting), a total of 502,724,706 Linde ordinary shares were outstanding and entitled to vote.  Each ordinary share entitles the holder to one vote.

How do I Submit My Vote by Means of a Proxy?

Your vote is important.  Because many shareholders cannot attend the Annual General Meeting in person, it is necessary that a large number be represented by proxy.  Most shareholders have a choice of voting over the internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction card, as described below.

Vote on the internet.  If you have internet access, you may access the Proxy Statement and 2021 Form 10-K and Annual Report and 2021 IFRS Annual Report and submit your proxy or voting instructions by following the instructions provided in the notice of internet

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availability, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.  If you vote on the internet, you can also request electronic delivery of future proxy materials.

Vote by telephone. You can also vote by telephone by following the instructions provided on the internet voting site, or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.  Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail.  If you received printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided.  Alternatively, Shareholders may submit a form of proxy in writing that is compliant with the Irish Companies Act 2014 to Computershare Investor Services (Ireland) Limited, 3100 Lake Drive, Citywest Business Campus, Dublin 24, D24 AK82, Ireland (Ref: Linde plc 2022 AGM). To be valid, the form of proxy must be received by not later than 11:59 p.m. on July 23, 2022. Shareholders who wish to submit a form of proxy that is in compliance with the Irish Companies Act 2014 by electronic means may do so up to the same deadline by submitting to usservices@computershare.ie.

How are the Proxies Voted?

All shares entitled to vote and represented by a properly completed proxy (either by internet, telephone or mail) will be voted at the Annual General Meeting as indicated on the proxy unless earlier revoked by you.  If no instructions are indicated for a matter on an otherwise properly completed proxy from a shareholder of record, the shares represented by that proxy will be voted on that matter as recommended by the Board of Directors.  See also the vote counting rules below.  Execution of the proxy also confers discretionary authority on the proxy holders to vote your shares on other matters that may properly come before the Annual General Meeting.

How Can I Revoke my Proxy?

You may revoke your proxy at any time before it is voted by filing with Linde’s Corporate Secretary a written revocation, by timely delivery of a properly completed, later-dated proxy (including by internet or telephone), or by voting in person at the Annual General Meeting.

May I Still Vote at the Annual General Meeting Even if I Have Submitted a Proxy?

The method by which you vote will in no way limit your right to vote at the Annual General Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual General Meeting. See “Attending the Annual General Meeting” below for attendance requirements and directions to the Annual General Meeting.

What is the Necessary Quorum to Transact Business at the Annual General Meeting?

The presence, in person or by proxy, of the holders of a majority of the ordinary shares entitled to vote shall constitute a quorum.  The shares represented by abstentions and broker non-votes on filed proxies and ballots will be considered present for quorum purposes (for an explanation of “broker non-votes,” see the vote counting rules below).

How are the Votes Counted for Each Item of Business?

If you are a shareholder of record and submit a proxy (whether by internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual General Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter.

If you hold your shares in a brokerage account, then, under NYSE rules and Irish company law:

With respect to Proposal 1 (Re-appointment of Directors), your broker is not entitled to vote your shares on this matter if no instructions are received from you.  If your broker does not vote (a “broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors.  Abstentions also will have no effect on the election of directors.

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General Information

With respect to Proposals 2a and 2b (Non-Binding Ratification of Appointment of Independent Auditor and Authorization of the Board to Determine its Remuneration), your broker is entitled to vote your shares on this proposal if no instructions are received from you.  A vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 3 (Advisory and Non-Binding Vote on Named Executive Officer Compensation), your broker is not entitled to vote your shares on this proposal if no instructions are received from you.  Broker non-votes are not considered shares entitled to vote on this proposal and, therefore, will have no effect on the vote on this proposal.  However, a vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 4 (Advisory and Non-Binding Vote on the Directors’ Remuneration Report), your broker is not entitled to vote your shares on this proposal if no instructions are received from you.  Broker non-votes are not considered shares entitled to vote on this proposal and, therefore, will have no effect on the vote on this proposal.  However, a vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 5 (Determination of Price Range for Re-allotment of Treasury Shares), your broker is entitled to vote your shares on this proposal if no instructions are received from you.  A vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

With respect to Proposal 6 (Shareholder Proposal Regarding Supermajority Voting) your broker is not entitled to vote your shares on this proposal if no instructions are received from you.  Broker non-votes are not considered shares entitled to vote on this proposal and, therefore, will have no effect on the vote on this proposal.  However, a vote to “abstain” will have the effect of a vote against this proposal for NYSE rule purposes.

If you hold your shares in the Linde Retirement Savings Plan or the Savings Program for Employees of Praxair Puerto Rico, and if the plan trustee receives no voting instructions from you, then, under the applicable plan trust agreement, the plan trustee will: (i) vote your shares in the same proportion on each matter as it votes the shares for which it has received instructions under the Linde Retirement Savings Plan, and (ii) not vote your shares under the Savings Program for Employees of Praxair Puerto Rico Plan.

Attending the Annual General Meeting

Admission Requirements

You may attend the Annual General Meeting whether or not you want to vote your shares at the Annual General Meeting or by proxy. However, only shareholders and the invited guests of Linde will be granted admission to the Annual General Meeting. To assure admittance:

•  If you hold ordinary shares of Linde through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Linde ordinary shares as of the July 23, 2022 voting record date;

•  Please bring a photo ID if you hold shares of record as of July 23, 2022, including shares in certificate or book form or in the Linde plc Direct Stock Purchase and Dividend Reinvestment Plan;

•  Please bring your Linde ID if you are an employee.

Please note that, as described above , If the Company determines that it is not possible or advisable to hold the Annual General Meeting in person in the usual way, Linde will announce alternative arrangements for the meeting, which may include a change in the date or time of the meeting, a change in the meeting location and/or holding the meeting primarily by means of remote electronic communication. Linde will announce any such change and the details on how to participate by press release, which will be available on Linde’s website at https://www.linde.com/news-media/press-releases and filed with the Securities and Exchange Commission as additional proxy materials. If you are planning to attend the meeting, please check the website prior to the meeting date.

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Directions

Directions to the location for the Annual General Meeting are available at www.linde.com in the Investors/Annual General Meeting section, or you may contact Linde as noted below.

Questions

For Questions Regarding:	Contact:
Annual General Meeting	Linde Investor Relations, (203) 837-2210 or 49-89-35757-1332
Stock Ownership for Shareholders of Record

Computershare

Email: web.queries@computershare.com

Website: www.computershare.com/investor

Call:

-     Toll Free 1-866-201-5090 (U.S., Canada and Puerto Rico)

-     Outside the U.S.: 1-781-575-2553

-     Investment Services Representatives are available Monday through Friday, from 8:00 a.m. to 6:00 p.m. Eastern Time

-     Interactive automated voice response system is available 24 hours a day, 7 days a week

Written Requests:

Computershare

462 South 4th Street, Suite 1600

Louisville, KY, 40202

Stock Ownership for Beneficial Holders	Your bank, broker or nominee

Other Business

Linde knows of no other business that will be considered for action at the Annual General Meeting.  If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

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Miscellaneous

Miscellaneous

Other Information for the 2022 Annual General Meeting

Irish Statutory Shareholder Proposal Deadline.  To be considered timely pursuant to section 1104 of the Irish Companies Act 2014, a request by a shareholder (or shareholders) holding 3% of the issued share capital of the Company (representing at least 3% of the total voting rights of all of the shareholders having a right to vote at the 2022 Annual General Meeting) to put an item on the agenda of the 2022 Annual General Meeting and/or to present a draft resolution to be adopted at the 2022 Annual General Meeting under Section 1104 of the Irish Companies Act 2014 must be received by the Company in written or electronic form no later than June 13, 2022.

Shareholder Questions; Pursuant to section 1107 of the Irish Companies Act 2014, shareholders have a right to ask questions related to items on the agenda of the 2022 Annual General Meeting and to have such questions answered by the Company subject to any reasonable measures that the Company may take to ensure the identification of shareholders.  An answer is not required if (a) an answer has already been given on the Company’s website in the form of a “Q&A”, (b) it would interfere unduly with the preparation for the meeting or the confidentiality and business interests of the Company or (c) it appears to the Chairman of the meeting that it is undesirable in the interests of good order of the meeting that the question be answered.

Shareholder Proposals, Director Nominations and Other Business for the 2023 Annual General Meeting

SEC Rule 14a-8:  In order to be included in Linde’s proxy statement and form of proxy for Linde’s 2023 Annual General Meeting of shareholders, a shareholder proposal must be received in writing at Linde’s principal executive offices on or before January 2, 2023, unless the date of the 2023 Annual General Meeting of shareholders has been changed by more than 30 calendar days from the anniversary of the 2022 Annual General Meeting.  In that case, Linde must include in the proxy statement for its 2023 Annual General Meeting any shareholder proposals pursuant to Rule 14a-8 under the Exchange Act that it receives a reasonable time before it beings to print and send its proxy materials.

Proxy Access:  Under Linde’s Constitution, a shareholder or a group of up to 20 shareholders owning shares representing at least 3% of Linde’s ordinary shares continuously for at least three years, is eligible to nominate and include in the Company’s Proxy Statement their own Director nominee(s) constituting up to 20% of the total number of Directors then serving on the Board (with a minimum of up to two Director nominees), provided that the shareholder(s) and the nominee(s) satisfy the Proxy Access requirements in Linde’s Constitution.

Notice of Director nominees must include the information required under Linde’s Constitution and must be received by the Company’s Corporate Secretary at its principal executive offices no earlier than the close of business on November 28, 2022 and no later than the close of business on December 28, 2022, unless the date of the 2023 Annual General Meeting of shareholders has been scheduled to be held more than 30 calendar days from the anniversary of the distribution date of this proxy statement. In that case, such notice must be received by Linde’s Corporate Secretary no earlier than the close of business on the 180th calendar day before the date of the 2023 Annual General Meeting of shareholders and no later than the close of business on the later of (i) the 150th calendar day before the date of the 2023 Annual General Meeting of shareholders and (ii) the 10th calendar day following the date on which public announcement of the date of the 2023 Annual General Meeting of shareholders is first made.

Irish Statutory Shareholder Proposal Deadline.  To be considered timely pursuant to section 1104 of the Irish Companies Act 2014, a request by a shareholder (or shareholders) holding 3% of the issued share capital of the Company (representing at least 3% of the total voting rights of all of the shareholders having a right to vote at the 2023 Annual General Meeting) to put an item on the agenda of the 2023 Annual General Meeting and/or to present a draft resolution to be adopted at the 2023 Annual General Meeting under section 1104 of the Irish Companies Act 2014 must be received by the Company in written or electronic form no later than the 42 calendar days before the 2023 Annual General Meeting of shareholders.

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Information About the Annual General Meeting and Voting

Miscellaneous

Advance Notice Provisions:  To be considered timely under the advance notice provisions of the Company’s Constitution, notice of any other shareholder proposal or nomination notice not submitted for inclusion in the Company’s proxy statement pursuant to the proxy access provisions of the Company’s Constitution or Rule 14a-8 under the Exchange Act, and not submitted pursuant to section 1104 of the Irish Companies Act 2014, must be given to the Company’s Secretary in writing at the principal executive offices of the Company and received no earlier than April 26, 2023 and no later than the close of business on May 26, 2023.  This applies unless the date of the 2023 Annual General Meeting of shareholders has been advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary of the 2022 Annual General Meeting.  In that case, such notice must be received by Linde’s Corporate Secretary no earlier than the close of business on the 90th calendar day before the date of the 2023 Annual General Meeting of shareholders and no later than the close of business on the later of (i) the 60th calendar day before the date of the 2023 Annual General Meeting of shareholders and (ii) the 10th calendar day following the date on which the notice of the meeting is sent or public disclosure of the date of the meeting is made by the Company, whichever event in this clause (ii) occurs first.

Shareholder proposals, director nominations or related written notices must be delivered to the Corporate Secretary, Linde plc, Forge, 43 Church Street West, Woking, Surrey GU21 6HT United Kingdom.

Annual Reports

Shareholders of record at close of business on April 28, 2022 should have received either (1) a notice that Linde’s 2021 Form 10-K and Annual Report to Shareholders and 2021 IFRS Annual Report are available on the internet or (2) a printed copy of this Proxy Statement and the 2021 Form 10-K and Annual Report to Shareholders.  If you have received a printed copy of this Proxy Statement without the 2021 Form 10-K and Annual Report to Shareholders, please contact Investor Relations at the address below and a copy will be sent to you.

A copy of Linde’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2021 is available to each holder or beneficial owner of Linde’s ordinary shares as of April 28, 2022.  This report will be furnished without charge upon written request to the Investor Relations Department, Linde plc, Forge, 43 Church Street West, Woking, Surrey GU21 6HT United Kingdom.  You may also call 001-203-837-2210 or 49-89-35757-1332.

Cost of Proxy Solicitation

The entire cost of soliciting proxies will be borne by Linde including the expense of preparing, printing and mailing this Proxy Statement.  Solicitation costs include payments to brokerage firms and others for forwarding solicitation materials to beneficial owners of Linde’s stock and reimbursement of out-of-pocket costs incurred for any follow up mailings.  Linde also has engaged Morrow Sodali LLC to assist in the solicitation of proxies from shareholders at a fee of $8,000 plus reimbursement of out-of-pocket expenses.  In addition to use of the mail, proxies may be solicited personally or by telephone by employees of Linde without additional compensation, as well as by employees of Morrow Sodali LLC.

April 29, 2022

You are Urged to Promptly Complete and Submit Your Proxy

  96  |  Linde plc

Appendix 1: Linde plc Directors’ Remuneration Report

Appendix 1: Linde plc Directors’ Remuneration Report

DIRECTORS' REMUNERATION REPORT FOR LINDE PLC

The company is subject to disclosure regimes in the United States, Germany and Ireland. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our Irish Statutory Directors' Remuneration Report (the "Remuneration Report") within this section of the Annual Report. The company paid the directors in accordance with the remuneration policy on which the company's shareholders will be asked to vote, on an advisory and non-binding basis, at the 2022 Annual General Meeting of Shareholders.

Introduction

Linde's Board of Directors (the “Board”) believes that our current program is competitive and appropriate within the market where we primarily compete for directors and executive talent.  We are sensitive to the compensation governance practices prevalent in our peer group.

2021 compensation highlights

In 2021, Linde achieved strong financial results and, through the efforts of its employees, supplied products and services to its customers on a reliable and cost-effective basis.  The Company grew revenue by 13% year-over-year to $30.8 billion, and achieved adjusted operating profit of $7.2 billion, 24% above prior year.  Linde delivered value to its shareholders by distributing $6.8 billion in the form of dividends and stock repurchases, while growing adjusted diluted earnings per share to $10.69, up 30% versus prior year.  Furthermore, the Company ended 2021 with a record backlog in contractually secured projects and has committed almost $500 million to clean energy initiatives in order to ensure robust and sustainable performance into the future.

As a result of the Company’s strong performance, the annual variable compensation program’s 2021 Corporate payout factor was 185% of target.  The performance share units (PSUs) granted in 2019 under the Company’s long-term incentive program also achieved above-target payouts against the challenging goals that were established at the beginning of their three-year performance period. The Company exceeded the maximum performance levels that were established for both the Return on Capital (ROC) and relative Total Shareholder Return (TSR) PSUs, resulting in a payout of 200% of target for each award.

How Compensation Decisions are Made

Shareholder Engagement

The company maintains a robust outreach program whereby management regularly discusses executive compensation design and other relevant matters with shareholders.  When making compensation program decisions, the Human Capital Committee considered shareholder feedback received during outreach sessions.

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Appendix 1: Linde plc Directors’ Remuneration Report

Role of the Compensation Consultant

The Human Capital Committee engages a third-party compensation consultant to assist in analysis to inform and support the Human Capital Committee’s decisions on executive compensation.  For its consideration of 2021 executive compensation, the Human Capital Committee engaged Pearl Meyer LLC (“Pearl Meyer”) as its compensation consultant.

In February 2021, as part of the Committee’s standard practice to conduct such a review on an annual basis, the Committee assessed the independence of the compensation consultant. After considering the six independence factors specified in the NYSE listing standards, the Committee determined that Pearl Meyer met the criteria for independence.

The scope of Pearl Meyer’s engagement includes:

a.	Review of compensation programs and preparation and presentation to the Human Capital Committee of reports on executive compensation trends and other various materials
b.	Review of the peer group analysis and compensation benchmarking studies prepared by management and review of other independent compensation data
c.	Input on the CEO’s compensation
d.	Review of and advice on compensation program design proposals presented by management for the Human Capital Committee’s consideration.

Compensation Peer Group

The Human Capital Committee established a Compensation Peer Group to be used to assess competitive market compensation ranges for its top officers, including its CEO.  Elements considered by the Committee when choosing companies for peers included market capitalization, revenue, net income, industry, global operations, location of headquarters and stock markets where publicly traded.  The Committee reviews the peer group on an annual basis, though will only make changes when appropriate as it values year-over-year consistency.  Below are the companies comprising the Compensation Peer Group that was used for making pay decisions for calendar year 2021.

Compensation Peer Group
3M	Gilead Sciences	Merck & Co.
Abbvie	Halliburton Company	Mondelez Intl
Abbott	Honeywell Intl	PPG Industries
Caterpillar	InBev	Raytheon Technologies
Coca-Cola	Johnson Controls	Roche
Cummins	Kraft Heinz	SAP
Danaher	LyondellBasell	Sherwin-Williams
Deere	Medtronic	Thermo Fisher
Eaton	Micron Technology

CEO Pay Design and Decisions

In establishing the 2021 compensation for the CEO, the Human Capital Committee considered whether the value of the aggregate compensation package was consistent with its objectives for Linde’s executive compensation program, the material components of which are set forth in the company's Remuneration Policy. It evaluated the following factors when determining the compensation level for the CEO:

•	market median data of international companies traded on the U.S. stock exchanges

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Appendix 1: Linde plc Directors’ Remuneration Report

•	expected contribution to results, and exhibition of values, competencies and behaviors critical to the success of the Company
•	internal equity: respective role, responsibilities and reporting relationships
•	experience and time in similar roles
•	retention objectives

The Human Capital Committee did not have a set formula for determining target compensation opportunity; however, it referred to the median benchmark data during its review.  Additionally, the Human Capital Committee acknowledged that its general practice will be to establish compensation levels toward the lower end of a competitive market range for an executive officer who is newer to his or her role.  Conversely, a longer tenured executive officer with a history of strong performance will have target compensation levels set higher in the competitive range.

For 2021, 79% of the CEO’s target total direct compensation opportunity was in the form of performance-based variable compensation and equity grants, motivating him to deliver strong business performance and drive shareholder value.

The performance-based compensation is “at risk” and dependent upon the Company’s achievement of pre-established financial and other business goals set by the Human Capital Committee and, for equity incentives, also the Company’s share price performance.  The annual variable compensation payout and the ultimate value of the performance-based equity compensation awards could be zero if the company does not perform.

Direct Compensation for CEO

Salary

The salary level for the CEO was established by the Human Capital Committee after its consideration of multiple factors including positioning to market and advice from Pearl Meyer. Salary adjustments, if any, are typically effective April 1 of each year.

Annual Performance-Based Variable Compensation

The Human Capital Committee established an annual performance-based variable compensation program for the 2021 calendar year that focuses the CEO and executives on the key objectives that position Linde for sustained growth, and the creation of shareholder value, without compromising long-term business objectives or encouraging excessive risk-taking. The Committee decided not to make any changes to the general design of the annual variable compensation program for the 2021 calendar year compared to 2020.

The annual variable compensation program is comprised of three main components: financial performance, strategic and non-financial performance and individual performance.  This program is designed to deliver pay commensurate with performance wherein results that are greater than target goals are rewarded with above target payout levels, and performance not meeting minimum threshold expectations reduces the payout to zero.

Financial Performance Goals

Awards under the annual variable compensation program are determined based on company performance against challenging, pre-established financial goals.  This component is weighted 75% of the total financial and non-financial payout, and payouts related to this component can range from zero to 200% of target variable compensation (for up to 150 percentage points).  Top line sales growth is

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Appendix 1: Linde plc Directors’ Remuneration Report

important to the company and 25% of the financial performance goal is based on sales.  Recognizing the importance of profitability and cash flow to the Company, 50% of the financial performance goal is based on net income and the remaining 25% on operating cash flow.

To establish the goals related to the financial component of the program, the Human Capital Committee considers many factors including the degree of control senior management may have over certain factors that affect financial performance.  Goals are established with the expectation that the CEO and executives will be rewarded with higher payouts if actual performance exceeds targets.  Factors considered in setting the threshold, target and maximum financial performance goals for each financial measure include:

•	management’s operating plan, including expected year-over-year challenges in performance,
•	macro-economic trends and outlooks in each of the countries in which the company operates,
•	foreign exchange rate trends and outlook,
•	expected industrial gases industry peer performance and that of the broader S&P 500 and leading European companies,
•	shifts in key customer markets, and
•	expected contribution from contracts already awarded and decisions or actions already made or taken.

Strategic and Non-Financial Performance Goals

In alignment with the Company’s compensation philosophy and policy, the design of the annual variable compensation program balances the need for management to deliver annual results with the desire to meet multi-year growth expectations.  Selected key strategic and non-financial performance objectives are included to recognize these critical measures of the Company’s health and potential for future success.

When establishing the 2021 program design, the Human Capital Committee identified the strategic and non-financial elements that were considered most important to long-term sustainable success and established annual goals with respect to those elements.  Most of the strategic and non-financial goals are linked to quantitative and measurable objectives, although the Human Capital Committee uses its judgment when determining the value awarded for goal achievement after a rigorous review of the results.  This component is weighted 25% of the total financial and non-financial payout, and payouts related to

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Appendix 1: Linde plc Directors’ Remuneration Report

this component can range from zero to 200% of target variable compensation (for up to 50 percentage points). The 2021 strategic and non-financial performance goals are as follows:

GOAL	ADDITIONAL DETAIL
Values: Safety, Compliance, Sustainability and Inclusion
• Zero fatalities with fatality potential event reduction	• Providing employees with a safe operating environment through investing in state of the art technology and by driving a culture in which safety is a top priority
• No significant process safety or environmental events
• Best in class recordable injury, lost workday case and vehicle accident rates

•    Rigorous processes and procedures to ensure compliance with all applicable environmental regulations, to meet sustainable development performance targets and to continuously reduce the environmental impact of the Company’s operations in the communities in which it operates

• Continue to manage COVID-19 risks and protocols	• Create and maintain a strong ethical culture in every country where Linde operates
• Achieve world class performance in sustainability and continue progress toward greenhouse gas intensity reduction goals	• All employees accountable for ensuring that business results are achieved in compliance with local laws and regulations and the Company’s Code of Business Integrity
• A strong global compliance program and culture focusing on policies, procedures, training, reporting, accountability and verification via audit	• Attraction, retention and development of a diverse and engaged workforce through a robust succession planning process
• Strengthen leadership pipeline, including globally diverse talent, through a single succession planning and performance management approach across the enterprise

•    Employee value proposition includes providing strong, dynamic leadership, a challenging work environment, industry-leading performance, competitive pay and benefits, and rewards and recognition for outstanding performance

Strategy:
• Position the business for long-term performance	• Deliver excellent results in the short-term and over a longer, sustainable period of time
• Operationalize the decarbonization strategy	• Rigorously assess the quality and future impact of actions taken, as benefits may not be recognized for several years
• Deliver profitable growth by commercializing new applications, new end-use markets and new business models.	• Monitor the “health” of the organization through pulse surveys
• Ensure robust backlog execution and positioning for mega projects	• Focus on meeting schedules and cost estimates, starting-up plants reliably and efficiently, and supporting plant availability
• Leverage digitalization to support growth, productivity, and automation with demonstrable bottom line impact.	• Deliver value through continuous innovation to help Linde’s customers enhance their product quality, service, reliability, productivity, safety, and environmental performance
• Enhance organizational capabilities in productivity tools, processes and practices

•    Work across disciplines, industries and sectors, with employees, customers, suppliers and a range of other stakeholders to get more output utilizing fewer resources and with less environmental impact

Relative Performance:
• Strong performance relative to peer companies	• Continue to be the best performing industrial gases company in the world
• Assess how well we anticipate and manage adversity to optimize results
• Determine if management’s actions appear more or less effective than those of Linde’s peers
• Appropriately respond to macroeconomic or other external factors unknown at the time financial goals were established

Annual Performance-Based Variable Compensation Opportunity for 2021

The Human Capital Committee established the 2021 variable compensation target for the CEO (expressed as a percent of salary that would be earned for 100% achievement of the performance goals).  The target level for the CEO was 180% of base salary.

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Appendix 1: Linde plc Directors’ Remuneration Report

2021 Annual Performance-Based Variable Compensation Results and Payout

Financial Business Results

As noted above, financial goals are set considering multiple factors with the recognition that there are some items that cannot be easily predicted, and over which management has less control, such as foreign exchange rates and certain raw materials price changes.  As part of the variable compensation plan design, certain pre-determined adjustments may be made by the Human Capital Committee to actual financial results in order to account for these elements.  The Human Capital Committee may also conclude that additional adjustments are appropriate based upon unforeseen factors it deems extraordinary, non-recurring or otherwise material.

The chart below shows for each financial performance measure, the 2021 Corporate financial targets set by the Human Capital Committee and the actual performance achieved. The overall Corporate payout factor for financial performance was 200% of target variable compensation. The payout for the CEO is based on Linde plc Corporate results.

Financial Measure	2020 Actual ($ millions)	2021 Target ($ millions)	2021 Actual ($ millions)	Weight	Achievement	Payout
Sales*	27,297	27,654	29,978	25%	200%	50%
Net Income*	4,382	4,775	5,537	50%	200%	100%
Operating Cash Flow	7,429	7,671	9,725	25%	200%	50%

*	For the annual variable compensation program, sales and net income are measured in accordance with GAAP subject to certain adjustments that the Human Capital Committee approves.

Strategic Non-Financial Business Results

Coupled with its assessment of performance related to financial goals, the Human Capital Committee reviewed the strategic actions taken by management that focused on long term sustainable success.  After the end of the year, management presented to the Human Capital Committee the degree of achievement in meeting each goal, and for each element, provided its view of the relative degree of importance to long term success.

Based on the results, the Human Capital Committee determined that the Company’s performance with respect to the strategic and non-financial goals was favorable and set the Corporate strategic and non-financial payout factor at 140% of target variable compensation (relative to a 200% maximum).  The Human Capital Committee noted the following as examples of actions that support the Company’s strategic objectives in determining 2021 variable compensation payouts:

•	Exemplary support for patients through supplies of medical oxygen to hospitals during the global pandemic. Lincare was able to service critical oxygen needs of 165,000 patients at home.
•	Reliably and cost effectively delivered products and services to customers, despite the challenges posed by the pandemic and global supply chain issues.
•

Environmental Sustainability efforts made good progress with reduction in greenhouse gas intensity, which was down -24% by year-end and on track to achieving -35% by 2028. In addition, Linde announced new absolute greenhouse gas emission reduction targets of 35% by 2035 and climate neutrality by 2050 (GHG emission reduction targets relate to Linde’s Scope 1 and 2 emissions).

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Appendix 1: Linde plc Directors’ Remuneration Report

•	Dedicated Clean Energy team set up to develop and pursue opportunities for low carbon intensity Hydrogen in mobility, energy and industrial end markets.
•	Significant increase in number of sites participating in Zero Waste program, up to 700 sites from 500 sites in the previous year. Also reduced 300 million gallons of water in operations.
•	250,000 people benefited from nearly 400 global employee community engagement projects.
•	Delivered efficiency improvement of 5.5% through the organization.
•

Launched “Strengthening the Pipeline” program providing employee sponsorship and development for a diverse group of more than 200,000 high performers as part of efforts towards meeting “30 by 30” gender representation goal.

•	Received Public Recognition:
•	Dow Jones Sustainability World Index: only chemical company recognized for 19 consecutive years.
•	Maintained MSCI ESG Rating of “A.”
•	Received “A-“ rating for climate change and “A” rating for water security from the Carbon Disclosure Project.
•	Consistently listed on major Diversity and Inclusion indices: Bloomberg’s Gender Equality Index and Forbes Best Employer for Diversity.
•	Achieved a score of 90 percent on the 2021 Human Rights Campaign’s Corporate Equality Index.

•Recognized as Top Noteworthy Company by DiversityInc.

Set forth below is the calculation of the CEO’s 2021 variable compensation payout determined in accordance with the criteria described above.  The variable compensation paid to the CEO in 2021 accounted for 23% of the CEO’s total compensation with cash compensation accounting for 30% of the CEO’s total compensation for the year.

CEO Actual VC Calculation	2020 Actual VC Amount	2021 Target VC Amount	2021 Corporate VC Payout Factor	2021 Actual VC Amount
	$3,441,874	$2,855,250	185%	$5,282,213

2021 Equity Awards Design

Equity awards are the largest portion of the CEO’s target compensation.  This weighting helps ensure a strong alignment of the CEOs’ and shareholders’ long-term interests.  Annual grants of equity awards are made to incent and reward sustained performance. Equity awards are granted as a mix of share options, performance share units (PSUs) and restricted share units (RSUs).  The mix and type of equity awards granted to the CEO is the same as those granted to all eligible executives of the Company.  Fully aligning the leadership team, from mid-management to officers, helps sustain the Company’s pay for performance culture by incenting and rewarding all participants with the same goals and performance results.

Performance Share Units (50% of award target value)

The Human Capital Committee includes PSUs in its award mix as this vehicle focuses executives on the Company’s mid-term performance objectives.  A three-year performance period is believed to be an appropriate balance between the one-year performance-based variable compensation goals and the longer-term share option share price growth goals.  Additionally, the overlapping three-year performance periods that result from regular annual grants promote retention and encourage management to focus on sustainable growth and shareholder returns.  Key features of the PSUs include:

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Appendix 1: Linde plc Directors’ Remuneration Report

•	Vest if pre-established multi-year performance goals are attained and forfeited if threshold goals are not met.
•	Pay no dividends nor accrue dividend equivalents prior to vesting.
•	Require executives to hold all after-tax shares derived from vested awards until their respective stock ownership requirement is met.

The Committee determined that using a Return on Capital (ROC) performance goal would be appropriate as it encourages and rewards the executive team for focusing decisions and taking actions that drive long term ROC performance. A relative Total Shareholder Return (TSR) goal was also considered appropriate as this portion of the equity award will further strengthen alignment of management payouts with shareholder returns.  In order to align with the Company’s global shareholder base, it was determined that TSR performance would be measured against a blended group of companies that is comprised of those that are listed on the S&P 500, excluding the Financial sector, plus those that are designated as Eurofirst 300 at 1 January 2021.

Share Options (30% of award target value)

The Human Capital Committee believes that share options present an appropriate balance of risk and reward in that the options have no value unless the Company’s share price increases above the option exercise price and that the opportunity to realize value from growth in shareholder value over the ten-year grant term encourages long term decision-making.  The Human Capital Committee notes that the Company’s executives place a high value on share options as a compensation vehicle.  Key features of the share options include:

•	Exercise price is fixed at 100% of the closing market price on date of grant.
•	Vest in equal annual tranches over three years and expire after ten years.
•	No repricing without shareholder approval.
•	Require executives to hold all shares obtained from exercise, net of taxes and exercise price, until their respective share ownership requirement is met

Restricted Share Units (20% of award target value)

The Human Capital Committee recognizes that RSUs can provide appropriate rewards to executives through alignment with the Company’s share price.  The RSUs are the smallest component of the equity award mix, and cliff vest three years after their grant date to aid Named Executive Officer ("NEO") retention.  RSUs can also mitigate some of the impact of an economic downturn on the PSU and share option components of the annual awards.  Key features of the RSUs include:

•	Pay no dividends nor accrue dividend equivalents prior to vesting.
•	Require executives to hold all after-tax shares derived from vested awards until their respective stock ownership requirement is met

2021 Equity Award Grants

The Human Capital Committee established the target dollar value of 2021 equity awards for the CEO (and each NEO).  The Human Capital Committee examined relative responsibility of the executive officers and the CEO’s position to market with consideration of how long he or she had been in the current role. Particular emphasis was placed on the importance of providing the CEO with incentive and appropriate reward for taking high quality actions to support sustainable long-term growth.

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Appendix 1: Linde plc Directors’ Remuneration Report

ROC-measured performance share units

The ROC goal for the PSU awards covering fiscal years 2021 - 2023 was determined after the Human Capital Committee examined prior-year ROC results, industry ROC averages, capital expenditure projections and the Company’s weighted average cost of capital. The payout schedule was set with the intent of encouraging and rewarding the executive team for taking actions that result in industry-leading ROC performance. The March 2021 awards are measured against the following ROC goals:

2021-2023	Average Annual ROC	Payout*
Below Threshold	<13.5%	0%
Threshold	13.5%	50%
Target	15.0%	100%
Maximum	≥17.0%	200%

*	Interpolated for results between threshold and maximum.

ROC is the Company's after-tax return on capital as reported in its quarterly and annual Consolidated Financial Statements, adjusted to eliminate the after-tax effect of any acquisition occurring during the Performance Period that was not known at the time the goals were set.

Relative TSR-measured performance share units

The March 2021 Relative TSR awards are measured against a blended group of companies that is comprised of those that are listed on the S&P 500, excluding the Financial sector, plus those that are designated as Eurofirst 300 at 1 January 2021, and payouts will be determined based on the following schedule:

2021-2023	TSR Rank	Payout*
Below Threshold	<25%ile	0%
Threshold	25%ile	25%
Target	50%ile	100%
Maximum	≥75%ile	200%

*	Interpolated for results between threshold and maximum.

2019-21 Performance Share Unit Payouts

In March 2022, the grants of the ROC- and relative TSR-measured PSUs that met the pre-established performance criteria at the end of 2021 vested and were settled in Company shares. The Company achieved an industry-leading average annual ROC over the three-year performance period of 14.2%, which exceeded the pre-established goal for maximum performance of 12.5%. The Human Capital Committee certified the vesting at 200% of the target number of ROC PSUs granted. The Company’s relative TSR over the three-year performance period ended in the 82nd percentile of the pre-established peer group comprised of companies that were listed on the S&P 500, excluding the Financial sector, plus companies that were designated as Eurofirst 300 at 1 January, 2019. This exceeded the goal for

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Appendix 1: Linde plc Directors’ Remuneration Report

maximum performance of the 75th percentile, and the Human Capital Committee certified the vesting at 200% of the target number of relative TSR PSUs granted.

PSU Measure	Threshold Goal	Target Goal	Maximum Goal	2019-21 Actual	Payout
ROC	10.2%	11.5%	12.5%	14.2%	200%
Relative TSR	25th %ile	50th %ile	75th %ile	82nd %ile	200%

CEO Compensation Table

The table below presents compensation information for the CEO and includes footnotes and other narrative explanations important for understanding of the compensation information in the table.  The Summary Compensation Table summarizes key components of the CEO compensation for 2020 and 2021.  The tables following the Summary Compensation Table provide more detailed information about the various types of CEO compensation for 2021, some of which are included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Share Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen F. Angel,	2021	1,586,250	10,764,948	5,044,977	5,282,213	8,450,000	297,644	31,426,032
Chief Executive Officer	2020	1,545,000	7,880,305	2,950,344	3,441,874	2,474,000	265,378	18,556,901

(1)	Amounts reported are actual salaries paid for the calendar year and include adjustments to base salary rates if applicable.
(2)

These amounts were not paid in the respective year but rather are the full grant date fair value of equity awards made for each year as determined under accounting standards related to share-based compensation. The Share Awards amounts are the value for the PSU grants made in 2020 and 2021 to the CEO valued at the target number of shares granted and the values of RSU grants made to the CEO in each year. The Option Awards amounts are the values for options granted in each year. The assumptions used in computing the Options Awards and Share Awards amounts are included in Note 15 to the Company's 2021 financial statements in the 2021 Form 10-K and Annual Report. The amounts shown in the Share Awards and Option Awards columns are subject to vesting conditions that may or may not result in actual payouts in future years. In addition, a share option has value only if the Company's share price increases above the option exercise price (an "in-the-money" option). If the CEO exercises an in-the-money option, he would then realize an actual gain. Any gain realized for options exercised in 2021 and the value realized in connection with RSUs that vested in 2021, are reported in the "2021 Option Exercises and Shares Vested" table.

(3)

The CEO was paid a performance-based variable compensation payment in 2022 based upon the Company's 2021 performance, and in 2021 based upon the Company's 2020 performance. These amounts are reported as "Non-equity Incentive Plan Compensation".

(4)

Amounts in this column are the annual increase in actuarial present value of retirement benefits payable under the Company's Pension Program. These amounts were not actually paid to the CEO. The total pension present value accrued for the CEO through 2021 is disclosed in the 2021 Pension Benefits Table.

(5)	This column includes any perquisites or personal benefits that exceeded $10,000 for the CEO during 2021, valued at incremental costs. The CEO was not reimbursed for any taxes due based on the

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Appendix 1: Linde plc Directors’ Remuneration Report

imputed value of Company-provided perquisites or personal benefits not generally available to all employees. Such perquisites or personal benefits were:

Year	Matching Contribution	Personal Use of Company Aircraft	Financial Planning	Other
2021	58,397	224,462	13,785	1,000
2020	57,038	193,816	13,525	1,000

Matching Contribution includes Company contributions to the Company's U.S. 401(k) Plan and Company contributions to the U.S. Compensation Deferral Program described under the "2021 Nonqualified Deferred Compensation" table below. For reasons of security and time management, the Board requires the CEO to use the Company's corporate aircraft for personal use as well as business travel. The aircraft is available for the Company's use through a time-share arrangement with a fixed time-share charge for the right to use the aircraft and a per-trip charge. The Company calculates the incremental aircraft costs for Mr. Angel's personal use as the full amount of those per-trip charges attributable to his personal use. The fixed time-share charge is not included as an incremental cost, as the Company must pay this amount even if Mr. Angel does not use the aircraft for personal travel.

Other perquisites include U.S Health Savings Account Contributions.

2021 Grants of Plan-Based Awards

Below is information regarding the 2021 Non-Equity Incentive Plan Compensation, Share Awards and the Option Awards reported in the Summary Compensation Table above.  The 2021 option grants, performance share unit (PSU) and restricted share unit (RSU) awards reported in the table below were made under the Amended and Restated 2009 Linde Long Term Incentive Plan, which was subsequently closed to new grants upon approval by shareholders of the 2021 Linde plc Long Term Incentive Plan on

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26 July 2021. The awards granted to the CEO were made on substantially the same terms as the 2021 grants that were made to all other eligible employees.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date (1)	Human Capital Committee Approval Date (1)	Thre-shold ($)	Target ($)	Maxi-mum ($)	Thre-shold (#)	Target (#)	Maxi-mum (#)	All other Share Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Under -lying Options (#)	Exer-cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Shares and Option Awards ($)(6)
2021
Variable Cash (2)			0	2,855,250	5,710,500
Share Options (3)	3/8/2021	2/22/2021								133,465	253.68	5,044,977
RSUs (4)	3/8/2021	2/22/2021							12,670			3,054,737
ROC PSUs (5)	3/8/2021	2/22/2021				0	19,000	38,000				4,580,900
TSR PSUs (5)	3/8/2021	2/22/2021				0	10,395	20,790				3,129,311
2020
Variable Cash (2)			0	2,703,750	5,407,500
Share Options (3)	3/9/2020	2/24/2020								169,560	173.13	2,950,344
RSUs (4)	3/9/2020	2/24/2020							13,935			2,253,708
ROC PSUs (5)	3/9/2020	2/24/2020				0	20,900	41,800				3,380,157
TSR PSUs (5)	3/9/2020	2/24/2020				0	11,300	22,600				2,246,440

(1)	On February 22, 2021, the Company's Human Capital Committee approved the share options, PSUs and RSUs to be granted to NEOs. It set 8 March 2021 as the actual grant date for all award types.
(2)

The actual amount of performance-based variable compensation payable in March 2022 for 2021 performance is shown in the "Summary Compensation Table" under "Non-Equity Incentive Plan Compensation". The amounts shown in these columns in the table above are the range of potential 2021 payments that could have been made.

(3)	These are the number of shares underlying share option grants made in March 2021.
(4)	This is the number of restricted share units granted in March 2021.
(5)	These are the threshold, target and maximum number of shares that may be earned under PSU awards made in March 2021.
(6)

The amounts are the full grant date fair values of the RSU awards, PSU awards, and the share option grants made in 2021, calculated in accordance with accounting standards related to share-based compensation. The values for the PSU awards are based on the target number of shares granted. These amounts are neither paid to any NEO nor equal to the amounts recognized by the Company as compensation expense in 2021.

Linde plc  | Appendix 1-12

Appendix 1: Linde plc Directors’ Remuneration Report

2021 Outstanding Equity Awards at Fiscal Year-End

The table below shows the CEO’s outstanding equity awards at the end of 2021.  The material terms of the awards are described under the caption “2021 Equity Award Grants” above and in the footnotes to the table below.

	Option Awards					Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)(3)	Market Value of Shares or Units of Shares That Have Not Vested ($)(4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
At 31st December 2021	416,355	0	102.22	2/23/2016	2/23/2026	42,360	14,674,775	132,135	45,775,528
	435,850	0	118.71	2/28/2017	2/26/2027
	318,780	0	154.00	2/27/2018	2/25/2028
	118,403	59,202	176.63	3/20/2019	3/20/2029
	56,520	113,040	173.13	3/9/2020	3/8/2030
	0	133,465	253.68	3/8/2021	3/7/2031
At 31st December 2020	261,075	0	128.38	2/24/2015	2/24/2025	67,960	17,908,140	67,470	17,779,020
	416,355	0	102.22	2/23/2016	2/23/2026
	435,850	0	118.71	2/28/2017	2/26/2027
	212,520	106,260	154.00	2/27/2018	2/25/2028
	59,201	118,404	176.63	3/20/2019	3/20/2029
	0	169,560	173.13	3/9/2020	3/8/2030

(1)	Each share option vests in three consecutive equal annual installments beginning on the first anniversary of the grant date.
(2)	The exercise price for all share options is the closing price on the NYSE on the date of grant.
(3)	This column includes the number of shares underlying the RSU awards granted to the CEO in March 2020 and 2021.
(4)

The market value reported in this column is the number of unvested restricted share units multiplied by the $346.43 December 31, 2021 closing price of the Company's ordinary shares as reported on the NYSE.

(5)	Where applicable under U.S. tax law, the Company collects from NEOs and pays Federal Insurance Contributions Act (FICA) taxes on awards.
(6)	This column includes actual number of shares paid in settlement of PSUs granted in May 2019, plus the target number of PSUs granted in March 2020 and March 2021.

Linde plc  | Appendix 1-13

Appendix 1: Linde plc Directors’ Remuneration Report

2021 Option Exercises and Shares Vested

This table provides information about any share options that were exercised by the CEO and restricted share units that vested during 2021.

	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
2021	261,075	51,679,796	38,270 (3)	9,348,213 (3)
2020	390,945	52,942,148	80,212 (3)	15,321,294 (3)

(1)

The option exercise value realized for 2021 equals the (i) NYSE market price of the Company's ordinary shares at the time of the option exercise minus the option exercise price, multiplied by (ii) the option shares exercised. All amounts reported are before taxes.

(2)

The values represent shares acquired pursuant to the vesting and payout in February 2021 of the Company RSU awards that replaced the Praxair 2018 RSU awards outstanding at the time of the business combination.

In all cases, the value of the shares is before taxes and equals the number of shares paid out multiplied by the NYSE closing price of the Company's ordinary shares on the applicable vesting dates.

(3)

The amounts reported for Mr. Angel were not paid to him in 2021 because he previously made a voluntary election to defer payment of shares in settlement of his vested RSU award until a future date. See the "2021 Nonqualified Deferred Compensation" table for more information.

2021 Pension Benefits

The table below shows certain retirement benefit information of the CEO under the Company’s Pension Programs and agreements.

	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
2021 (3)	Linde U.S. Pension Plan	21	1,185,000	0
	Supplemental Retirement Income Plan	42	16,638,000	0
2020 (3)	Linde U.S. Pension Plan	20	1,181,000	0
	Supplemental Retirement Income Plan	41	8,192,000	0

(1)	Mr. Angel participates in the Linde U.S. Pension Program's Traditional Design component.
(2)	See the narrative after the table for a description of the Present Value of Accumulated Benefit. The values for each plan listed above are additive.
(3)	The Linde U.S. Pension Plan credited years of service for Mr. Angel represent his actual years of service with the Company.

The Supplemental Retirement Income Plan credited years of service adds the recognition of Mr. Angel's 21.64 years of prior General Electric service. In connection with Mr. Angel's recruitment to the Company

Linde plc  | Appendix 1-14

Appendix 1: Linde plc Directors’ Remuneration Report

in 2001 and in order to provide him with a retention incentive, the Company agreed to provide Mr. Angel with credit under the Linde Inc. Supplemental Retirement Income Plans (collectively referred to as the "SRIP") to recognize his years of service with his prior employer, General Electric. The receipt of this additional credited service was subject to time-based vesting requirements which were satisfied in 2016. The Company has recognized as an accrued pension liability, the additional years of service credit that Mr. Angel received under the SRIP over the course of his anticipated years of service, and no future accruals are expected as the liability has been fully accrued and the years of service credit fully vested.

Mr. Angel retired from employment with the Company in March 2022 and assumed the role of Chairman of the Board.  Following his retirement, Mr. Angel will receive retirement benefits under the Pension Program based on his Company service plus the additional years of recognized General Electric service, less offsets for the benefits paid pursuant to the SRIP in connection with the 2018 Business Combination of Linde AG and Praxair, Inc. and the benefits he receives under the General Electric retirement plans.  The values shown above include the effect of these offsets.

Additional information regarding his separation from employment is included in the section below entitled “Subsequent Development.”

Present Value of Accumulated Benefit

The 2021 Pension Benefits table includes a “Present Value of Accumulated Benefit.”  This is the value in today’s dollars of the total expected future retirement benefits that the CEO may receive under the Pension Program, and these are accrued amounts as of the end of 2021.  For any given year, there will be a change in the accumulated benefit.  For example, from one year to the next, the accumulated benefit may increase because the CEO has worked for an additional year and received credit for that or his pensionable earnings have increased.  The accumulated benefit may also increase or decrease based on the interest rate used to calculate the present value of the CEO’s retirement payments compared to the prior year.  The annual change in accumulated benefit is disclosed in the “CEO Compensation Table” in the “Change in Pension Value” column.

The company recognizes these amounts as a future pension liability on its financial statements.  The company calculates these amounts using complex actuarial valuations and assumptions.  These assumptions are described in Note 17 to the Company’s 2021 financial statements in the 2021 Form 10-K and Annual Report.  However, as required by SEC rules, the 2021 Pension Benefits table assumes that the CEO will retire at the earliest retirement age that would provide full (unreduced) benefits.  The value in today’s dollars of the total retirement benefits that the CEO eventually receives may be more or less than the amount shown in the 2021 Pension Benefits table.

2021 Nonqualified Deferred Compensation

This table shows information regarding compensation amounts that (i) the CEO decided not to receive in cash but elected to defer to a later date under the U.S. Linde Compensation Deferral Program, (ii) are company contributions to the Compensation Deferral Program; or (iii) are shares payable in settlement of

Linde plc  | Appendix 1-15

Appendix 1: Linde plc Directors’ Remuneration Report

a vested PSU or RSU award that the CEO elected to defer to a later date pursuant to the terms of the applicable Linde Long Term Incentive Plan and award agreements.

	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
2021	14,630,426	48,609	28,049,122	0	117,897,212
2020	19,047,716	47,250	16,686,605	0	71,679,932

(1)

These amounts are voluntary deferrals elected by Mr. Angel under Linde's U.S. Compensation Deferral Program of his variable compensation for the 2021 plan year paid in March 2022 under the Company's Variable Compensation Plan. These amounts are included in the "Non-equity Incentive Plan Compensation" in the "CEO Compensation Table" above. The amount shown also includes the value of the Company shares that would have been paid to Mr. Angel in settlement of the RSU award that vested in February 2021 in the absence of his prior election to defer the payment of these shares until a later date.

(2)	These amounts are the Company contributions for the CEO made in 2022 for 2021. These amounts are included in "All Other Compensation" in the "CEO Compensation Table".
(3)

Balances are net of prior payouts and otherwise are the total of (i) all compensation that the CEO previously elected to defer (ii) Company contributions made to the U.S. Compensation Deferral Program on behalf of the CEO, and (iii) any notional investment earnings on these amounts. The balances are not amounts paid in 2021.

Subsequent Development

Mr. Angel retired from employment with the Company in March 2022 and assumed the role of Chairman of the Board.  Mr. Angel did not receive any severance benefits in connection with his retirement and the treatment of his retirement benefits, equity awards and other post-retirement benefits from the Company will be consistent with the terms of the applicable programs and service crediting agreement as described herein.

Mr. Angel remains subject to an agreement under which he is obligated not to (a) disclose Company confidential information, (b) solicit the Company’s customers and employees for a period of two years following his retirement, and (c) engage in any activities that compete with those of the Company for a period of two years following his retirement.

Remuneration of Non-Executive Directors

The compensation paid to our non-executive directors for the fiscal years ended 31 December 2021 and 2020 is reported in the tables below. The compensation paid to non-executive directors includes an element of equity-based compensation, designed to provide greater alignment of interests between non-executive directors and the Company's shareholders. This equity-based compensation is not subject to the achievement of performance metrics given the nature of the role performed by the non-executive directors, but is subject to a one-year time vesting requirement from the date of grant. Stephen F. Angel is the only executive director currently on the Board.  While serving as executive director, Mr Angel receives

Linde plc  | Appendix 1-16

Appendix 1: Linde plc Directors’ Remuneration Report

no additional compensation for his service as director and accordingly is not included in the following tables or discussion.  All other members of the Board are non-executive directors.

Name	2021 Fees Earned or Paid in Cash ($)	2021 Share Awards ($)(1)	2021 Other Compensation ($)(2)	2021 Total ($)
Prof. Dr. Wolfgang H. Reitzle	450,000	325,392	5,000	780,392
Prof. DDr. Ann-Kristin Achleitner	180,000	130,106	5,000	315,106
Prof. Dr. Clemens A. H. Börsig	280,000	130,106	20,000	430,106
Dr. Nance K. Dicciani	180,000	130,106	15,000	325,106
Dr. Thomas Enders	180,000	130,106	5,000	315,106
Franz Fehrenbach	180,000	130,106	5,000	315,106
Edward G. Galante	230,000	130,106	5,000	365,106
Joe Kaeser	30,165	0	5,000	35,165
Larry D. McVay	180,000	130,106	5,000	315,106
Dr. Victoria E. Ossadnik	180,000	130,106	5,000	315,106
Prof. Dr. Martin H. Richenhagen	180,000	130,106	5,000	315,106
Alberto Weisser	30,165	0	5,000	35,165
Robert L. Wood	230,000	130,106	5,000	365,106
TOTAL:	2,510,330	1,626,452	90,000	4,231,782

(1)	Full grant date fair value of restricted share units granted to each director on 22 February 2021 as determined under U.S GAAP accounting standards related to share-based compensation.
(2)

Amounts in this column do not represent cash or share compensation paid to the directors. These amounts are the value of the following benefits provided to the directors by the Company: (a) $15,000 for Ms. Dicciani and Prof. Dr. Börsig as 2021 matching contributions for their eligible personal charitable contributions pursuant to the Company's charitable matching gift program that matches personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor, and (b) $5,000 for each director, except Ms. Dicciani, for fees paid by the Company for the preparation and filing of director's personal tax returns in the United Kingdom with respect to the taxation of directors' compensation in the United Kingdom.

Name	2020 Fees Earned or Paid in Cash ($)	2020 Share Awards ($)(1)	2020 Other Compensation ($)(2)	2020 Total ($)
Prof. Dr. Wolfgang H. Reitzle	450,000	321,510	5,000	776,510
Prof. DDr. Ann-Kristin Achleitner	180,000	128,646	5,000	313,646
Prof. Dr. Clemens A. H. Börsig	280,000	128,646	5,000	413,646
Dr. Nance K. Dicciani	180,000	128,646	15,000	323,646
Dr. Thomas Enders	180,000	128,646	5,000	313,646
Franz Fehrenbach	180,000	128,646	5,000	313,646
Edward G. Galante	230,000	128,646	5,000	363,646
Larry D. McVay	180,000	128,646	6,000	314,646
Dr. Victoria E. Ossadnik	180,000	128,646	5,000	313,646
Prof. Dr. Martin H. Richenhagen	180,000	128,646	5,000	313,646
Robert L. Wood	230,000	128,646	5,000	363,646
TOTAL:	2,450,000	1,607,970	66,000	4,123,970

Linde plc  | Appendix 1-17

Appendix 1: Linde plc Directors’ Remuneration Report

(1)	Full grant date fair value of restricted share units granted to each director on 24 February 2020 as determined under U.S GAAP accounting standards related to share-based compensation.
(2)

Amounts in this column do not represent cash or share compensation paid to the directors. These amounts are the value of the following benefits provided to the directors by the Company: (a) $15,000 for Ms. Dicciani and $1,000 for Mr. McVay as 2020 matching contributions for their eligible personal charitable contributions pursuant to the Company's charitable matching gift program that matches personal donations to eligible charitable institutions up to a $15,000 maximum per year per donor, and (b) $5,000 for each director except Ms. Dicciani for fees paid by the Company for the preparation and filing of director's personal tax returns in the United Kingdom with respect to the taxation of directors' compensation in the United Kingdom.

Director Expenses

Directors are entitled to reimbursement for travel and other expenses incurred on behalf of the company in accordance with the Linde plc Directors Travel and Expenses Policy or pursuant to other Board-approved policies.

Time-vested restricted shares

The following table sets forth information regarding the number and amount of restricted share awards outstanding at the beginning and end of the fiscal year ended 31 December 2021 for each director serving on the Board during 2021:

Name	Date of Grant	End of Period Over Which Qualifying Conditions Must be Fulfilled for Each Award	Restricted Units Outstanding at Beginning of FY 2021 (#)(1)	Restricted Units Granted During FY 2021 (#)(2)	Restricted Units Vested During FY 2021 (#)	Market Price Per Share on Date of Grant (3)	Market Price Per Share on Vesting of Award (4)	Income realized Upon Vesting (5)	Restricted Units Outstanding at End of FY 2021 (#)(1)
Prof. Dr. Wolfgang H. Reitzle	2/24/2020	2/24/2021	1,556	1,278	1,562	$210.55	$254.61	$396,173.16	1,296
Prof. DDr. Ann-Kristin Achleitner	2/24/2020	2/24/2021	622	511	625	$210.55	$254.61	$158,367.42	518
Prof. Dr. Clemens A. H. Börsig	2/24/2020	2/24/2021	622	511	625	$210.55	$254.61	$158,367.42	518
Dr. Nance K. Dicciani	2/24/2020	2/24/2021	6,841	511	625	$210.55	$254.61	$158,367.42	6,739
Dr. Thomas Enders	2/24/2020	2/24/2021	622	511	625	$210.55	$254.61	$158,367.42	518
Franz Fehrenbach	2/24/2020	2/24/2021	622	511	625	$210.55	$254.61	$158,367.42	518
Edward G. Galante	2/24/2020	2/24/2021	8,803	511	625	$210.55	$254.61	$158,367.42	8,700
Joe Kaeser	—	—	—	—	—	$0.00	$0.00	$0.00	—
Larry D. McVay	2/24/2020	2/24/2021	5,492	511	625	$210.55	$254.61	$158,367.42	5,388
Dr. Victoria E. Ossadnik	2/24/2020	2/24/2021	622	511	625	$210.55	$254.61	$158,367.42	518
Prof. Dr. Martin H. Richenhagen	2/24/2020	2/24/2021	622	511	625	$210.55	$254.61	$158,367.42	518
Alberto Weisser	—	—	—	—	—	$0.00	$0.00	$0.00	—
Robert L. Wood	2/24/2020	2/24/2021	2,887	511	625	$210.55	$254.61	$158,367.42	2,783

(1)

Includes all other RSU awards granted to directors Dicciani, Galante, McVay and Wood during their service as directors of Praxair, Inc. prior to the business combination, that have fully vested but whose payment in Linde plc ordinary shares has been deferred by the director until termination of service as a director or a specific future date.

(2)	Restricted share units were granted on 24 February 2020 and vesting one year later.
(3)	Closing price per share of Linde plc ordinary shares on the 24 February 2020 grant date with respect to the 2020 RSU grant.
(4)	Closing price per share of Linde plc ordinary shares on the 24 February 2021 vesting date with respect to the 2020 RSU grant.

Linde plc  | Appendix 1-18

Appendix 1: Linde plc Directors’ Remuneration Report

(5)	Income realized equals the number of RSUs vested and paid out multiplied by the closing price per share of Linde ordinary shares on the February 24 2021 vesting date.
(6)	Mssrs. Kaeser and Weisser did not receive any RSU grants as they were elected to the Board on November 1, 2021.

Statement of change in pay of employees

The table below summarizes the percentage change in average remuneration of our employees (on a full time equivalent basis and excluding our directors) from fiscal year 2020 to 2021.

	2021 Average Total Remuneration ($)	2020 Average Total Remuneration ($)	Percentage Change in 2021 Compared with 2020
Employees Other than Executive Directors	50,042	48,701	2.8%

Linde plc  | Appendix 1-19

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2
D02 T380

+353 1 920 1000
dublin@arthurcox.com
dx: 27 dublin

Dublin
Belfast
London
New York
Our Reference: 3174/1326/LI186/005/	San Francisco

arthurcox.com

February 25, 2022

Board of Directors

Linde plc

The Priestley Centre

10 Priestley Road

Surrey Research Park

Guildford

Surrey

GU2 7XY

United Kingdom

Re:Linde plc

LI186/005/AC#41941871.4

Dear Ladies and Gentlemen,

We act as Irish legal counsel to Linde plc (the “Company”).

We refer to the shareholder proposal dated December 7, 2021 submitted by Mr. John Chevedden for inclusion in the Company’s 2022 annual general meeting proxy statement, a copy of which is attached as Schedule 1 to this letter (the “Proposal”).  In particular, that Proposal seeks to request that the Board of Directors of the Company (the “Board”) take each step necessary to replace any voting threshold prescribed by the Company’s constitution that requires more than a simple majority vote with a simple majority vote.

Linde plc  | Appendix 2-1

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

As the Company is incorporated as a public limited company (“PLC”) in Ireland, it is governed by the Companies Act 2014 (the principal legislation governing companies and company law in Ireland) (the “Act”).

The Act reserves certain actions for a shareholder vote and prescribes two different voting thresholds, depending on the action. The first threshold is an “ordinary resolution”, meaning a resolution passed by a simple majority of the votes cast by members of a company as, being entitled to do so, vote in person or by proxy at a general meeting of the company. The second is a super majority threshold called a “special resolution”, being a resolution that is referred to as such in the Act, or is required (whether by the Act or by a company’s constitution or otherwise) to be passed as a special resolution and for which certain notice periods are complied with. To pass, a special resolution requires a vote in favour of not less than 75 per cent of the votes cast by such members of the company concerned as, being entitled to do so, vote in person or by proxy at a general meeting of the company. Matters approved by ordinary resolution equate to the simple majority voting threshold requested in the Proposal - matters approved by special resolution do not.

We have identified nine actions requiring a special resolution approval (75% of the votes cast) and one action requiring a bespoke approval of two thirds of the paid up ordinary share capital (excluding the interested party) by virtue of the Company’s constitution and have set out in Schedule 2 an analysis of whether such action can be approved by ordinary resolution, and if so, whether to do so would in our view be in favour of the interests of the Company’s shareholders.

In summary, we recommend that the Company should not (and in certain cases cannot) change the current approval thresholds of the ten actions, of which:

five actions (articles 2.22, 55.2, 109.2, 176.3 and 254) replicate mandatory provisions of Irish law which require a special resolution vote to approve. No amendment can be made to the voting threshold for those actions;

four actions (articles 15, 38, 55.1 and 56.3) replicate the default provisions of Irish law which require a special resolution vote to approve. To reduce the voting requirement for any of these to an ordinary resolution (a majority of the votes cast) would itself require an amendment to the Company’s constitution which amendment would require a special resolution (75% of the votes cast). However, we believe it is in the best interests of shareholders to maintain the special resolution (75% of the votes cast) threshold for each of these four actions as they are protective of shareholder interests for the reasons noted in our analysis set out in Schedule 2; and

one action (article 255) relates to a takeover protection which requires the approval of two thirds of the paid up ordinary share capital (excluding the interested party) and may assist the Board in defending an unsolicited takeover approach that the Board believes is opportunistic and undervalues the Company or where it does not believe such approach represents the best interests of the Company and its shareholders. The provision should not prevent an unsolicited offer being made to shareholders however and the Board may itself waive this provision in connection with any offer. Therefore, we believe it is in the best interests of shareholders to maintain the two thirds of paid up ordinary share capital (excluding the interested party) threshold for this action.

This letter is addressed to and for sole benefit of the Board of Directors of Linde plc. It may not be relied upon by any other person or entity without our prior written consent. This letter is governed by and interpreted in accordance with the laws of Ireland and is based only on the laws of Ireland and the articles of association of the Company as at the date of this letter.

Yours faithfully

ARTHUR COX LLP

Linde plc  | Appendix 2-2

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

SCHEDULE 1

Shareholder Proposal

JOHN CHEVEDDEN

2215 Nelson Avenue, No. 205	olmsted7p@earthlink.net
Redondo Beach, CA 90278	310-371-7872

Mr. Tony Pepper

Corporate Secretary

Mr. Stephen F. Angel

CEO & Director

Linde plc (LIN)

10 Riverview Dr.

Danbury, Connecticut 06810

Dear Mr. Pepper,

This Rule 14a-8 proposal is respectfully submitted in support of the long- term performance of our company.

This Rule 14a-8 proposal is intended as a low-cost method to improve company performance – especially compared to the substantial capitalization of our company.

This proposal is for the next annual shareholder meeting.

I intend to continue to hold through the date of the Company’s 2022 Annual Meeting of Stockholders the requisite amount of Company share used to satisfy the applicable ownership requirement.

This submitted format, with the shareholder-supplied emphasis, is intended to be used for definitive proxy publication.

Please assign the proper sequential propsal number in each appropriate place.

I expect to forward a broker letter soon so if you acknowledge this proposal in an email message it may very well save you from requesting a broker letter from me.

Sincerely,

Date

Linde plc  | Appendix 2-3

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

Proposal 6 — Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) That calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.

If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that result from default to state law and can be subject to replacement.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block proposals supported by most shareholders but opposed by a status quo management.

It makes no sense to have an 80% supermajority vote requirement from all shares outstanding when only 80% of shares typically cast ballots at the annual meeting.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. The votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice.

Church & Dwight shareholders gave 99% support to a 2020 Proposal on this same topic. This proposal topic also won 99%-support at the 2021 ConocoPhillips annual meeting.

Please vote yes:

Simple Majority Vote — Proposal 6

Linde plc  | Appendix 2-4

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

Notes:

“Proposal 4” stands in for the final proposal number that management will assign.

This proposal is believed to conform with staff Legal Bulletin No. 14B (CF), September 15, 2004 including (emphasis added):

Accordingly, going forward, we believe that it would not be appropriate for companies to exclude supporting statement language and/or an entire proposal in reliance on rule 14a-8(I)(3) in the following circumstances:

•	the company objects to factual assertions because they are not supported;
•	the company objects to factual assertions that, while not materially false or misleading, may be disputed or countered;
•	the company objects to factual assertions because those assertions may be interpreted by shareholders in a manner that is unfavorable to the company, its directors, or its officers; and/or
•	the company objects to statements because they represent the opinion of the shareholder proponent or a referenced source, but the statements are not identified specifically as such.

We believe that it is appropriate under rule 14a-8 for companies to address these objections in their statements of opposition.

See also: Sun Microsystems, Inc. (July 21, 2005).

The stock supporting this proposal will be held until after the annual meeting and the proposal will be presented at the annual meeting. Please acknowledge this proposal promptly by email [olmsted7p (at) earthlink.net].

The color version of the below graphic is to be published immediately after the bold title line of the proposal.

Will consider withdrawal of the graphic if management commits to a fair presentation of the proposal which includes:

No management graphic in connection with the rule 14a-8 proposals in the proxy or ballot.

No proxy or ballot text suggesting that the proposal will be moot due to lack of presentation.

No ballot electioneering text repeating the negative management recommendation.

Management will give me the opportunity to correct any typographical errors.

Management will give me advance notice if it does a special solicitation that mentions this proposal.

Linde plc  | Appendix 2-5

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

SChedule 2

Analysis of articles of association of linde plc

The below table identifies those articles in the articles of association of Linde which require action by a super majority vote (a vote greater than a simple majority of the votes casts at a shareholder meeting).

Article No.	Article Content	Article Wording	Analysis and Recommendation
2.22	Amending Articles of Association	“Any such extracts which are appended to these Articles shall be deemed to form part of these Articles and as such may only be amended by a special resolution”.

Article 2.22 replicates a mandatory provision of Irish company law (section 1015 of the Act states that a public limited company may, by special resolution, alter or add to its articles).

Recommendation: no change as this is a requirement of Irish law and cannot be changed.

15	Variation of Class Rights attaching to Class of Shares

“Without prejudice to the authority conferred on the Directors pursuant to Article 6 to issue Preferred Shares in the Capital of the Company, where the shares in the Company are divided into different classes, the rights attached to a class of shares may only be varied or abrogated if (A) the holders of the 75% nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation”.

Article 15 provides that where the shares of the company are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if a special resolution is passed at a separate general meeting of the holders of that class which sanctions the variation.

This article replicates a provision of Irish company law which sets out the default rule applicable to Irish companies (section 1044 of the Act).  A company could set a lower threshold in its articles to vary class rights.

Linde has separate classes of shares, but only one such class is in issue.

In essence, the provisions of Article 15 are protective of shareholder rights as a variation or abrogation is generally classified as a matter that is adverse to a particular class.

It also aligns with the requirement to approve any amendments to the Company’s constitution by special resolution, where most shareholder rights are contained.

The lowering therefore of the consent requirement from the current 75% to a simple majority of those voting is demonstrably not in the best interests of shareholders as it would permit a lower threshold than that recommended by statute to adversely amend or vary the rights attaching to ordinary shares.

Recommendation: no change as this article is protective of shareholder interests.

Linde plc  | Appendix 2-6

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

Article No.	Article Content	Article Wording	Analysis and Recommendation
38	Limitations on calling up Share capital

“The Company may: by special resolution determine that any portion of its share capital which has not been already called up shall not be capable of being called up except in the event and for the purposes of the Company being wound up; upon the Company doing so, that portion of its share capital shall not be capable of being called up except in that event and for that purpose”.

Article 38 provides that where shares have been issued, other than as fully paid, the company may by special resolution (75%) waive the requirement to pay the uncalled amount save in the case of a winding up.

This article replicates a provision of Irish company law which sets out the default rule applicable to Irish companies in respect of calling up any unpaid capital on its shares.  Pursuant to the Act, a company could, in its articles set a lower threshold (section 77 of the Act).

As Linde is a publicly traded company, it would be highly unusual for it to issue shares other than as fully paid and we would expect that it is a requirement of the exchanges it is listed on to only admit shares to trading that are fully paid.

By reducing the threshold from a special resolution to an ordinary resolution to approve a potential forgiveness on any unpaid capital, it would not appear to be in the best interests of the company or shareholders as it would make it easier to allow a particular shareholder or shareholders to contribute less to the equity of the company than others while still retaining the full benefits of equity.  Even if such a proposal was passed, it would be open to dissenting shareholders to challenge this on the grounds that the action is oppressive to their interests by employing a statutory provision to seek Court relief.

Recommendation: no change as this article is protective of shareholder interests.

55.1	Converting Shares into Redeemable Shares

“The Company may: by special resolution, and subject to the provisions of the Act governing the variation of rights attached to classes of shares and the amendments of these Articles, convert any of its shares into redeemable shares”.

Article 55 allows the company, acting by special resolution, to convert its shares into redeemable shares.  Shares may only be redeemed if they are redeemable shares.

Article 55.1 replicates a provision of Irish company law (section 83 of the Act) which sets out the default rule applicable to Irish companies, but a company could, in its articles set a lower threshold, subject always to the provisions regarding the variation of class rights.

Article 9 provides that any share which the Company has agreed to acquire (e.g. through a buyback programme) is automatically deemed to be a redeemable share and no

Linde plc  | Appendix 2-7

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

Article No.	Article Content	Article Wording	Analysis and Recommendation

resolution is required for that purpose.  Accordingly, any “buy back” automatically makes a share redeemable. Article 9 further provides that no resolution of the shareholders shall be required to deem any share in the company a redeemable share.

Recommendation: no change required as any redemption would ultimately need to be effected by Linde and such conversion is pre-built into the articles of association such that no such resolution should ever be required.

55.2	Amending Memorandum/Articles of Association

“The Company may: by special resolution, and subject to the provisions of the Act (or as otherwise required of permitted by applicable law) alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles”.

Article 55.2 replicates a mandatory provision of Irish company law (section 1013 of the Act states that a public limited company, may by special resolution, alter the provisions of its memorandum of association and section 1015 of the Act states that a public limited company may, by special resolution, alter or add to its articles)

Recommendation: no change as this is a requirement of Irish law and cannot be changed.

56.3	Reserve arising from reduction of Company Capital

“Unless a special resolution provides otherwise, a reserve arising from the reduction of the company capital is to be treated for all purposes as a realised profit in accordance with section 117(9) of the Act”.

Article 56.3 provides that where Linde reduces its share capital, the reserve created will be treated as a realised profit unless the special resolution of Linde approving the reduction provides otherwise.

Article 56.3 replicates a provision of Irish company law which sets out the default accounting rule (section 117 of the Act) applicable to Irish companies on the reduction of a company’s capital.

The Articles could be amended to provide for an alternative accounting treatment on a reduction of capital.

In the case of Linde, by virtue of the Constitution, any alternative accounting treatment on a reduction of capital to that set out in the Act would require a special resolution.  Notably, a reduction of capital itself requires a special resolution and court sanction, which typically deals with the accounting treatment expressly as part of the court approval, meaning the implementation of any such transaction will in any event be controlled by special resolution.

Linde plc  | Appendix 2-8

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

Article No.	Article Content	Article Wording	Analysis and Recommendation
Recommendation: no change as this article is protective of shareholder interests and any change will have no impact on the ultimate approval required.
109.2	Reducing notice period for EGM

“Any other extraordinary general meeting shall also be called by at least twenty-one days’ notice, except that it may be called by fourteen days’ notice where: a special resolution reducing the period of notice to fourteen days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting”.

Article 109.2 replicates a mandatory provision of Irish company law (section 1102 of the Act). Recommendation: no change as this is a requirement of Irish law and cannot be changed.
176.3	General Power of Management and Delegation

“The business of the Company shall be managed by its Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act of by the Memorandum of these Articles, required to be exercised by the Company in a general meeting, but subject to: such directions, not being inconsistent with the foregoing regulations or provisions, as the Company in a general meeting may (by special resolution) give”.

Article 176.3 replicates the statutory default under Irish company law (section 158 of the Act). The statutory default was introduced in the Act as a special resolution to reflect the outcome of Irish case law, which concluded that the equivalent provision of Irish company law in the preceding legislation (which did not specify whether a special resolution was required) could only be implemented by special resolution (consistent with the approval necessary to amend the constitution) unless such power is reserved to shareholders in the constitution. As the Company’s constitution reserves all management and implementation of its objects to the Board, any such shareholder direction is required to be via special resolution to be effective and as such this approval threshold is mandatory in order to be effective in complying with Irish company law.

Recommendation: no change as this is a requirement of Irish law and cannot be changed.

254	Liquidator powers

“If the Company is wound up, the liquidator, with the sanction of a special resolution and any other sanction required by the Act, may divide amongst the members in specie or kind the whole or any part of the assets of the Company…”

Article 254 replicates a mandatory provision of Irish company law (Chapter 1 of Part 11 of the Act). Recommendation: no change as this is a requirement of Irish law and cannot be changed.

Linde plc  | Appendix 2-9

Appendix 2: Irish Legal Advice of Arthur Cox, LLP Regarding Shareholder Proposal

Article No.	Article Content	Article Wording	Analysis and Recommendation
255	Business Transactions with “Interested Persons”

“In addition to any affirmative vote required by law or these Articles, and except as otherwise expressly provided in Article 256, a Business Transaction (as defined in Article 257.3) with, or proposed by or on behalf of, any Interested Person (as defined in Article 257.6) or any Affiliate (as defined in Article 257.1) of any Interested Person or any person who thereafter would be an Affiliate of such Interested Person shall require approval by the affirmative vote of members of the Company holding not less than two-thirds (2/3) of the paid up ordinary share capital of the Company, excluding the voting rights attached to any shares beneficially owned by such Interested Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any Exchange or otherwise”.

Article 255 provides the Board with negotiating leverage in connection with certain potentially adverse, hostile or opportunistic offers to acquire the Company. This provision is not referable to any Irish company or takeover law.  Article 256 gives the Board the power to dis-apply this provision, if it judges the action to be in the best interests of the Company.

Recommendation: no change as this Board discretion may assist the Board in defending an unsolicited or hostile takeover that it believes is opportunistic and undervalues the Company or does not believe represents the best interests of the company and its shareholders. The provision should not prevent a tender offer being made to shareholders and in any event, the Board may waive this requirement with respect to any given offer.

Linde plc  | Appendix 2-10

Linde plc Forge, 43 Church Street West, Woking, Surrey, GU21 6HT, United Kingdom 10 Riverview Drive, Danbury, Connecticut 06810, USA www.linde.com

Graphic PROXY/VOTING INSTRUCTION CARD This proxy is solicited on behalf of the Board of Directors of Linde plc for the Annual General Meeting of Shareholders on July 25, 2022 I (we) hereby authorize Matthew J. White and Guillermo Bichara, or either of them, and each with the power to appoint his substitute, to vote as Proxy for me (us) at the Annual General Meeting of Shareholders of Linde plc to be held at the Corinthia Hotel, Whitehall Place, Westminster, London, SW1A 2BD, U.K., on July 25, 2022 at 1:00 P.M., local time, or any adjournment or postponement thereof, the number of ordinary shares of Linde plc which I (we) would be entitled to vote if personally present.  The proxies shall vote such shares as directed on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual General Meeting and any adjournments or postponements thereof.  I (we) revoke all proxies heretofore given to vote at the Annual General Meeting. Please see the notice in the 2022 Linde plc Proxy Statement regarding possible changes to the meeting as a result of the COVID-19 pandemic. If I (we) properly sign and return this proxy card, the shares will be voted as I (we) specify on each Proposal.  If I (we) do not specify a choice on one or more Proposals, the proxies will vote the shares as the Board of Directors recommends on each such Proposal. For Participants in the Linde Retirement Savings Plan and the Savings Program for Employees of Praxair Puerto Rico BV and its Participating Subsidiary Companies: As to those Linde plc ordinary shares, if any, that are held for me in the aforementioned Savings Plans, I instruct the Trustee of the applicable Savings Plan to vote my shares as I have directed on the reverse side of this proxy card.  Where I do not specify a choice, the shares will be voted in the same proportion as the trustee votes the shares for which it receives instructions. Address Changes/Comments (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED. (Continued, and to be marked, dated and signed, on the other side)  ANNUAL GENERAL MEETING OF SHAREHOLDERS — July 25, 2022 AT 1:00 P.M., local timeTHE CORINTHIA HOTEL, WHITEHALL PLACE, WESTMINSTER, LONDON, U.K. IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE NOTE: Only shareholders, and the invited guests of Linde plc, will be granted admission to the Annual General Meeting. To assure admittance: If you hold Linde plc ordinary shares through a broker, bank or other nominee, please bring a copy of your broker, bank or nominee statement evidencing your ownership of Linde plc ordinary shares as of 1:00 P.M., local time on the July 23, 2022 voting record date Please bring a photo ID, if you hold shares of record as of 1:00 P.M., local time on July 23, 2022, including shares in certificate or book form or in the Linde plc Dividend Reinvestment and Stock Purchase Plan (“DRISP”) Please bring your employee ID if you are an employee shareholder The Annual General Meeting will start promptly at 1:00 P.M., local time, on Monday, July 25, 2022. Shareholders may, by technological means, participate in the Annual General Meeting in Ireland in accordance with section 176 of the Irish Companies Act 2014 by attending the offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland at the time of the meeting. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON JULY 25, 2022: THE PROXY STATEMENT, 2021 FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS AND 2021 IFRS ANNUAL REPORT ARE NOW AVAILABLE FOR VIEWING AND DOWNLOADING AT: 2022 Notice of Annual General Meeting and Proxy Statement: https://investors.linde.com/proxystatement 2021 Form 10-K and Annual Report: https://investors.linde.com/annualreport 2021 IFRS Annual Report: https://investors.linde.com/ifrsreport

BY MARKING THIS CARD, YOU ARE VOTING ALL OF YOUR LINDE PLC ORDINARY SHARES HELD OF RECORD AND THOSE HELD IN THE SAVINGS PLAN(S). 1. Election of Directors. The Board of Directors recommends a vote “FOR” the nominees listed below. For Against Abstain Nominees For Against Abstain 1a. Stephen F. Angel 1f. Joe Kaeser 1b. Sanjiv Lamba 1g. Dr. Victoria Ossadnik 1c. Prof. DDr. Ann-Kristin Achleitner 1h. Prof. Dr. Martin H. Richenhagen 1d. Dr. Thomas Enders 1i. Alberto Weisser 1e. Edward G. Galante 1j. Robert L. Wood For Against Abstain 4. To approve, on an advisory and non-binding basis, the Directors’ Remuneration Report (excluding the Directors’ Remuneration Policy) as set forth in the Company’s IFRS Annual Report for the financial year ended December 31, 2021, as required under Irish law 5 To determine the price range at which Linde plc can re-allot shares that it acquires as treasury shares under Irish law. 6. To consider and vote on a shareholder proposal regarding supermajority voting requirements in Linde’s Irish Constitution 1a. Stephen F. Angel The Board of Directors recommends that you vote “FOR” PROPOSALS 2a and 2b, 3, 4 and 5 and “AGAINST” PROPOSAL 6. Check here if you Consent to future electronic delivery of the Annual Report/Proxy Statement (see explanation in the Proxy Statement)1 For Against Abstain 2a. To ratify, on an advisory and non-binding basis, the appointment of PricewaterhouseCoopers (“PWC”) as the independent auditor 2b. To authorize the Board, acting through the Audit Committee, to determine PWC’s remuneration 3. To approve, on an advisory and non-binding basis, the compensation of Linde plc’s Named Executive Officers, as disclosed in the 2022 Proxy statement Check here if you Have written comments or change of address on this card Please be sure to sign and date this Proxy in the box below Date Stockholder sign above Co-holder (if any) sign above. Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title. Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW PROXY VOTING INSTRUCTIONS VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 24, 2022.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 24, 2022.  Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.